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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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ALEXION PHARMACEUTICALS, INC.
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2015 Proxy Statement Alexion Pharmaceuticals, Inc.	1

352 Knotter Drive
Cheshire, Connecticut 06410
(203) 272-2596
April 8, 2015
Dear Fellow Shareholder:
You are cordially invited to attend Alexion's 2015 Annual Meeting of Shareholders on Wednesday, May 6, 2015, at The Study at Yale, 1157 Chapel Street, New, Haven, CT 06511, at 5:30 p.m. local time.
The enclosed proxy statement describes the business to be considered at the meeting. I look forward to greeting Alexion's shareholders who are present at the meeting; however, whether or not you plan to be with us, your vote is extremely important. I urge you to vote your shares by mail, by phone, or on the Internet. Thank you.
Very truly yours,
Leonard Bell, M.D.
Chairman

352 Knotter Drive
Cheshire, Connecticut 06410
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 6, 2015
Alexion's 2015 Annual Meeting of Shareholders will be held on Wednesday, May 6, 2015, at The Study at Yale, 1157 Chapel Street, New, Haven, CT 06511, at 5:30 p.m. local time. This year, we are asking shareholders:

(1)	To elect ten directors to Alexion's Board of Directors, constituting the entire Board, to serve for the ensuing year.

(2)	To consider a non-binding advisory vote on 2014 compensation paid to Alexion's named executive officers.

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as Alexion's independent registered public accounting firm.

(4)	To approve Alexion’s 2015 Employee Stock Purchase Plan.

(5)	To vote upon two proposals submitted by shareholders, if properly presented at the 2015 Annual Meeting; and

(6)	To transact such other business as may properly come before the 2015 Annual Meeting or any adjournment thereof.
Shareholders of record at the close of business on March 13, 2015 will be entitled to notice of and to vote at the 2015 Annual Meeting or any adjournment of the meeting.
All shareholders are cordially invited to attend the 2015 Annual Meeting in person. However, whether or not you plan to attend the 2015 Annual Meeting, please vote by completing and returning your proxy card, or by voting on the Internet or by phone at your earliest convenience so that your shares may be represented at the meeting.

Important Notice Regarding the Availability of Proxy Materials for
the 2015 Annual Meeting to be held on May 6, 2015.
This Proxy Statement and our 2014 Annual Report are available at
http://ir.alexionpharm.com/annuals.cfm
www.proxyvote.com
April 8, 2015
Michael V. Greco
Vice President of Law and Corporate Secretary

Table Of Contents

Page
General Information	1
Beneficial Ownership of Common Stock	4
Proposal No. 1 – Election of Directors	6
General Information About the Board of Directors	7
Corporate Governance	15
Executive Compensation	22
Summary Compensation Table	49
Grants of Plan-Based Awards in Fiscal 2014	51
Outstanding Equity Awards at 2014 Fiscal Year-end	53
Option Exercises and Stock Vested for Fiscal 2014	56
Potential Payments Upon Termination or Change of Control	57
Director Compensation for Fiscal 2014	65
Independent Registered Public Accounting Firm	68
Proposal No. 2 – Advisory Vote on Executive Compensation	70
Proposal No. 3 – Ratification of Appointment of Independent Registered Public Accounting Firm	71
Proposal No. 4 – Approval of The Alexion Pharmaceuticals, Inc. 2015 Employee Stock Purchase Plan	72
Proposal No. 5 – Shareholder Proposal Requesting The Board To Amend Alexion's Governing Documents to Allow Proxy Access	75
Proposal No. 6 – Shareholder Proposal Requesting The Board To Amend Alexion's Governing To Give Shareholders Owning 10% of Alexion Stock The Power To Call A Special Meeting	81
Shareholder Proposals	86
Additional Information and Other Business	87
Appendix A – Reconciliation of Non-GAAP Financial Measures	A-1
Appendix B – Alexion Pharmaceuticals, Inc. 2015 Employee Stock Purchase Plan	B-1
Form of Proxy Card

ALEXION PHARMACEUTICALS, INC. PROXY STATEMENT

General Information
The mailing address of our principal executive offices is Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut, 06410. Proxies will be mailed to shareholders on or about April 8, 2015. We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of shares and will reimburse them for their expenses in so doing. Proxies may be solicited, without extra compensation, by officers, agents and employees of Alexion who may communicate with shareholders, banks, brokerage houses and others by telephone, facsimile, email or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be paid for by Alexion.
Why are we soliciting proxies?
We are furnishing this proxy statement and form of proxy to the holders of Alexion's common stock, par value $0.0001 per share, in connection with the solicitation by our Board of Directors of proxies for use at our 2015 Annual Meeting.
When and where is the 2015 Annual Meeting?
The 2015 Annual Meeting will be held on Wednesday, May 6, 2015, at The Study at Yale, 1157 Chapel Street, New, Haven, CT 06511, at 5:30 p.m. local time, or at any future date and time following an adjournment or postponement of the meeting.
What business will be conducted at the 2015 Annual Meeting?
The business to be considered at the 2015 Annual Meeting is described in the accompanying Notice of 2015 Annual Meeting. Alexion's Board of Directors is not currently aware of any other business that will come before the meeting.
Who can vote?
The record date for voting is March 13, 2015. Only shareholders of record at the close of business on

March 13, 2015 are entitled to notice of and to vote at the 2015 Annual Meeting and any adjournment or postponement of the meeting. On March 13, 2015, there were 199,637,362 shares of our common stock outstanding. Each share is entitled to one vote on each of the matters to be presented at the 2015 Annual Meeting.
Who can attend the 2015 Annual Meeting?
Attendance at the 2015 Annual Meeting will be limited to record or beneficial owners of Alexion common stock as of March 13, 2015 (or their authorized representatives). When you arrive at the meeting, you must present photo identification, such as a driver's license. If your shares are held by a bank, broker or other nominee, you must also present your bank or broker statement evidencing your beneficial ownership of Alexion common stock to gain admission to the 2015 Annual Meeting. Alexion reserves the right to deny admittance to anyone who cannot show sufficient proof of share ownership as of March 13, 2015.
Can I access the proxy materials on the Internet?
This Notice of Annual Meeting and Proxy Statement and our 2014 Annual Report are available at www.proxyvote.com. Instead of receiving future proxy statements and accompanying materials by mail, most shareholders can elect to receive an email that will provide electronic links to them. Opting to receive your proxy materials online will conserve natural resources and will save us the cost of producing documents and mailing them to you, and will also give you an electronic link to the proxy voting site.
How do I vote?
Whether or not you plan to attend the 2015 Annual Meeting, it is important that you vote.
If you own shares in your own name (a record owner), you can vote any one of four ways:

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	1

■    By Internet: Go to the Internet website – www.proxyvote.com – and follow the instructions. You must vote by 11:59 P.M. Eastern on May 5, 2015.

■
By Telephone: Call the toll-free number 800-690-6903 to vote by telephone. You must follow the instructions on your proxy card and the recorded telephone instructions. You must vote by 11:59 P.M. Eastern on May 5, 2015.

■
By Mail: Mark, sign and date the proxy card and return it promptly in the self-addressed, stamped envelope. If a proxy card is signed and returned without instructions, your shares will be voted in the manner recommended by our Board of Directors. Your proxy card must be received by May 5, 2015.

■	In Person: You can attend the 2015 Annual Meeting to vote by ballot.
If your shares are held in a brokerage account in your broker's name, you will receive voting instructions from your bank, broker or other nominee that you must follow in order for your shares to be voted. Internet and telephone voting also will be offered to shareholders owning shares through most banks and brokers.
If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, you should not mail a proxy card.
How can I change or revoke my vote?
You may revoke the authority granted by your execution of a proxy at any time prior to the 2015 Annual Meeting by:

■	filing a timely written notice of revocation with the Corporate Secretary, Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, CT 06410;

■	mailing a duly executed proxy bearing a later date;

■	re-voting by phone or the Internet prior to the date and time described on the proxy; or

■	voting in person at the 2015 Annual Meeting.
Only your latest vote will be counted.
What constitutes a quorum?
The holders of a majority of the outstanding shares of common stock entitled to vote must be present in person or represented by proxy to constitute a quorum at the 2015 Annual Meeting. Abstentions and "broker non-votes" will be counted for purposes of determining the presence or absence of a quorum.
How do I make sure my vote will be counted?
If you are a record holder you must vote by telephone, by Internet, by signing, dating and returning a printed proxy card, or by attending the 2015 Annual Meeting.
If you are the beneficial owner of shares held in "street name," your bank, broker or other nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If instructions are not provided, the broker's ability to vote the shares depends on the proposal. Your bank, broker or other nominee has discretionary authority to vote your shares on "routine" matters, even absent instructions. A broker may not, however, vote on "non-routine" matters without receiving specific voting instructions from you. Uninstructed shares whose votes cannot be counted on non-routine matters result in what are commonly referred to as "broker non-votes."
If you do not give your broker voting instructions, your broker (1) will be entitled to vote your shares on the ratification of our independent accounting firm and (2) will not be entitled to vote your shares on the election of directors, the advisory vote on executive compensation, the employee stock purchase plan, or the shareholder proposals.
We urge you to provide instructions to your bank, broker or other nominee so that your votes may be counted on all of these important matters.

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	2

What vote is required for each proposal?

		Board's Recommendation	Broker Discretionary Voting Allowed	Abstentions	Required Vote
Proposal 1	Election of Directors	FOR ALL Nominees	No	No affect	Majority of votes cast
Proposal 2	Non-binding Advisory Vote on Executive Compensations	FOR	No	No affect	Majority of votes cast
Proposal 3	Ratification of PricewaterhouseCoopers as independent auditors	FOR	Yes	No affect	Majority of votes cast
Proposal 4	Approval of Employee Stock Purchase Plan	FOR	No	Treated as a vote Against	Majority of votes cast
Shareholder Proposals
Proposal 5	Proxy Access	AGAINST	No	Treated as a vote Against	Majority of votes cast
Proposal 6	10% Ownership to Call a Special Meeting	AGAINST	No	Treated as a Vote Against	Majority of votes cast

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	3

Beneficial Ownership Of Common Stock
The following table sets forth certain information as of March 9, 2015 (except as otherwise noted) regarding the beneficial ownership (as defined by the Securities and Exchange Commission, or SEC) of our common stock of: (i) each person known by us to own beneficially more than five percent of our outstanding common stock; (ii) each named executive officer (NEO) listed in the Summary Compensation Table below; (iii) each director; and (iv) all directors and executive officers of Alexion as a group.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage of Outstanding Shares of Common Stock
Capital Research Global Investors (3)
333 South Hope Street
Los Angeles, CA 90071	24,290,100	12.20%
FMR LLC (4)
245 Summer Street
Boston, MA 02210	22,145,257	11.17%
T. Rowe Price Associates, Inc. (5)
100 E. Pratt Street
Baltimore, MD 21202	20,175,391	10.10%
BlackRock, Inc. (6)
55 East 52nd Street
New York, NY 10022	13,455,313	6.80%
The Vanguard Group (7)
100 Vanguard Blvd.
Malvern, PA 19355	10,660,348	5.37%
Leonard Bell, M.D. (8)(20)	1,690,924	*
David Hallal (9)(20)	397,338	*
Martin Mackay, Ph.D. (10)(20)	36,189	*
Vikas Sinha, M.B.A., C.A. (11)(20)	403,421	*
Stephen P. Squinto, Ph.D. (12)(20)	67,014	*
David Brennan (13)	500	*
M. Michele Burns (13)	20	*
Christopher J. Coughlin (13)	0	*
William R. Keller (14)	3,598	*
John T. Mollen (15)	2785	*
R. Douglas Norby (16)	65,903	*
Alvin S. Parven (17)	43,161	*
Andreas Rummelt, Ph.D. (18)	23,308	*
Ann M. Veneman, J.D. (19)	29,342	*
All directors and executive officers as a group (21 persons) (21)	2,982,796	1.49%
* Less than one percent.

(1)	Unless otherwise indicated, the address of all persons is 352 Knotter Drive, Cheshire, Connecticut 06410.

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	4

(2)
To our knowledge, except as set forth below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes in this table.

(3)
These figures are based upon information set forth in Schedule 13G filed with the SEC on February 13, 2015. Capital Research Global Investors (CRGI) is a division of Capital Research and Management Company (CRMC). CRGI is deemed to be the beneficial owner of these securities as a result of CRMC acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. These securities are owned by accounts under the discretionary investment management of CRGI. CRGI serves as investment advisor with power to direct investments and/or sole power to vote the securities.

(4)
These figures are based upon information set forth in Schedule 13G filed with the SEC on February 13, 2015. FMR LLC has sole voting power with respect to 926,852 of the shares listed and sole dispositive power over all of the shares.

(5)
These figures are based upon information set forth in Schedule 13G filed with the SEC on February 13, 2015. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc., or Price Associates, serves as investment adviser with power to direct investments and/or sole power to vote the securities. T. Rowe Price Associates, Inc., has sole voting power with respect to 6,330,424 of the shares listed and sole dispositive power over all of the shares. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)
These figures are based upon information set forth in Schedule 13G filed with the SEC on February 9, 2015. BlackRock, Inc. has sole voting power with respect to 11,814,968 of the shares listed and sole dispositive power over all of the shares.

(7)
These figures are based upon information set forth in Schedule 13G filed with the SEC on February 11, 2015. Vanguard Group Inc. has sole voting power with respect to 343,010 of the shares listed and sole dispositive power over 10,336,803 of the shares.

(8)	Includes 1,218,245 shares of common stock that may be acquired upon the exercise of options that are exercisable within 60 days of March 9, 2015, and 9,000 shares held in a family trust.

(9)
Includes 300,260 shares of common stock which may be acquired, directly or indirectly, by Mr. Hallal upon the exercise of options that are exercisable within 60 days of March 9, 2015, and 44,577 shares held in a family.

(10)	Includes 31,050 shares of common stock which may be acquired by Dr. Mackay upon the exercise of options that are exercisable within 60 days of March 9, 2015.
(11) Includes 318,613 shares of common stock which may be acquired by Mr. Sinha upon the exercise of options that are exercisable within 60 days of March 9, 2015 and 4,808 shares held in a family trust.
(12)Includes 337 shares of common stock which may be acquired by Dr. Squinto upon the exercise of options that are exercisable within 60 days of March 9, 2015, and 2,526 shares held in a family trust. Dr. Squinto retired and his employment with Alexion ended on December 31, 2014.
(13) Mr. Brennan, Ms. Burns and Mr. Coughlin joined the Board of Directors in July 2014. In connection with their appointments, they were each granted 2,706 options and 768 restricted stock units.

(14)
Includes 2,785 shares of common stock which may be acquired by Mr. Keller upon the exercise of options that are exercisable within 60 days of March 9, 2015. Mr. Keller will retire from the Board of Directors at the 2015 Annual Meeting.

(15) Mr. Mollen joined the Board of Directors in April 2014. In connection with his appointment, Mr. Mollen was granted 2,785 options and 768 restricted stock units.
(16)Includes 48,227 shares of common stock which may be acquired by Mr. Norby upon the exercise of options that are exercisable within 60 days of March 9, 2015.
(17)Includes 37,951 shares of common stock which may be acquired by Mr. Parven upon the exercise of options that are exercisable within 60 days of March 9, 2015.
(18)Includes 9,447 shares of common stock which may be acquired by Dr. Rummelt upon the exercise of options that are exercisable within 60 days of March 9, 2015.
(19)Includes 24,997 shares of common stock which may be acquired by Ms. Veneman upon the exercise of options that are exercisable within 60 days of March 9, 2015.
(20)Named executive officer under Item 402 of Regulation S-K.
(21)Includes 2,176,359 shares of common stock which may be acquired by all directors and officers as a group upon the exercise of options that are exercisable within 60 days of March 9, 2015, and 12,500 shares of common stock which will be acquired upon the vesting of restricted stock units that will vest within 60 days of March 9, 2015.

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	5

Proposal No. 1 – Election Of Directors
Ten directors have been nominated for re-election at the 2015 Annual Meeting to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified. In the event any of the nominees are unable to serve as a director, the shares represented by the proxy will be voted for such other candidate, if any, who is nominated by the Board of Directors to replace the nominee. All nominees have consented to be named in the proxy statement and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.
In March 2015, Alexion announced that Mr. William Keller would not stand for re-election. Subsequent to the announced retirement, the Board of Directors determined that effective as of the 2015 Annual Meeting, the size of the Board would be reduced from eleven members to ten.
Alexion's directors are elected by majority vote in uncontested director elections, such as this one. The voting standard for contested director elections is a plurality standard. The majority voting standard provides that a nominee for director in an uncontested election will be elected to Alexion's Board if the votes cast "for" such nominee's election exceed the votes cast "against"

such nominee's election. In an uncontested election, an incumbent director nominee who does not receive the required votes for re-election is required to tender his or her resignation and the Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation. Within 90 days following certification of the election results, the Board will act on the committee's recommendation and publicly disclose the Board's decision regarding the tendered resignation, including the rationale for the decision.
The number of candidates for election as directors at the 2015 Annual Meeting is the same as the number of directors to be elected at the meeting. Therefore, this is an uncontested election and directors will be elected by the affirmative vote of a majority of the votes cast by the shares present or represented and entitled to vote at the 2015 Annual Meeting, in person or by proxy.
THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 1 – ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF ALEXION AND OUR SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" EACH NOMINEE.

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	6

General Information About The Board Of Directors
Below please find information about the nominees for directors:

Name	Age	Year First Became Director	Position	Audit and Finance	Comp.	Nom. and Corp. Gov.	Pharm. Comp. and Quality	Strategy & Risk
Leonard Bell	56	1992	Chairman
David Brennan	61	2014	Director				■	■
M. Michele Burns	57	2014	Director		■	■		Chair
Christopher J. Coughlin	62	2014	Director	■			■
David Hallal	48	2014	CEO and Director
John T. Mollen	64	2014	Director	■	■
R. Douglas Norby	79	1999	Lead Independent Director	Chair		■	■
Alvin S. Parven	74	1999	Director	■	Chair	■
Andreas Rummelt	58	2010	Director				Chair	■
Ann M. Veneman	65	2010	Director			Chair	■	■

Mr. Brennan, Ms. Burns and Mr. Coughlin were each appointed to the Board in July 2014. Until April 1, 2015, Dr. Bell was Alexion's Chief Executive Officer. Mr. Hallal, Alexion's CEO effective April 1, 2015, was appointed to the Board in September 2014 at the time of his promotion to Chief Operating Officer. Mr. Larry Mathis and Dr. Joseph Madri retired from the Board in May 2014, and Mr. William Keller, director since 2009, notified the Board in March 2015 that he would retire from the Board at the 2015 annual meeting.
Each director nominee, if re-elected, will hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Each officer of the company serves at the discretion of the Board of Directors. Dr. Bell and Mr. Hallal are each party to an employment agreement with Alexion.
The Board seeks independent directors who represent a range of viewpoints, backgrounds,

skills, experience and expertise. Directors should possess the attributes necessary to be an effective member of the Board, including the following: personal and professional integrity, high ethical values, sound business judgment, demonstrated exceptional business and professional skills and experience, teamwork and a commitment to the long-term interests of Alexion and its shareholders. In evaluating candidates, the Nominating and Corporate Governance Committee also considers potential conflicts of interest, diversity, the requirement to maintain a Board that is composed of a majority of independent directors, and the extent to which a candidate would fill a present or anticipated need. In any particular situation, the Nominating and Corporate Governance Committee may focus on individuals possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board.
The current Alexion directors possess the individual attributes described above and

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	7

represent a desirable range of viewpoints, backgrounds, skills, experience and expertise. The biography of each director and a description of certain specific experiences, qualifications, attributes and skills of each director that led the

Board to conclude that the individual should serve as a director are below:

Director Biography	Qualifications
Leonard Bell, M.D.
The principal founder of Alexion and a director of Alexion since February 1992. Dr. Bell was Alexion's Chief Executive Officer since its founding in January 1992 until he retired as CEO on March 31, 2015. Dr. Bell was appointed Chairman of the Board in October 2014. From 1991 to 1992, Dr. Bell was an Assistant Professor of Medicine and Pathology and co-Director of the program in Vascular Biology at the Yale University School of Medicine. From 1990 to 1992, Dr. Bell was an attending physician at the Yale-New Haven Hospital and an Assistant Professor in the Department of Internal Medicine at the Yale University School of Medicine. Dr. Bell was a recipient of the Physician Scientist Award from the National Institutes of Health and Grant-in-Aid from the American Heart Association as well as various honors and awards from academic and professional organizations. His work has resulted in more than 20 scientific publications and 9 patent applications. Dr. Bell received his A.B. from Brown University and M.D. from Yale University School of Medicine. Dr. Bell is currently an Adjunct Assistant Professor of Medicine and Pathology at the Yale University School of Medicine.
■ Principal founder of Alexion

■ Unique combination of scientific, clinical and business skills employed throughout career

■ Depth of operating, research and development and commercial experience in the biotechnology industry

David Brennan
A director of Alexion since July, 2014. Mr. Brennan served as Chief Executive Officer and Executive Director of Astrazeneca PLC, one of the world’s largest pharmaceutical companies, from 2006 to 2012. Mr. Brennan worked for Astrazeneca in increasing roles of responsibility from 1992 through 2012, including as Executive Vice President of North America from 2001 to 2006, and as Senior Vice President of Commercialization and Portfolio Management from 1999 to 2001. Prior to the merger of Astra AB and Zeneca Plc, he served as Senior Vice President of Business Planning and Development of Astra Pharmaceuticals LP, the American subsidiary of Astra AB. Mr. Brennan began his career in 1975 at Merck and Co. Inc., where he rose from Sales Representative in the U.S. Division to General Manager of Chibret International, a French subsidiary of Merck. Mr. Brennan currently serves on the Board of Directors of Innocoll, Inc. and Insmed Incorporated, and previously served on the Board of Directors of Astrazeneca PLC, Reed Elsevier PLC, and the Pharmaceutical Research & Manufacturers of America (PhRMA). He received a BA in business administration from Gettysburg College, where he is a member of the Board of Trustees.

■ Extensive experience as an executive leader in the pharmaceutical industry, serving as chief executive officer of one of the largest multinational pharmaceutical companies in the world

■ Significant industry and regulatory knowledge from a more than 39 year career in the pharmaceutical industry and serving as a director on multiple public company and industry trade group boards

■ Extensive experience evaluating and developing complex strategic business plans

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	8

Director Biography	Qualifications
M. Michele Burns
A director of Alexion since July 2014. Ms. Burns is the former Chairwoman and Chief Executive Officer of Mercer LLC, a subsidiary of Marsh & McLennan Companies, Inc. (MMC), from 2006 to 2012. She currently serves as Center Fellow and Strategic Advisor, Stanford University Center on Longevity. She served in senior executive roles with MMC, including as Chief Executive Officer, Retirement Policy Center sponsored by MMC from 2012 to 2014, Chief Executive Officer of Mercer from 2006 to 2012, and Executive Vice President and Chief Financial Officer of MMC in 2006. From 2004 to 2006, Ms. Burns served as Executive Vice President, Chief Financial and Chief Restructuring Officer for Mirant Corporation. From 1999 to 2004 she worked in increasing roles of responsibility at Delta Air Lines, serving as Executive Vice President and Chief Financial Officer of Delta from 2000 to 2004. Michele began her career with Arthur Andersen, and over an 18-year tenure rose to Senior Partner, leading Andersen's Southern Region Federal Tax Practice, heading its U.S. Healthcare Tax Practice and its Southeastern Region Financial Services Tax Practice, and serving on its Global Advisory Council. Ms. Burns currently serves on the Board of Directors of The Goldman Sachs Group, Cisco Systems, Etsy, and Circle Internet Financial. She also serves on the Executive Board and as Treasurer of the Elton John Aids Foundation. She previously served on the Board of Directors of Wal-Mart Stores, Ivan Allen Company, and Orbitz. She received a BBA in business administration and a Master of Accountancy from the University of Georgia.

■ Extensive experience and expertise in executive management, human resources, finance, strategy and operations of global organizations

■ Broad experience serving on public company and non-profit boards provides valued perspective on corporate governance, executive compensation and strategic matters

■ Extensive experience in financial accounting and reporting

Christopher Coughlin
A director of Alexion since July 2014. Mr. Coughlin is currently a Senior Advisor, McKinsey & Co., where he has served since 2012. He served as Advisor to the Chairman and CEO of Tyco International Ltd., a global provider of diversified products, services and industries, from 2010 to 2012, and as Executive Vice President and Chief Financial Officer of Tyco from 2005 to 2010, during a period of significant international growth and restructuring. Mr. Coughlin previously served at the Interpublic Group of Companies, Inc. as Executive Vice President, Chief Operating Officer from 2003 to 2004. From 1998 to 2003, he served as Executive Vice President and Chief Financial Officer of Pharmacia Corporation. From 1997 to1998 he was President, International at Nabisco Group Holdings and from 1996 to 1997 was Executive Vice President and Chief Financial Officer of Nabisco. From 1981 to 1996, Mr. Coughlin held various positions with Sterling Winthrop Incorporated, including Chief Financial Officer. Mr. Coughlin currently serves on the Board of Directors of Actavis plc, and Dun & Bradstreet. He previously served on the Board of Directors of Covidien Ltd. (acquired by Medtronic), Forest Laboratories (acquired by Actavis plc), Dipexium Pharmaceuticals, Inc., The Interpublic Group of Companies, Monsanto Company, and Perrigo Company. Mr. Coughlin received a BS in accounting from Boston College.

■ Extensive experience in complex financial and accounting matters, including public accounting and reporting

■ Extensive experience evaluating and developing strategic goals for global organizations

■ Broad experience serving on public international and domestic company boards provides valued perspective on corporate governance and financial matters

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	9

Director Biography	Qualifications
David Hallal
A director of Alexion since September 2014. Mr. Hallal assumed the role of Chief Executive Officer on April 1, 2015. Previously, he was Alexion's Chief Operating Officer since September 2014. From October 2012 to September 2014, Mr. Hallal served as Alexion's Executive Vice President, Chief Commercial Officer. From May 2010 until October 2012, Mr. Hallal was Senior Vice President, Global Commercial Operations and was Senior Vice President, Commercial Operations, Americas from May 2008 until May 2010. Mr. Hallal joined Alexion in June 2006 to lead the first company product launch. Prior to joining Alexon in 2006, he had 18 years of commercial operations and leadership experience at a number of companies, including OSI Eyetech, Biogen, Amgen, and Upjohn and he was involved in multiple blockbuster product launches in the areas of hematology, oncology, nephrology and immunology. Mr. Hallal holds a BA in Psychology from the University of New Hampshire.

■ Extensive experience managing biopharmaceutical global commercial operations

■ More than 25 years of experience in the biopharmaceutical industry

■ Extensive knowledge of all aspects of Alexion’s business

John T. Mollen
A director of Alexion since April 2014. From May 2006 until his retirement in February 2014, Mr. Mollen served as Executive Vice President, Human Resources of EMC Corporation and special advisor to the Chairman. He joined EMC as Senior Vice President, Human Resources in September 1999. Prior to joining EMC, Mr. Mollen was Senior Vice President of Human Resources with Citigroup Inc., a financial services company, from July 1997 - September 1999. Prior to Citigroup, he held a number of positions of increasing responsibility with Harris Corp., an international communications and technology company, including Vice President of Administration. Mr. Mollen serves as a director for a number of not-for-profit and professional boards, including the New England Healthcare Institute, the HR Policy Association, and the Center on Executive Compensation, and is an advisory board member for Working Mother magazine, and he is a member of the Board of Trustees of Worcester Polytechnic Institute and Chairman of the Compensation Committee. Mr. Mollen received a B.A. in Economics from St. John Fisher College, and a Master's degree in Labor Relations from St. Francis College in Pennsylvania.

■ Significant experience in executive compensation policy and administration

■ More than 30 years as chief human resources senior executive

■ Extensive operational experience leading human resource function for large, public, complex, global organizations, including a Fortune 200 company

■ Brings valued operational perspectives to the Board on matters of talent recruiting and development, executive compensation, benefits and leadership

■ Extensive global and deep M&A experience

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	10

Director Biography	Qualifications
R. Douglas Norby
A director of Alexion since September 1999. From July 2003 and until January 31, 2006, Mr. Norby has been Sr. Vice-President and Chief Financial Officer of Tessera Technologies, Inc., a provider of intellectual property for advanced semiconductor packaging. From March 2002 to February 2003, Mr. Norby served as Senior Vice President and Chief Financial Officer of Zambeel, Inc., a data storage systems company. From December 2000 to March 2002, Mr. Norby served as Senior Vice President and Chief Financial Officer of Novalux, Inc., a manufacturer of lasers for optical networks. From 1996 until December 2000, Mr. Norby served as Executive Vice President and Chief Financial Officer of LSI Logic Corporation, a semiconductor company, and he has also served as a director of LSI Logic Corporation since 1993. From July 1993 until November 1996, he served as Senior Vice President and Chief Financial Officer of Mentor Graphics Corporation, a software company. Mr. Norby served as President of Pharmetrix Corporation, a drug delivery company, from July 1992 to September 1993, and from 1985 to 1992, he was President and Chief Operating Officer of Lucasfilm, Ltd., an entertainment company. From 1979 to 1985, Mr. Norby was Senior Vice President and Chief Financial Officer of Syntex Corporation, a pharmaceutical company. Mr. Norby is a director of STATS Chip PAC, Ltd., a semiconductor company listed on the Singapore stock exchange, MagnaChip Semiconductor LLC, a semiconductor company listed on the NYSE, and Singulex, Inc., a private medical diagnostic company. From 2011 to 2014, Mr. Norby served as a director of Ikanos Communications, Inc., from 2009 to 2014 he served as a director of Invensense, from 2007 to 2009, he served as a director of Intellon Corporation and from 2005 to 2009 served as a director of Neterion, Inc. Mr. Norby received a B.A. in Economics from Harvard University and an M.B.A. from Harvard Business School.

■ Extensive experience in financial and accounting matters, including public accounting and reporting

■ 40 year career, served in executive management positions at several multinational organizations, including as president, chief operating officer and chief financial officer

■ Extensive experience in financial and accounting reporting processes and internal control systems

■ Experience serving on public company boards provides valued perspective on corporate governance and financial matters

Alvin S. Parven
A director of Alexion since May 1999. Since 1997, Mr. Parven has been President of ASP Associates, a management and strategic consulting firm. From 1994 to 1997, Mr. Parven was Vice President at Aetna Business Consulting, reporting to the Office of the Chairman of Aetna. From 1987 to 1994, Mr. Parven was Vice President, Operations at Aetna Health Plans. Prior to 1987, he served in various capacities at Aetna including Vice President, Pension Services from 1983 to 1987. Mr. Parven is a trustee of the Employee Retirement Board of the Town of Palm Beach and a director of the Palm Beach Civic Association. Mr. Parven received his B.A. from Northeastern University.

■ More than 30 years in executive management positions at a multinational insurance company

■ Extensive experience in managing developed organizations that provide specialized and technical services, particularly in the areas of health insurance and benefits

■ Possesses extensive experience in provider operations, which brings an important perspective to the Board and to management on matters of reimbursement

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	11

Director Biography	Qualifications
Andreas Rummelt, Ph.D.
A director of Alexion since February 2010. Since January 2011, he has served as the Chief Executive Officer of InterPharmaLink AG, a management consulting firm focused on advising companies in the healthcare industry. From December 2008 until January 2010, Dr. Rummelt was Group Head of Quality Assurance and Technical Operations at Novartis. He had been a member of the Executive Committee of Novartis from January 2006 until his resignation in January 2010. He joined Sandoz Pharma Ltd. in 1985 and held various positions of increasing responsibility in development. In 1994, he was appointed Head of Worldwide Technical Research and Development, a position he retained following the merger that created Novartis in 1996. From 1999 to 2004, Dr. Rummelt served as Head of Technical Operations of the Novartis Pharmaceuticals Division and from 2004 to 2008 as Head of Sandoz. Dr. Rummelt is a director of Habasit AG, a private belting company located in Switzerland, Mipharm s.p.a., a private contract manufacturer located in Italy, Selica International Co. Limited, a private company providing radiolabelling and drug discovery services located in the United Kingdom and Xellia Pharmaceuticals, a private specialty pharmaceutical company focused on providing anti-infective treatments against serious and life-threatening infections located in Denmark. Dr. Rummelt graduated with a Ph.D. in pharmaceutical sciences from the University of Erlangen-Nuernberg, Germany.

■ Dedicated most of his career in the areas of pharmaceutical manufacturing, quality and technical development, providing an important perspective to the Board and to management

■    Served more than 20 years in executive management positions in the pharmaceutical industry, including as a chief executive officer and as a senior executive of a large, multinational pharmaceutical company

■ Possesses a broad understanding of international business operations, particularly with respect to manufacturing, quality and technical matters

Ann M. Veneman, J.D.
A director of Alexion since May 2010. From May 2005 until April 2010, she served as Executive Director of UNICEF, appointed by the United Nations Secretary General. As Executive Director, Ms. Veneman worked on behalf of the United Nations children's agency to help children around the world by advocating for and protecting their rights. Ms. Veneman was responsible for more than 11,000 UNICEF staff members in more than 150 countries. Prior to joining UNICEF, Ms. Veneman served as Secretary of the U.S. Department of Agriculture, or USDA, from January 2001 until January 2005. From 1986 until 1993, she served in various positions at the USDA, including Deputy Secretary, Deputy Undersecretary for International Affairs and Commodity Programs, and Associate Administer of the Foreign Agricultural Service. From 1995 until 1999, Ms. Veneman served as Secretary of the California Department of Food and Agriculture. Ms. Veneman has also practiced law in Washington, DC and California in both the private and public sectors. Ms. Veneman is a director of Nestlé, S.A., a global nutrition, health and wellness company listed on the Swiss stock exchange. She was formerly a director of S&W Seed. Ms. Veneman serves on the not-for-profit boards of the Global Health Innovative Technology Fund, the Close Up Foundation, the National 4-H Council, Malaria No More, and Landesa. Ms. Veneman received a B.A. from the University of California, Davis, a Master's degree in Public Policy from the University of California, Berkeley, and a J.D. from the University of California, Hastings College of Law.

■ An attorney who has dedicated more than 25 years to government service, including senior national and international positions

■ Led state and federal government agencies and an international organization

■ Possesses extensive experience working with government leaders and organizations

■ Worked closely with national governments throughout the world and possesses a deep understanding of international political organizations

■ Public service experience brings an important perspective to the Board and an important understanding of state and federal government and international organizations

Meetings and Committees
During the year ended December 31, 2014, the Board of Directors held 9 meetings. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of the Board of Directors on which he or she served. It is our policy that members of the Board of Directors should attend and be present at the annual shareholders meeting and all incumbent directors attended the 2014 Annual

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	12

Meeting, other than Mr. Mollen, who joined the Board approximately one month prior to the meeting and was not able to attend due to pre-existing commitments.
The Board of Directors has determined that eight of the ten nominees (Ms. Burns, Mssrs. Brennan, Coughlin, Keller, Mollen, Norby, and Parven, Dr. Rummelt and Ms. Veneman) are "independent directors" as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. During a majority of the five regularly scheduled meetings in fiscal year 2014 the Board of Directors met in executive session where only the independent directors were present without any members of Alexion's management.
Neither we nor any of our subsidiaries are party to any material proceedings to which any of our directors, officers, affiliates, 5% or more shareholders, or any of their respective associates are a party. We do not believe that any of our directors, officers, affiliates, 5% or more shareholders, or any of their respective associates are adverse to us or any of our subsidiaries or have a material interest that is adverse to us or any of our subsidiaries.

A description of each standing committee of the Board is provided below:

Audit and Finance
In February 1993, the Board established a separately designated standing Audit Committee, now called the Audit and Finance Committee, to review the internal accounting procedures of Alexion, consult with our independent registered public accounting firm and review the services provided by the independent registered public accounting firm. The Audit and Finance Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit and Finance Committee. The Board of Directors has determined that each member of the Audit and Finance Committee is an "independent director" as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. Our Board of Directors has also determined that Mr. Norby is an "audit committee financial expert" as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations.

Current Members:
Mr. Norby (Chair)
Mr. Coughlin
Mr. Mollen
Mr. Parven

No. of Meetings during 2014:
8

Charter:
http://alxn.com.pdfs?Audit_and_Finance_Comm_Charter.pdf

Compensation
In February 1993, the Board of Directors established a Compensation Committee. The Compensation Committee reviews compensation practices, determines and approves compensation of our chief executive officer and all other executive officers, and administers our equity compensation and incentive plans. The Compensation Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the committee. The Board of Directors has determined that each member of the Compensation Committee is an "independent director" as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. For more information on the responsibilities and activities of the Compensation Committee, including the committee's processes for determining executive compensation, see the Compensation Discussion and Analysis below in this proxy statement.

Current Members:
Mr. Parven (Chair)
Ms. Burns
Mr. Keller(1)
Mr. Mollen

No. of Meetings during 2014:
6

Charter:
http://alxn.com/pdfs/Comp_Comm_Charter.pdf

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	13

Pharmaceutical Compliance and Quality
In December 2004, the Board established a Compliance and Quality Committee. In December 2009, the committee changed its name to the Pharmaceutical Compliance and Quality Committee. The Pharmaceutical Compliance and Quality Committee provides leadership and guidance to Alexion on aspects of pharmaceutical compliance and regulatory matters, except where those matters involve financial controls or the financial audit function. The Pharmaceutical Compliance and Quality Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the committee. The Board of Directors has determined that each member of the Pharmaceutical Compliance and Quality Committee is an "independent director" as that term is defined under the NASDAQ Stock Market Listing Standards.

Current Members:
Dr. Rummelt (Chair)
Mr. Brennan
Mr. Coughlin
Mr. Norby
Ms. Veneman

No. of Meetings during 2014:
4

Charter:
http://alxn.com/pdfs/Pharm_Comp_Quality_Comm.pdf

Nominating and Corporate Governance
In June 2003, the Board of Directors established the Nominating and Corporate Governance Committee to provide leadership and guidance to Alexion, review and recommend new directors to the Board of Directors, establish the necessary Board committees to provide oversight to Alexion, and make recommendations regarding committee membership. The Nominating and Corporate Governance Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the committee. The Board of Directors has determined that each member is an "independent director" as that term is defined under the NASDAQ Stock Market Listing Standards.

Current Members:
Ms. Veneman (Chair)
Ms. Burns
Mr. Keller(1)
Mr. Norby
Mr. Parven

No. of Meetings during 2014:
5

Charter:
http://alxn.com/pdfs/Nom_Corp_Gov_Comm.pdf

Strategy and Risk
In May 2013, the Board of Directors established the Risk Committee, now called the Strategy and Risk Committee. The Committee oversees Alexion's strategic planning process and risk management processes. The Strategy and Risk Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and will be reviewed and reassessed annually by the committee. The Board of Directors has determined that each member is an "independent director" as that term is defined under the NASDAQ Stock Market Listing Standards.

Members:
Ms. Burns (Chair)
Mr. Brennan
Mr. Keller(1)
Dr. Rummelt
Ms. Veneman

No. of Meetings during 2014:
4

Charter: http://alxn.com/pdfs/Risk_and_Strategy_Comm_Charter.pdf
(1) Mr. Keller will retire from the Board at the 2015 Annual Meeting.

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	14

Corporate Governance
Alexion strives to maintain strong corporate governance practices that protect and enhance accountability for the benefit of all of Alexion's shareholders. We regularly review our practices. We continually refine our governance policies and procedures to align with evolving practices and issues raised by our shareholders.
Below are key corporate governance facts about our Company.

Majority voting for directors	Yes
Annual elections for all directors	Yes
Board-Level Strategy and Risk Committee	Yes
Annual Board and Committee evaluations	Yes
Separation of Chairman and CEO	Yes (1)
Lead Independent Director	Yes
All Board Committees are composed exclusively of independent directors	Yes
Size of the Board	10
Number of Independent Directors	8
Average Age of Directors	62.8
Average Director Tenure (in years)	6.6
■ Tenure 5 years or less (6 directors)	60%
■ Tenure between 5 and 10 years (1 director)	10%
■ Tenure more than 10 years (3 directors)	30%
Annual Advisory Vote of Executive Compensation	Yes
Shareholder Ability to Call a Special Meeting	Yes
Rights Plan, or "Poison Pill"	No
Supermajority voting provisions	No
(1) Dr. Bell served as both CEO and Chairman from October 2014, until his retirement as CEO on March 31, 2015. See "Board Leadership Structure."

Process for Selecting Nominees and Shareholder Nominations
The Nominating and Corporate Governance Committee considers candidates for Board membership recommended by Nominating and Corporate Governance Committee members and other Board members, management, our shareholders, third party search firms, and any other appropriate sources. If a shareholder submits a nominee, the Nominating and Corporate Governance Committee will evaluate the qualifications of such shareholder nominee using the same selection criteria the committee uses to evaluate other potential nominees.
In accordance with Alexion's Bylaws, a shareholder may recommend a person for consideration as a nominee for director at an annual meeting by giving timely notice of the nomination in proper form, including a completed and signed questionnaire, representation and agreement required by Alexion's By-Laws, as described below, and timely updates and supplements relating to the nomination.
To be timely, assuming the date of the 2016 annual meeting of shareholders is not more than 30 days before or more than 60 days after the anniversary of the 2015 annual meeting, a shareholder’s notice and recommendation must be received no earlier than the close of business on January 8, 2016, and not later than the close of business on February 6, 2016.
In addition, to be considered timely, a shareholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at Alexion's principal executive offices not later than

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	15

five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.
Our Bylaws provide that a shareholder's advance notice of a nomination must contain the following information for each person whom the shareholder proposes to nominate for election or reelection to the Board: (1) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the Exchange Act), and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (2) a detailed description of all direct and indirect compensation and other monetary agreements, arrangements and understandings during the prior 3 years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K; (3) a completed and signed questionnaire, provided by the Corporate Secretary upon written request, with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made, and (4) a written representation and agreement, provided by the Corporate Secretary upon written request, that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director, will act or vote on any issue or question (a Voting Commitment) that has not been disclosed to Alexion or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Alexion with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in accordance with Alexion's Bylaws, (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Alexion publicly disclosed from time to time, and (d) will abide by the requirements of the director voting provisions of Alexion's Bylaws. In addition, Alexion may require any proposed nominee to furnish such other information as may reasonably be required by Alexion to determine the eligibility of such proposed nominee to serve as an independent director or that could affect a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.
In addition, our Bylaws provide that to be in proper form, a shareholder’s notice must set forth, with respect to the shareholder, beneficial owner and their respective affiliate or associate acting in concert, giving notice of the nomination: (1) the name and address of the shareholder, as they appear on Alexion’s books, or such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert, (2) (a) the class or series and number of shares of Alexion which are, directly or indirectly, owned beneficially and of record by such shareholder, beneficial owner and their respective affiliates or associates or

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	16

others acting in concert, (b) any "derivative instrument" directly or indirectly owned beneficially by such shareholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert, (c) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote any class or series of shares of Alexion, (d) any "short interest" involving such shareholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert, (e) any rights to dividends on the shares of Alexion owned beneficially by such shareholder that are separated or separable from the underlying shares of Alexion, (f) any proportionate interest in shares of Alexion or "derivative instruments" held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (g) any performance-related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value of Alexion's shares or "derivative instruments," (h) any significant equity interests or any "derivative instruments" or "short interests" in any principal competitor of Alexion held by such shareholder, and (i) any direct or indirect interest of such shareholder in any contract with Alexion, any affiliate of Alexion or any principal competitor of Alexion, and (3) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.
You may write to our Corporate Secretary at our principal executive office - Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut 06410, Attn: Corporate Secretary - to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for nominating director candidates pursuant to our Bylaws.
Board Diversity
While we do not have a specific policy on diversity of the Board, Alexion's Nominating and Corporate Governance Committee is responsible for advising the Board on diversity, including gender, ethnic background, country of citizenship and professional experience. The committee is responsible for recommending, as necessary, measures that contribute to a Board that, as a whole, reflects a range of viewpoints, backgrounds, skills, experience and expertise. Alexion's Board is diverse, and our nominees reflect a Board of diverse gender, age, skills, experiences and points of view. We believe that diversity enhances the overall effectiveness of our Board by presenting different perspectives inside the boardroom and to management, and we encourage diversity within all levels of our global organization.
The committee reviews Board composition on an annual basis. The committee assesses the effectiveness of its responsibilities concerning diversity at least once each year, and takes action as warranted. For example, in conducting director searches in early 2014, we instructed our search agency to identify female candidates and candidates of diverse race and ethnicity for consideration by the committee.
For the 2015 annual meeting, two nominees for election at the annual meeting are female: Ms. Burns, Chair of the Strategy and Risk Committee, and Ms. Veneman, Chair of the Nominating and Corporate Governance Committee.
Board Leadership Structure
Dr. Bell, Alexion's Chief Executive Officer until March 31, 2015, has served as Chairman of the Board since October 2014. Prior to Dr. Bell's appointment as Chairman and from the Company's inception in 1992, Alexion had separated the positions of Chairman and CEO. Dr. Bell is the principal founder of Alexion and has been Chief Executive Officer since 1992. He assumed the role

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	17

of Chairman immediately following the sudden death of the Board's longtime Chairman, Dr. Max Link. At the same time of Dr. Bell's appointment to Chairman, the Board appointed Mr. Norby as the lead independent director.
Dr. Bell retired as CEO effective March 31, 2015, and continues to serve as Chairman of our Board. Assuming that the director nominees are elected to the Board at the annual meeting, Dr. Bell will continue in the position of Chairman as a non-independent director.
At the time of Dr. Bell's appointment as Chairman, the Board determined that having Dr. Bell serve as non-independent Chairman, in conjunction with a lead independent director, was the most effective leadership structure for Alexion. The Board determined that a departure from its longstanding practice of separating the role of Chairman and CEO was warranted at the time, and in the best interests of the Company. As founder of Alexion and the only Chief Executive Officer in the Company's history, until April 1, 2015, Dr. Bell brings a unique perspective to our boardroom. He possesses a thorough knowledge of Alexion's business; he was a key contributor to its significant growth and maturation; and he possesses an in-depth understanding of the biotechnology industry and the challenges of operating a global organization that serves patients suffering from rare diseases. At the time of Dr. Bell's appointment as Chairman, the Board also recognized the importance of continuity after the sudden death of Dr. Link. Four directors joined the Board less than three months prior to Dr. Link's death, and one director joined the Board less than six months prior. At the time of Dr. Link's death, eight of eleven directors had tenure of less than six years. The Board recognizes Alexion's strong performance under Dr. Bell's leadership and the value created for our shareholders during his time as CEO, and the Board believes that Dr. Bell's intimate knowledge of Alexion's business will enable the Board to more effectively oversee execution of the Company's strategic priorities.

The Board believes that its governance practices and leadership structure achieve independent oversight and management accountability, and enhance the Board's ability to objectively monitor the performance of the Company, the CEO, and management. The independent directors designated a Lead Independent Director, which is a role that is similar to the role of an independent Chairman. Mr. Norby has served as Lead Independent Director since the date of Dr. Bell's appointment as Chairman of the Board. As set forth in the Lead Independent Director Charter adopted by our Board, the Lead Independent Director is selected annually by the independent directors, presides at meetings of the Board at which the Chairman is not present, including executive sessions of our independent directors, serves as a liaison and supplemental channel of communication between directors and the Chairman, serves as an independent point of contact for shareholders wishing to communicate with the Board other than through the Chairman, and has other duties described in the charter. A more detailed description of the responsibilities of the Lead Independent Director is included in our Corporate Governance Guidelines, which are available on our website at http://alxn.com/pdfs/Lead_Ind_Director_Charter.pdf.
Board's Role in Risk Oversight
The Board has ultimate responsibility for overseeing Alexion's risk management processes. In May 2013, the Board formed a Risk Committee, now called the Strategy and Risk Committee, to assist the Board in its oversight of enterprise risk management processes. The committee also has responsibility for overseeing Alexion's strategic planning process on behalf of the Board, which the Board believes is important to align Alexion's strategic priorities with the Company's risk assessments. The committee evaluates management's processes for reviewing, refreshing and modifying its enterprise risk management system and processes. Alexion is committed to fostering a company culture of risk-adjusted decision-making without constraining reasonable risk-taking and innovation, and the committee

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	18

oversees the Company's efforts to foster this culture. The committee reviews with management, internal auditors and external advisors the identification, prioritization and management of risks, the accountabilities and roles of the company functions involved with enterprise risk management, the risk portfolio and the corresponding actions implemented by management. The committee regularly informs the full Board of Alexion's most significant risks and how these risks are managed. The Strategy and Risk Committee seeks to inform the Board of enterprise risks that are or should be delegated to other committees of the Board for review or monitoring.
Succession Planning
An important responsibility of the Board and the CEO is to ensure long term continuity of leadership. The Nominating and Corporate Governance Committee annually reviews and makes recommendations to the Board relating to management succession planning, including policies and plans for succession. In addition, the CEO and Alexion's senior executives discuss future candidates for leadership positions at all levels within Alexion's global organization. The Board considers succession planning to be an important factor in managing the long term planning and success of Alexion's business.
In January 2014, Alexion announced the retirement of Dr. Bell, principal founder of Alexion and its only Chief Executive Officer since its inception in 1992, and the election of Mr. Hallal as the Company's second CEO effective April 1, 2015. The Board's succession planning oversight enabled the Company to implement the important transition in a manner that promotes the continued successful performance of the Company's business and employees. The Board and management, particularly during the last several years, have sought to hire and develop experienced and effective leaders throughout all levels within our global organization to position Alexion for success in its next stages of growth and innovation. Mr. Hallal, an Alexion executive since 2006, has been a key contributor to Alexion's success and a member of Alexion's senior leadership team, and his appointment is in-line with the Board's long-term succession plan.
The Board has also been thoughtful and deliberate in its approach to succession planning for the Board. In 2014, the Board appointed four independent directors, each of whom bring significant commercial, financial, risk management and operational expertise to the Board. Their global operational expertise and experience serving on the boards of other multinational organizations have been important for our growing business.
Shareholder Communications with the Board of Directors
Our Board of Directors has provided a process for shareholders to send communications to the Board. Shareholders who wish to send communications to the Board, or any particular director, should address such communications to the Board of Directors, c/o Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut 06410, Attention: Corporate Secretary. All such communications should include a representation from the submitting shareholder setting forth the shareholder's address and the number of shares of Alexion common stock beneficially owned by the shareholder.
The Corporate Secretary will (i) be primarily responsible for monitoring communications from shareholders and (ii) provide copies or summaries of such communications to the Board, or the director to whom such communication is addressed, as the Corporate Secretary considers appropriate. Each shareholder communication will be forwarded if it relates to a substantive matter and includes suggestions or comments that the Corporate Secretary considers to be important for the directors, or director, to know. In general, shareholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than shareholder communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications. The

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	19

Board will give appropriate attention to written communications on such issues and will respond as appropriate.
Code of Ethics
We adopted the Alexion Pharmaceuticals, Inc. Global Code of Conduct, or code of ethics, that applies to directors, officers and employees of Alexion and its subsidiaries and complies with SEC rules and regulations and the listing standards of the NASDAQ Global Select Market. Our directors, officers and employees are required to comply with the Code. The Code is intended to focus our directors and employees on individual ethical and professional accountability to ensure they follow appropriate standards and comply with legal requirements concerning Alexion's business. The Code covers areas of professional conduct relating to individual's service to Alexion, including conflicts of interest, unfair or unethical use of corporate opportunities, strict protection of confidential information, compliance with applicable laws and regulations, and oversight of ethics and compliance by employees of the Company. The Code is located on our website at — http://alxn.com/pdfs/Global_Code_of_Conduct.pdf. We will disclose any future amendments to, or waivers from, provisions of these ethics policies and standards on our website as promptly as practicable, as may be required under applicable laws, rules and regulations of the SEC and NASDAQ.
Corporate Governance Guidelines
The Board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to shareholders. The Board has adopted Corporate Governance Guidelines and relies on the guidelines to provide that framework. The guidelines are not absolute rules, and can be modified to reflect changes in Alexion's organization or business environment. The Board reviews the guidelines on an annual basis and if necessary, modifies the guidelines to reflect current good governance practices and policies. Alexion's Corporate Governance Guidelines are located on our website at -- http://alxn.com/pdfs/Corp_Gov_Guidelines.pdf.
Recent Actions in Response to Shareholder Feedback – Alexion's Rights Plan (Poison Pill)
We regularly analyze shareholder feedback and incorporate such feedback into our assessment of our governance practices. In March 2015, we announced that our Board decided to accelerate the expiration of Alexion’s shareholder rights plan, or poison pill. After reviewing Alexion's governance profile and current practices, considering the vote results on a related non-binding shareholder proposal presented at Alexion’s 2014 annual meeting of shareholders, and determining that it was in the best interests of Alexion and its shareholders, the Board accelerated the expiration of the rights plan, effective March 23, 2015.
Further, the Board considered and adopted a policy concerning future rights plans. It is the Board's current policy that if the Board was to adopt a rights plan without prior shareholder approval, the Board will submit the rights plan to shareholders for ratification within 12 months of adoption, and if the rights plan is not ratified, the Board will terminate or allow the plan to expire no later than one year after its adoption.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than ten percent of our common stock, to file initial reports of beneficial ownership of our stock and reports of changes in beneficial ownership of our stock with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file.
Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during the year ended December 31, 2014 all Section 16(a) filing requirements

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	20

applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis, other than the Form 4 filed by Mr. Edward Miller on September 12, 2014.

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Executive Compensation
Compensation Discussion and Analysis
Executive Summary
Alexion’s executive compensation program is designed to attract, retain, incentivize and reward performance. The Compensation Committee seeks to deliver competitive compensation to help us retain and motivate our key talent, and to recognize our executives for their contributions to Alexion and our patients, and for the value they create for all of our shareholders.
The Committee regularly reviews our executive program, taking into account best practices, competitive market information, shareholder feedback, including high "say-on-pay" results year after year, and the Committee's assessment of whether the program drives performance and is consistent with the Committee's compensation philosophy. Over the last several years, the Committee has considered and adopted a number of governance practices to enhance the overall effectiveness of our executive compensation program, such as stock ownership guidelines, and recoupment and antihedging policies – see "Compensation Practices – What We Do and Don't Do" on page 26. The Committee made a substantial modification to the long-term incentive portion of our executive compensation program plan design in 2013 when we introduced performance share units (PSUs), which comprise a significant portion of an executive's long-term incentive awards. PSUs originally vested solely based on the achievement of certain revenue and earnings per share (EPS) targets. As part of its evaluation of our executive compensation programs, to further align the interests of our executives with the interests of our shareholders, the Committee decided to introduce a total shareholder return component for 2014 PSU awards (TSR-PSUs), as well as opportunity to increase awards upon achievement of aggressive development milestones.
Other than the introduction of PSUs and TSR-PSUs, the plan design of our executive compensation program has remained generally constant over the last several years. The Committee believes that its consistent approach has contributed to Alexion's long-term success and has driven exceptional company and individual performance, and at the same time has provided predictability for our executives and other key employees and motivated them to achieve outcomes year after year that benefit Alexion, our shareholders, and the patients we serve.
2014 Performance
Overall, in 2014 we delivered strong operational performance, generated solid financial results, and achieved several significant milestones across our pipeline. We brought Soliris® to an increasing number of patients with PNH and aHUS across the world, while at the same time investing in preparations for the anticipated 2015 launch of our second commercial product, asfotase alfa for the treatment of Hypophosphatasia (HPP). Despite foreign exchange pressures and challenging macroeconomic conditions, we executed on our commercial and financial priorities.
For the last several years, we have focused on positioning Alexion for its next stages of growth and innovation, and to this end have successfully executed on several company priorities in 2014 that we believe will have long-term benefits for Alexion, our patients and our shareholders.

■	We completed marketing authorization submissions in the U.S., Europe and Japan for asfotase alfa, which we expect to be Alexion's second marketed product in its history.

■	We commenced enrollment in three registration trials for Soliris (neuromyelitis optica, myasthenia gravis, and delayed kidney transplant graft function).

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■	We initiated Phase 1 studies for 2 next-generation molecules.

■
We are now focused on advancing 17 pre-clinical programs, many of which originate from collaborations and partnerships finalized in 2013 and 2014, such as the collaboration with Moderna that we announced in early 2014.

During 2014, we also focused on enhancing our manufacturing, supply chain and quality capabilities. We acquired a vialing facility in Athlone, Ireland, and began construction of a new global supply chain facility in College Park outside of Dublin, Ireland. We committed significant resources and expertise to enhancing our manufacturing and quality functions, which we believe will result in meaningful long-term benefits for Alexion and the patients we serve. We promoted Ms. Julie O'Neill to Executive Vice President, Global Operations following the retirement of Dr. Stephen Squinto on December 31, 2014. Dr. Squinto, co-founder of Alexion in 1992 with Dr. Bell, held numerous leadership positions at Alexion prior to his retirement, including Executive Vice President, Head of Research and Development. Dr. Squinto will continue to contribute to Alexion and our mission in a non-employee capacity as Chair of Alexion's newly formed Scientific Advisory Board, which provides strategic input into Alexion’s discovery science and pipeline.
We attribute our consistently strong performance to our people. Dr. Bell, Alexion's principal founder and Chief Executive Officer for 23 years, retired as Chief Executive Officer on March 31, 2015. Our Board of Directors elected Mr. David Hallal, Chief Operating Officer, to be Alexion's next and second Chief Executive Officer and Mr. Hallal assumed the role on April 1, 2015. Mr. Hallal was promoted to Chief Operating Officer and appointed to the Board of Directors in September 2014. Mr. Hallal joined Alexion in 2006 to initiate commercial operations, and has served in key leadership positions at Alexion, including as Executive Vice President, Chief Commercial Officer. Mr. Hallal played a principal role in leading many of Alexion’s key growth initiatives, including the highly successful launches of Soliris in PNH and aHUS and the building of Alexion’s 50-country operating platform.
We have built a world-class organization to execute on our business priorities and focus on serving more patients with severe and rare disorders worldwide. We have built a premier executive management team, attracting seasoned, experienced executives from many of the world's leading pharmaceutical and biotechnology companies.
Our Board has also positioned itself for Alexion's future. Following the sudden passing of Alexion's long-time Chairman, Dr. Max Link, the Board appointed Dr. Bell Chairman of our Board in October 2014, and Mr. Doug Norby as Lead Independent Director. Dr. Bell continues to serve as Chairman following his retirement as CEO, and he will also serve as a consultant to the Company following his retirement as CEO. The Board of Directors appointed 4 new independent directors in 2014, each of whom have substantial business experience and who bring diverse perspectives to our Board and our business.
2014 Business Highlights
Below are business highlights from 2014.
Financial Results
Soliris net product sales increased 44% to $2.234 billion, and excluding the impact of $88 million for reimbursement of prior year shipments, Soliris net product sales increased 38% to $2.146 billion.
2014 non-GAAP EPS increased 69% to $5.21 per share, and excluding $0.37 per share related to reimbursement of prior year shipments, non-GAAP EPS increased 57% to $4.84 per share. See Appendix A attached to this proxy statement for a full reconciliation of non-GAAP results.
2014 non-GAAP net income increased 71%, to $1.066 billion.

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Operational Performance
We completed agreement with the French government for prospective reimbursement of Soliris for the treatment of PNH and aHUS.
The National Institute for Health and Care Excellence Highly Specialised Technologies Evaluation Committee, or NICE, issued a final positive recommendation for national commissioning of Soliris for all patients with aHUS in England, leading to ongoing access to Soliris for patients in England with aHUS.
Clinical and Regulatory
We received FDA approval of conversion from accelerated to regular approval for Soliris in aHUS; the revised label now specifies important longer-term clinical benefits associated with chronic and sustained Soliris treatment with inclusion of results from two years of ongoing treatment.
We made significant progress to bring asfotase alfa to patients as a treatment for HPP – we completed a rolling BLA submission to the FDA; the European Medicines Agency accepted a marketing authorization application; and we submitted a new drug application in Japan.
We initiated and commenced enrollment of multinational registration trials of eculizumab as a potential treatment for patients with relapsing neuromyelitis optica (NMO), refractory generalized myasthenia gravis (MG), and prevention of delayed graft function (DGF) after kidney transplantation.
The Phase 2 living-donor kidney transplant antibody-mediated rejection (AMR) prevention trial we conducted did not meet its primary endpoint, and, as a result, we announced plans to commence an AMR treatment trial.
Manufacturing
We successfully executed on our 2013 decision to centralize global supply chain and external quality assurance operations in Dublin, Ireland, which is expected to have a positive long-term impact on our technical operations execution and financial performance.
We announced plans for future strategic expansion in Ireland with the purchase of a vialing facility in Athlone, Ireland, and the construction of a new global supply chain facility at College Park, Blanchardstown, Dublin, Ireland.
Board of Directors
With the passing of Dr. Max Link in October 2014, the Board appointed Dr. Bell as Chairman, and Mr. Doug Norby as our Lead Independent Director.
Two directors retired in May 2014, and the Board appointed four new independent directors in 2014. Six of the Board's eight non-employee nominees have tenure of five years or less.
We enhanced the diversity of our Board in July 2014 with the appointment of Ms. Burns.
CEO Transition and Executive Management
We successfully implemented a CEO succession plan, with Mr. Hallal assuming the role of CEO effective April 1, 2015.
We continued to build and strengthen Alexion's executive management team. Eight of nine executives reporting to Mr. Hallal as CEO have joined Alexion's executive management team since August 2011.
Shareholder Return
Alexion develops its long-term strategic priorities and its annual objectives with an aim to deliver annual and, importantly, long-term increased value to our shareholders. Since launching Soliris in 2007, Alexion has consistently returned significant value to our shareholders in terms of stock price appreciation.

■	Alexion's stock price has increased by approximately 1,723% between January 1, 2007 and December 31, 2014.

■	Alexion's 1, 3 and 5 year annualized total shareholder return (TSR) through December 31, 2014 was 39%, 37% and 51%, respectively.

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■	A $100 investment in Alexion's common stock on December 31, 2009 would have grown to $758.01 on December 31, 2014.
Alexion's stock performance has been strong in absolute terms and also compared to its self-selected peers. As seen in the table below, Alexion's strong operational performance has delivered substantial value creation for our shareholders year-to-year and over the long-term.

Compensation Committee Decisions for Dr. Bell
After considering Alexion's operating performance, return to shareholders, and Dr. Bell's individual contributions and strong leadership, the Compensation Committee took the following actions with respect to Dr. Bell's 2014 compensation:
Base Salary: Dr. Bell's salary increased by approximately 7% from $1.20 million to $1.28 million, which was at approximately the median of Alexion's peer group (described below).
Annual Incentive Target: Dr. Bell's annual cash incentive target did not change for 2014 and remained at 120% of base salary.
Actual Annual Cash Incentive: Dr. Bell's annual cash incentive was earned at 132% of his target amount. The amount awarded to Dr. Bell was approximately 15% lower than the prior year. The amount reflected Dr. Bell's personal achievements, and another strong year of operational performance and return to shareholders, as highlighted above. The Compensation Committee determined that the amount awarded to Dr. Bell was appropriate based on its assessment of the Company's strong performance and Dr. Bell's achievements, as well as in consideration of the peer group market information.
Long-Term Incentives: The Committee endeavored to deliver a significant portion of Dr. Bell's compensation in the form of performance-based equity. Approximately 90% of the long-term equity incentives (LTIs) awarded to Dr. Bell were performance-based (PSUs and stock options). Only approximately 9% of Dr. Bell's total direct compensation -- base salary, annual cash incentive and grant-date value of LTIs -- was delivered in restricted stock units, which are time-based and not considered to be performance-based compensation by the Committee.
Overall, approximately 85% of Dr. Bell's 2014 total direct compensation was delivered as performance-based compensation. Approximately 94% of Dr. Bell's total direct compensation was variable, or at-risk, compensation based on our

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operating performance and/or stock price, as shown below:

Compensation Practices – What We Do And Don't Do
Below is a description of some of our compensation practices that highlight our commitment to compensation governance and paying for performance:

■
Review of Pay for Performance. The Committee regularly reviews the alignment of executive compensation and company performance. A substantial portion of an executive's compensation is delivered through performance-based compensation. We introduced PSUs to our program in 2013, and in 2014 introduced a TSR component to further align the interests of our executives with our shareholders – see page 28

■
Stock Ownership Guidelines. Our executives are required to comply with our stock ownership guidelines to encourage a long-term perspective and align their interests with our shareholders. Our directors are also required to comply with stock ownership guidelines. Our requirements are in the highest range of our peers – see page 47

■	Cap on Cash Incentives. Annual cash incentives are capped at 300% of target

■	Recoupment Policy. We have adopted a clawback policy under which the incentive compensation of our CEO and his direct reports may be recovered by Alexion in the event of a financial restatement – see page 47

■
No Hedging or Pledging of Stock. All employees, including the named executive officers discussed later in this proxy statement (NEOs), are prohibited from entering into any hedging or derivative transactions in our stock – see page 47

■
Tax Gross-Ups. Beginning in 2013, we determined not to enter into new employment agreements that include tax gross-ups upon a change of control; agreements entered into prior to 2013, continue to include tax gross-ups.

■	No Re-Pricing of Underwater Stock Options. Our equity incentive plan prohibits the repricing or exchange of stock options without shareholder approval.

■	Limited Perquisites. We provide limited perquisites and there are no perquisites offered to executives that are not also offered to our employees.

■	Independent Compensation Consultant. The Compensation Committee retains an independent compensation consulting firm.

■	Review of Compensation Peer Group. Our peer group is reviewed annually by the Committee and adjusted, when necessary, to ensure that the

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peer group remains an appropriate comparison for our executive compensation program.

■	Review of Committee Charter. The Committee reviews its charter regularly to incorporate best-in-class governance practices.
Effect Of 2014 Say-On-Pay Vote
At the 2014 Annual Meeting, approximately 99% of the votes cast on the advisory vote on executive compensation were in favor of Alexion's executive compensation disclosed in the proxy statement. These results convey strong shareholder support for Alexion's executive compensation programs and the Compensation Committee's decisions. The Committee did not make any significant adjustments to its executive compensation program during 2014 as a result of the vote.
While our shareholders have consistently overwhelmingly supported our compensation decisions, the Compensation Committee will continue to regularly review, assess and when appropriate adjust Alexion's compensation programs based on feedback from our shareholders or other determinations informed by best practices and trends. In particular, the Compensation Committee continues to evaluate the PSU component of our executive compensation program, which it currently believes enhances the Company's pay for performance alignment.
At the 2015 Annual Meeting, we will again hold an advisory vote to approve executive compensation. The Compensation Committee will continue to consider the results of this year's vote as well as the feedback from our shareholders.
Pay For Performance Summary

How Compensation is Linked to Performance
We believe that a significant portion of each executive's compensation should be variable and tied to the achievement of pre-established company and/or individual performance metrics, or an increase in our stock price. The Compensation Committee measures performance using several corporate, business and individual measures. We select the specific metrics because we believe that they are important to Alexion’s financial and operational success over the short- or long-term, as applicable. As we evaluate and implement our executive compensation programs, we measure our performance in three primary ways:

■	Alexion's operating performance – particularly revenue performance and pipeline development – which is driven by and evaluated against annual objectives – see "2014 Business Highlights" on page 23

■	Alexion's return to our shareholders, compared against peers and also on an absolute basis – see "Shareholder Return" on page 24; and

■	Individual contributions that impact outcomes and provide a concrete, identifiable impact on our success – see "Annual Cash Incentives - Drive Performance" on page 39.
How Does the Compensation Committee Define Performance-based Compensation
As illustrated in the table below, in 2014, a substantial portion of each NEO's total actual compensation was delivered in the form of performance-based compensation.

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Note: Amounts disclosed above for Dr. Squinto exclude the incremental fair value associated with the accelerated vesting of 50% of his outstanding stock options of $2,333,827 and 2013 earned PSUs of $139,246 in connection with his retirement on December 31, 2014.
The Compensation Committee considers the following to be performance-based compensation:
2014 PSUs

■	Only earned if Alexion achieves pre-established financial metrics associated with revenue, non-GAAP EPS and TSR

■	The higher, or lower, Alexion's performance against these metrics, the greater, or smaller, the number of PSUs earned by the executive

■	Opportunity to earn greater number of PSUs if aggressive development milestones relating to FDA and EMA approval and other milestones are achieved on an accelerated basis

■	TSR measured based on performance relative to Nasdaq Biotechnology Index

■	See "2014 Long-Term Incentive Awards – Align with Shareholders" on page 44

Stock Options

■	Part of our compensation program since the founding of the Company

■	Widely used in our industry

■	Our industry requires long term capital investments and the rewards from those investments are at substantial risk or may not be realized for many years

■	A stock option has no value to the executive unless Alexion's stock value increases

■
The Compensation Committee strongly believes that stock options incentivize long-term performance. In order for the executives to realize meaningful pay from stock options at today's valuation, the executive must create meaningful additional value and this can only be achieved with the methodical execution of operational objectives and exceptional performance over a sustained period of time

Annual Cash Incentives

■	Each NEO's cash incentive opportunity is based on the NEO's pre-established target, which ranges from 70% to 120% of base salary earned for 2014

■	The Compensation Committee determines the actual amount for the CEO based on the Committee's assessment of corporate performance and the CEO's performance

■	For the other NEOs, the Committee considers the CEO's assessment of each executive's performance and the CEO's compensation recommendations when determining the amounts to be paid

■	The Compensation Committee does not use a formula to determine actual bonuses and

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retains discretion to award an amount higher or lower than target, but not more than 300% of the individual's target

■	For 2014 performance, the Compensation Committee strongly believed that the CEO's bonus should be paid meaningfully above target because:

■	Alexion exceeded rigorous corporate objectives as discussed below under "Annual Cash Incentives – Drive Performance"

■	Alexion had another very strong year of operating performance as discussed above under "2014 Business Highlights "

■	Alexion again delivered high shareholder return and has done so on a continuous, sustained basis, as discussed above under "Shareholder Return"

■
The Compensation Committee endeavored to deliver an incentive cash award above target to reward exceptional performance, as described above. However, Dr. Bell's 2014 annual cash incentive was also approximately 15% lower than 2013.

Executive Compensation Philosophy
The primary objective of Alexion's executive compensation programs is to attract, retain and incentivize the key executives necessary for Alexion's short- and long-term successful performance. As stated above, as it relates to our executive compensation programs, the Compensation Committee views performance as operating performance, return to shareholders and individual contribution.
The Compensation Committee considers and approves compensation programs based on our compensation philosophies, which include the following:
Attract, retain and incentivize

■	We are deeply committed to attracting and retaining industry-leading talented individuals to Alexion.

■	Well-designed compensation programs incentivize our employees to achieve rigorous corporate and individual objectives that are important to our business and success.
Pay for performance

■	Performance is measured by operating performance, return to shareholders and individual contribution.

■
We establish competitive opportunities to incentivize high performance and deliver greater rewards when corporate and individual performance exceed expectations and lower compensation when corporate or individual performance falls short.

Competitive with peer group

■	We believe that compensation paid by market peers matters.

■	When we set targets, or determine payouts, we evaluate the practices of our peers to validate that Alexion is competitive with other companies who compete with us for talent.

■	We carefully review our peer group each year, including an assessment of the companies from which we have recently hired executive-level employees.
Balanced combination of compensation elements

■	We strive for an appropriate balance between cash and equity incentives.

■	The annual cash incentive is intended to motivate individuals to successfully execute on short-term operational objectives.

■	Equity incentives are intended to focus executives on the long-term success of the organization, as well as, in the case of PSUs, the achievement of pre-established performance metrics.

■
The actions of an executive can and should influence the ultimate value of a long-term incentive equity (LTI) award and greater value is realized by the executive if he or she is focused on long-term outcomes – decisions and actions

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today may impact Company performance years from now. LTIs are intended to drive executive accountability for the Company's long-term performance by delivering greater, or lesser, value in the future.
Fair and consistent

■	We are committed to making the overall structure of our compensation programs similar across our global organization, taking into account level, geography and local considerations.

■	We strive to develop compensation and reward opportunities for all employees based on responsibility and performance.
Our Process
Key Decisions
The Compensation Committee approved 2014 (i) base salaries, (ii) annual cash incentive targets, and (iii) LTI awards, including PSUs, stock options and restricted stock units in February 2014 for the NEOs.
In February 2015, the Compensation Committee reviewed company and individual performance for 2014 and determined the actual 2014 cash incentive bonus payment for all NEOs.
Role of the Compensation Committee
The Compensation Committee determines the compensation of Alexion's executive officers and approves and evaluates Alexion's compensation programs. The Committee makes its executive compensation decisions based on many factors, including:

■	First and in great depth, the Committee reviews in detail the corporate results against stated and Board-approved weighted corporate objectives and assigns a performance rating versus 100% of target

■	The Board's rating of the CEO's performance – the CEO's objectives are substantially based on the corporate objectives and take into consideration TSR performance as well as the

CEO's accomplishments addressing unforeseen events which contribute to successful overall performance

■
An annual benchmarking exercise to obtain competitive market information and compare each executive's compensation to individuals in similar positions at Alexion's self-selected peer group of companies

■	The CEO's assessment of the performance of his direct reports measured against their objectives

■	The CEO's compensation recommendations for his direct reports
Role of Executives in 2014 Compensation Decisions
No NEO participates in discussions about or makes recommendations with respect to his own compensation.
A small number of executives typically attend Compensation Committee meetings, including our CEO, and Chief Human Resources Officer, or CHRO. In 2014, all other directors were invited to attend, and typically did attend, Committee meetings. Typically special sessions of the Compensation Committee are conducted with the CEO and CHRO only.
Dr. Bell, with limited staff and management support, works with the Committee and our compensation adviser to develop compensation recommendations for the NEOs other than himself. Dr. Bell discusses his evaluation of the individual performance of the other NEOs. The Compensation Committee, however, is responsible for making all decisions regarding the compensation of the other NEOs.
The Compensation Committee is responsible for evaluating and determining Dr. Bell's compensation and works directly with the compensation adviser, as discussed below, with limited support from Alexion staff. Dr. Bell is not present when the Committee discusses and approves his compensation.

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Role of the Compensation Adviser
According to its charter, the Compensation Committee is authorized to retain and terminate consultants to assist it in any aspect of the evaluation of CEO or executive officer compensation, and approve such consultant's fees and retention terms. The Compensation Committee also has authority to obtain advice from internal or external legal and other advisors. The Committee retained Radford, the Life Sciences Compensation Consulting practice of Aon Hewitt, a business unit of Aon plc, as its compensation consultant to advise on 2014 executive compensation matters.
Radford provides analysis, research, data, peer and competitive information, survey information and program-design experience in evaluating and developing the Company's compensation programs for executives as well as incentive programs. Radford also keeps the Committee informed of market trends and legal developments. Representatives of Radford generally attend meetings of the Committee and communicate with the Committee chairman between meetings. The Compensation Committee, however, makes all decisions regarding the compensation of our executive officers.
The Committee retained Radford in 2014 after assessing its independence, taking into account many factors, including:

■	any other services Radford provides to the Company;

■	the amount of fees received from the Company by Radford as a percentage of Radford's total revenue;

■	Radford's conflicts of interest policies and procedures;

■	any business or personal relationship of the consultant with a member of the Compensation Committee;

■	any stock of the Company owned by the consultant; and

■	any business or personal relationship of the consultant and Radford with an executive officer of the Company.
The Committee believes that Radford is independent and that there are no conflicts of interest that would impact the advice to the Committee from Radford and the representatives of Radford who advise the Committee on executive compensation matters.
The Elements Of Compensation And Why We Pay
The three primary elements of compensation paid to our NEOs are: base salary, annual cash incentive bonus and LTIs. Our executives also receive modest other compensation that is generally available to other employees, such as 401(k) matching, and relocation benefits. They are also able to participate in Alexion's non-qualified deferred compensation plan along with other employees of the Company.
In 2014, approximately 82% of the reported NEO total direct compensation was performance-based and approximately 82% was in the form of long-term equity compensation.
The Compensation Committee believes that each element of compensation should be used in a manner that drives certain conduct, recognizing that different elements may be effectively used to drive different conduct.

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Compensation Element	Primary Purpose
Base salary	Provide a secure, fixed amount of compensation to attract and retain executive officers.
Annual cash incentives	Motivate executives to achieve short-term, annual success.
Long-term incentive awards	Align the interests of our executives with those of our shareholders, to retain talent, and to motivate executives to achieve longer-term success.

The charts below describe the mix of total cash compensation and total compensation for our NEOs.

Note: Less than 1% of total compensation consisted of Other Compensation, such as 401(k) and non-qualified deferred compensation plan matching, and relocation costs, as described more full in the Summary Compensation Table.

In making compensation determinations, the Compensation Committee considers each individual element of compensation relative to the total direct compensation awarded to an NEO, and whether the compensation package as a whole is aligned with the Company's executive compensation philosophy and market practice.
The Compensation Committee monitors the risks associated with our executive compensation programs and individual compensation decisions. We have concluded that it is within our ability to effectively monitor and manage risks associated with our compensation policies and practices and that the risks are not reasonably likely to have a material adverse effect on Alexion.
Each component of our compensation program is discussed in greater detail below, including the rationale for 2014 compensation decisions.

Comparing Compensation To Peer Companies
The Compensation Committee considers the pay and practices at a peer group of companies when making executive compensation decisions.
How the Peer Group is Used
The Compensation Committee uses the peer group in the following ways:

■	As input to determine base salary, annual incentive target, annual cash incentive, awards actually paid and the approximate grant-date value and form of long-term incentive awards;

■	As input to determine total direct compensation;

■	As input to develop the form and mix of equity;

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	32

■	To assess whether Alexion’s executive compensation programs are aligned with Company performance;

■	As input for designing the compensation programs; and

■	To assess incentive plan burn rate, overhang and equity expense.
The peer group information is a key reference point for the Compensation Committee. Generally, the Committee targets compensation as follows to be competitive for executive talent:

■	Base salary and the annual cash incentive opportunity should be, as a baseline, at approximately the median of the peer group, and

■	Time-based LTI values are targeted at the 50th percentile and PSUs (determined at target) are targeted at the 65th percentile of the peer group
The Committee, however, does not adopt or interpret these peer group targets as strict boundaries when making its decisions, and will award amounts greater or lower than the targets. The Compensation Committee allocates the level of opportunity and the mix of compensation elements in this way to provide expected total direct compensation opportunities meaningfully greater than the median of the peer group, which it believes is the right level to incentivize exceptional performance.
The Compensation Committee chose to target LTI values between the 50th and 65th percentile because it believes this level establishes the right performance incentives. Approximately 82% of NEO total compensation was delivered as long-term equity, and approximately 31% of this amount as PSUs in 2014. Thus, a significant portion of the value of an NEO's compensation – 82% -- is dependent on stock value and the achievement of key performance goals and the NEO's opportunity to realize greater pay directly correlates to Alexion's performance and the creation of shareholder value.
The Compensation Committee believes that the Company's strong operational performance and stock performance over the last several years validates this pay-for-performance approach of setting LTI targets above the median. In absolute terms, since 2009 Alexion's stock has increased each year by at least 30%.
How the Peer Group is Determined
The Compensation Committee develops the peer group based on the factors listed below. The Committee strives to select companies that are of similar size (revenues, market capitalization, number of employees), are organized like Alexion, and operate similarly (global presence, orphan disease focus). Thus, the Committee endeavors to select peer companies that exhibit all of the factors set forth below and within the prescribed parameters, but recognizes that it cannot develop a peer group in which all companies exhibit all factors.

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Consideration	Purpose
Recruiting	A peer company should operate in the biotechnology or pharmaceutical industry and should compete with Alexion for talent.
Annual Revenues	Generally, companies with similar revenues to Alexion are operating businesses of a similar commercial complexity.
Market Capitalization	Generally, companies with market capitalizations similar to Alexion’s are established, mature businesses with expected revenue growth and anticipated pipeline achievements.
Global Presence	A peer company should conduct global commercial operations. We look at the percent of revenues attributed to non-U.S. sales and consider companies with worldwide operations.
Number of Employees	The number of individuals employed by a peer company tends to be a reflection of the organization’s operational complexity.
Orphan Disease Focus	A peer company should be exclusively focused on the development and commercialization of therapeutic products for ultra-rare diseases.

Radford assists the Compensation Committee in developing the peer group. Radford initially filters the peer group by applying the following parameters to the factors listed above:

■	publicly-traded U.S.-based biotechnology and pharmaceutical companies

■	annual revenue between 0.3x and 3x of Alexion annual revenue

■	market capitalization between 0.3x and 3x Alexion market capitalization

■	number of employees between 500 and 5,000, and

■	international business scope, based on revenue generated outside the U.S.
The initial filter performed by Radford identifies many companies that are not reflective of Alexion's size or operations. Therefore, Radford expands beyond the defined parameters described above to identify companies that may be appropriate given industry and organizational complexity and companies used by proxy advisors to assess CEO pay for Alexion. In doing so, Radford will identify companies with whom Alexion competes for executive talent, larger and smaller biopharmaceutical companies that are above and below the limits for annual revenue and market capitalization, international biopharmaceutical companies that disclose executive pay data, and similarly sized companies from peripheral life sciences industries.
Radford and the Compensation Committee review the list of companies identified using the stated parameters to determine which companies are most similar to Alexion. The lack of similarity of a peer company to Alexion with respect to any single factor stated above is not by design, but rather because there is not a sufficient number of companies that are similar to Alexion with respect to such factor. For example, not all companies in Alexion's peer group have a rare disease focus. The Committee believes that it is not possible to eliminate differences entirely and recognizes the possibility that shifts in the Company's peer group selection could influence executive compensation decisions. The Committee seeks to mitigate this risk by not relying entirely on any one or two factors, such as revenue and market capitalization. The Committee believes that reliance on one or two factors alone would result in selecting a number of peers with little else in common with Alexion.
To illustrate this point, the Compensation Committee did not require every company in the 2013 peer group to fall within the parameters for both revenue and market capitalization.

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	34

■	For Alexion and other biotechnology and pharmaceutical companies, the correlation of market capitalization to revenues can be irregular.

■	At the time of approving the 2013 peer group, Alexion's ratio of market capitalization to revenue was 14.7 and at approximately the 90th percentile of all companies in the final peer group.

■	In contrast, approximately 75% of the companies in the 2013 peer group had a market capitalization to revenue ratio of less than 10.

■	3 peer companies with revenue similar to Alexion (that is, within Alexion's revenue parameter) had a market capitalization below 0.3x of Alexion and did not meet the market capitalization parameter.

■	4 companies with market capitalization similar to Alexion (that is, within Alexion's market capitalization parameter) had revenue greater than 3x of Alexion and did not meet the revenue parameter.
With Alexion's high market capitalization to revenue ratio, it is challenging to identify companies with both similar market capitalization and similar revenue. The Compensation Committee believes that applying strict observance to the financial parameters will not yield a representative group of companies that resemble Alexion's size and operations. For example, proxy advisory firms include medical device and diagnostic companies in their list of peers because such companies strictly satisfy the financial parameters published by the proxy advisory firms, but we believe these companies are not the most appropriate peers.
The Compensation Committee believes that the mix of factors listed above results in a balanced and representative peer group taking into consideration Alexion's operations and size. The Committee includes peers that are both larger and smaller than Alexion, in terms of both revenue and market capitalization. The Committee strongly believes that approximately half of the peers should be larger than Alexion, either in terms of revenue or market capitalization or both, to ensure that our pay programs are competitive with companies that hire and retain individuals with similar skills and experience that we seek. Although this approach could result in higher pay outcomes, the Committee believes that its approach is appropriate because it is critically important to the Company's performance to hire, and most importantly to retain, highly talented, specialized and experienced employees and these individuals typically join Alexion from larger biotechnology and pharmaceutical companies. The Committee believes that its approach has served both the Company and its shareholders very well, as demonstrated by the Company's long-term strong operational performance and high shareholder return..
Peer Groups
The Compensation Committee compares the compensation of each NEO to similar positions within the peer group. The Committee also takes into account various factors such as the unique characteristics of the individual's position, and any succession and retention considerations.
The Committee performed two peer group analyses to assist in its 2014 decision making:

■	2013 Analysis: used to determine 2014 base salaries, targets for annual incentive awards, and LTI awards.

■	2014 Analysis: used to determine actual 2014 annual cash incentive payment.
The peer group used by the Committee to assist in the determination of 2014 base salaries, targets for annual incentive awards, and target LTI awards, was comprised of the following 13 companies:

2013 Peer Group Analysis
In 2013, the Compensation Committee, together with Radford, conducted a review of the peer group and modified the group using the approach described above.

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	35

Allergan, Inc.	Forest Laboratories, Inc.	United Therapeutics Corporation
Biogen Idec, Inc.	Gilead Sciences, Inc.	Valeant Pharmaceuticals, Inc.
BioMarin Pharmaceuticals, Inc.	Jazz Pharmaceuticals, Inc.	Vertex Pharmaceuticals, Inc.
Celgene Corporation	Regeneron Pharmaceuticals, Inc.
Cubist Pharmaceuticals, Inc.	Shire plc

In reviewing the 2013 peer group, the Committee removed Medicis, which was acquired in 2012, and also decided to remove Amgen, which had been included in Alexion's peer group since 2010. By removing Amgen, the Committee sought to remove a peer with both greater revenue and market capitalization than Alexion. The Compensation Committee also added Jazz Pharmaceuticals, an international biopharmaceutical company focused on developing and commercializing products for unmet medical needs. At the time of the review, Jazz Pharmaceuticals' revenue and market capitalization were each less than Alexion.
At the time the peer group was established, 4 companies had both higher revenue and market capitalization than Alexion, and 4 additional peers had higher revenue. Alexion had a market capitalization higher than 9 of the peer companies and most of the companies in the group had higher market capitalization. Although Alexion was smaller in terms revenue, Alexion's workforce and product sales were growing rapidly, and the Compensation Committee believed that Alexion's executive leadership is integral to its growth and success. As stated above, it is critical to Alexion's performance to hire highly talented, specialized and experienced employees and these individuals typically join Alexion from larger biotechnology and pharmaceutical companies.
2014 Peer Group Analysis
During 2014, the Compensation Committee, together with Radford, reviewed the peer group and considered modifications based on several factors, including the factors described above under "How the Peer Group is Determined."
In evaluating the 2014 peer group, the Compensation Committee did not make any adjustments to the existing peer group. The Committee considered 17 additional companies in its review based on the factors described above, with particular emphasis on revenues and market capitalization. The number of companies that satisfy the Committee's criteria was limited due to ongoing consolidation within the pharmaceutical and biotechnology industry and Alexion's continued revenue and value growth. The 17 companies considered by the Committee included 3 generics companies, 3 medical device companies, 3 pharma/biotech companies that satisfied the market capitalization criteria but exceeded the revenue criteria, 5 pharma/biotech companies that satisfied the revenue criteria but were below the market capitalization criteria, and 3 pharma/biotech companies that exceeded both the revenue and market capitalization criteria. After consideration, the Committee decided that including companies outside the selected criteria was not necessary and that the existing peer group was an appropriate representation of the company's peers, particularly since it was expected that multiple peers would likely be removed due to already announced acquisitions.

The peer group used by the Committee to assist in the determination of 2014 annual cash incentive payments remained composed of the following 13 companies:

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	36

Allergan, Inc.	Forest Laboratories, Inc.	United Therapeutics Corporation
Biogen Idec, Inc.	Gilead Sciences, Inc.	Valeant Pharmaceuticals, Inc.
BioMarin Pharmaceuticals, Inc.	Jazz Pharmaceuticals, Inc.	Vertex Pharmaceuticals, Inc.
Celgene Corporation	Regeneron Pharmaceuticals, Inc.
Cubist Pharmaceuticals, Inc.	Shire plc
Elements Of 2014 Named Executive Officer Compensation
As a baseline for awarding compensation and prior to making annual executive compensation decisions, the Compensation Committee evaluates Alexion's performance for the prior year by assessing if, and the extent to which, Alexion achieved or failed to achieve the corporate goals approved by the Compensation Committee and the Board of Directors for that year. To assist in the determination of (a) 2014 base salaries, (b) 2014 targets for annual cash incentive, and (c) the target value of 2014 LTIs, including PSUs, the Committee evaluated Alexion's 2013 performance in February of 2014. The Committee determined that Alexion exceeded its corporate objectives and achieved 126% of its approved corporate goals for 2013. Specifically, performance milestones included the following:

■	Increased net product sales 37% from the previous year.

■	Increased non-GAAP net income by 47%. See Appendix A attached to this proxy statement for a full reconciliation of non-GAAP results.

■
Successfully executed on the Company's decision to centralize global supply chain and external quality assurance operations in Dublin, Ireland, which is expected to have a positive long-term impact on Alexion's technical operations execution and financial performance.

■	Alexion's 1-, 3- and 5- year annualized TSR through December 31, 2013 was 42%, 49% and 49%, respectively
Actual annual cash incentives for 2014 were approved in February 2015 and are discussed in more detail below.
Who are the Named Executive Officers
This CD&A explains how the Compensation Committee made 2014 compensation decisions for our executives, including the following named executive officers (NEO):

Name	Position
Leonard Bell, M.D.	Chairman and Chief Executive Officer
David Hallal	Chief Operating Officer, and CEO effective April 1, 2015
Martin Mackay, Ph.D.	Executive Vice President and Global Head of Research and Development
Vikas Sinha, M.B.A., C.A.	Executive Vice President and Chief Financial Officer
Stephen P. Squinto, Ph.D.	Executive Vice President and Chief Global Operations Officer
We announced significant changes within our executive leadership in 2014 and 2015:

Chief Executive Officer. As discussed above in the "Executive Summary," Dr. Bell retired, and Mr. Hallal

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	37

became CEO, effective April 1, 2015. Dr. Bell will continue as Chairman of the Board of Directors.
Retirement of Stephen Squinto. As discussed above in the "Executive Summary," Dr. Squinto retired from the Company on December 31, 2014. He continues to serve in a non-employee capacity as Chairman of the Scientific Advisory Board.
Base Salaries Should be Competitive with Peers
Base salary represents a secure, fixed component of an executive's compensation. Determinations of base salary levels for our executives are established based on the position, the scope of responsibilities, and the prior relevant background, training and experience of each individual. Base salaries are evaluated annually for possible merit increases and take into account an annual review of marketplace competitiveness with the peer group. The

Compensation Committee believes that the merit and other increases approved for 2014 base salary for the NEO's reflects strong operational performance, both company and individual, as well as market competitiveness.
Consistent with previous annual base salary evaluations, the Compensation Committee determined that if merit increases are appropriate, 2014 base salaries for the NEOs should be within approximately 10% of the market median of Alexion's peer group. The merit and other increases in base salary for the NEOs, detailed in the table below, were approved by the Committee in February 2014 to achieve this desired level.

Named Executive Officer	2013 Base Salary	2014 Base Salary	% Change
Leonard Bell, M.D.	$1,200,000	$1,280,000	6.7%
David Hallal (1)	$610,000	$675,000	10.7%
Martin Mackay, Ph.D.	$625,000	$650,000	4.0%
Vikas Sinha, M.B.A., C.A.	$615,000	$640,000	4.1%
Stephen P. Squinto, Ph.D.	$607,000	$635,000	4.6%

(1)	In September 2014, Mr. Hallal's base salary was increased to $750,000 in connection with his promotion to Chief Operating Officer.

The Compensation Committee approved a merit increase of $80,000 for Dr. Bell, which the Committee believed was appropriate based on Alexion's 2013 financial and commercial performance, as described above, including implementation of Alexion's decision to centralize manufacturing and quality operations in Ireland, and Dr. Bell's important continued contributions to the Company's success and his strong leadership. The merit increase also positioned Dr. Bell at approximately the median of the market peers at the time of determination.
When approving 2014 base salaries, the Compensation Committee endeavored to deliver base salaries at approximately the market median of the peer group for each executive and to obtain relative parity among executives. The increases for Mr. Sinha and Dr. Mackay positioned each at approximately the market median and took into account strong individual performance and leadership. The market median for Dr. Squinto's position was significantly lower than the market median for both Mr. Sinha and Dr. Mackay, and significantly lower than Dr. Squinto's then current salary. The Committee determined, after considering the recommendation of Dr. Bell, that the market median was not appropriate for the evaluation of Dr. Squinto's base salary and that Dr. Squinto's base salary should be similar to Mr. Sinha and Dr. Mackay.
The Compensation Committee, after considering the recommendation of Dr. Bell, approved a base

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	38

salary increase of approximately 11% for Mr. Hallal. The Committee recognized Mr. Hallal's expanded role within the Company and the executive team. 2013 was the first full year that all commercial regions and organizations reported directly into Mr. Hallal as the Chief Global Commercial Officer and global commercial performance significantly exceeded targets. In September 2014, Mr. Hallal was promoted to Chief Operating Officer of Alexion, and his base salary was increased by approximately 11%, to $750,000, to reflect Mr. Hallal's increased responsibilities, his position within the Company, and the alignment of his base salary in the position of COO with the base salaries of both Dr. Bell and Alexion's Executive Vice Presidents.
Annual Cash Incentives – Drive Performance
Summary
We pay annual cash incentive bonuses to drive the achievement of strong annual performance. The Compensation Committee endeavors to deliver a meaningful portion of cash compensation in the form of annual cash incentives. The Committee believes that doing so is critical because the opportunity for a meaningful cash award will, together with strong management and accountability, drive executives to individually and collectively achieve and exceed Alexion's annual objectives. For 2014 compensation, the actual annual cash incentive comprised:

■	Approximately 10% of NEO total direct compensation, and

■	Approximately 55% of NEO cash compensation.
The Compensation Committee established the following annual cash incentive targets as a percentage of base salary for 2014: 120% for Dr. Bell, and 70% for Mr. Hallal, Dr. Mackay, Mr. Sinha, and Dr. Squinto. In connection with Mr. Hallal's promotion to COO, his incentive target was increased to 80% in September 2014.
How and Why We Set Aggressive Objectives

Early each year, the Company's leadership undertakes an objective-setting exercise and identifies operational and financial priorities that in their judgment will strengthen Alexion's long-term performance, position Alexion to execute on its strategic plan, and also create value for our shareholders. The objectives that the CEO recommends are aggressive and detailed. The objectives are reviewed, discussed and approved by the Board of Directors and the Compensation Committee. During each regularly scheduled meeting of the Board, management discusses the Company's performance and its progress against the objectives.
The objectives are "aggressive" because a significant number of our corporate objectives recommended by the CEO are set at targets and levels that the CEO believes require exceptional cross-functional performance and execution to achieve. Most objectives are detailed and granular, structured to drive performance to achieve a specific milestone which has been identified as integral to Alexion's operations. The 2014 corporate objectives covered all aspects of Alexion's business, and focused on five key areas (similar to prior years): (1) commercial operations, (2) research and development, (3) quality, manufacturing, supply and distribution, (4) global execution, and (5) financial objectives. The Committee believes that corporate objectives are aggressive, not solely because the targets and levels are aspirational, but also because executives are expected to manage and execute on a large number of objectives within their areas of focus, and many of which require cross-functional and global leadership. For example, in 2014 corporate research and development objectives consisted of 21 distinct objectives, including specific clinical and regulatory milestones for Soliris and our product candidates, as well as organizational and systems objectives. Executives are directly responsible and held accountable for managing their organizations to perform against these corporate objectives.
How the Committee Uses Discretion
We have adhered to a philosophy of using aggressive and aspirational goal-setting to drive performance and incentivize employees, including the executives, which the Committee believes best

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positions Alexion to achieve critical accomplishments. The Compensation Committee considers this approach to goal-setting when deciding annual cash incentives. After each calendar year ends, the Committee reviews the level of achievement of the corporate objectives established for such year. The level of achievement of the corporate objectives, 131.5% for 2014, does not necessarily mathematically and formulaically result in the amount awarded by the Committee to an NEO. An NEO may receive more or less than target based on a number of considerations, including for example, company performance, specified individual achievements, market data, or the individual's contributions addressing unforeseen events. The Compensation Committee believes that to date, its approach has served both Alexion and our shareholders extremely well.
The Committee has considered and discussed whether annual cash incentives should be formulaic and calculated based solely on quantitative determinations, whereby each objective is assigned a value and weight and the executive would receive a fixed pre-determined amount based on the objective achievement and level of achievement. The Compensation Committee has not adopted a formulaic methodology because it believes that, as currently designed and managed, that the annual cash incentive award as utilized by the Committee is a key driver of high performance. See "2014 Business Highlights" on page 23 and "Shareholder Return" page 24. As currently designed, Alexion's approach to goal-setting has resulted in high individual and Company performance and has aligned well with the way in which the Company's business is managed. Alexion is a high-growth global organization, and solid execution on aspirational objectives can and has resulted in substantial value creation.
Decisions are Balanced
When determining the actual amount to be awarded to an NEO, the Committee's use of discretion is qualified by the following governance and other parameters to ensure that pay is commensurate with performance:

■	No amount of the annual cash incentive is guaranteed.

■	The annual cash incentive is capped at 300% of the executive's target.

■	100% of the annual cash incentive is at risk.

■	Pay decisions are made by a Compensation Committee of all independent directors.

■	The Company presents its executive compensation to shareholders every year for consideration, and our programs reflect shareholder feedback.

■
Although an annual incentive measures annual performance, the Compensation Committee and the Board also reviews the Company's 1, 3 and 5-Year TSR regularly to assess company performance over the long term.

2014 Objectives
Review and evaluation by the Committee of the achievement of the pre-determined annual corporate goals is of primary importance when determining the annual incentive award. As described above, the corporate objectives for 2014 are separated into five categories. A relative weight is assigned to each of the five categories. In February 2015, prior to approving 2014 incentive bonuses, the Committee evaluated Alexion's 2014 performance by assessing if, and the extent to which, Alexion achieved or failed to achieve the corporate objectives approved by the Committee and the Board of Directors for 2014. The Committee conducted this evaluation in February of 2015 and it determined that the 2014 corporate objectives in the aggregate were achieved at 131.5% of target.
Below are the 2014 corporate objectives:

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Corporate Objective(1)	Weight	Achievement
Commercial Operations	50%	150% Overachieved
Specific global revenue target; specific regional revenue targets for PNH and aHUS; specific global and regional targets for the number of patients treated with Soliris; successful product launch in a specific number of countries; execution of asfotase alfa product launch activities; successful execution of life cycle management priorities

Research and Development	20%	95% Underachieved
Complete submissions for asfotase alfa in U.S., Europe and Japan and obtain approval in at least in one major market; complete hiring for key leadership positions; execute on internal regulatory-related initiatives; implement label changes for PNH and aHUS conversion; initiate enrollment in specific number of conditions with eculizumab; advance next generation molecules; achieve proof of concept for certain early stage product candidates

Quality, Manufacturing, Supply, and Distribution	10%	105% Overachieved
Ensure ongoing supply for clinical and commercial products; enhance internal systems, training, and organization; successfully implement quality remedial activities; ensure global compliance with regard to all local and international manufacturing requirements; obtain highest levels of efficiency, performance and compliance of personnel; optimize manufacturing processes for various product candidates

Global Execution	10%	130% Overachieved
Complete implementation of organizational structure for commercial organization; implement global human resources training initiatives; maintain global pricing and reimbursement programs and complete strategy for new products; complete specified number of strategic transactions; succession planning; hire and integrate new compliance function; update and implement enterprise risk management program

Corporate Financial Objectives	10%	150% Overachieved
Limit operating expenses to a budgeted target; achieve a target pre-tax profit
Total:	100%	131.5%

(1)
We have not disclosed the target numbers or actual performance against each target. We believe that disclosing such detail will result in competitive harm to us. Such information represents confidential business information that could place us at a competitive disadvantage because it provides insight into our long-term strategic plan and financial objectives.

2014 Payouts
In considering the actual amount of the annual incentive award for each executive, the Compensation Committee considered several factors, including:

■	the NEO's incentive target

■	the Committee's assessment of Alexion's 2014 performance

■	the Committee's assessment of the NEO's performance against the corporate goals

■	the CEO's recommendations for the other NEO's

■	the NEO's total compensation compared to individuals in similar positions at the peer group

■	the NEO's contributions in resolving unanticipated matters
Prior to the February 2015 Committee meeting approving 2014 annual cash incentives, Dr. Bell reviewed in detail the individual performance of each NEO, excluding himself, and considered each individual's 2014 contributions. In making his

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	41

recommendations, Dr. Bell worked closely with the Compensation Committee and received limited support from staff and other members of management.
Dr. Bell recommended annual cash incentives for the other NEOs based on strong individual and corporate performance in 2014. See "2014 Business Highlights" on page 23 and "Shareholder

Return" page 24. The Compensation Committee discussed Dr. Bell's recommendations for the other NEO's and determined that annual cash incentive amounts for the NEOs, including Dr. Bell, should reflect Alexion's strong 2014 performance and recognition of its significant achievements. The Committee approved the following annual cash incentive payments for 2014 performance:

Named Executive Officer	2014 Target	Annual Cash Incentive Paid 03/06/2015	% of Target
Leonard Bell, M.D.	120%	$2,028,000	132%
David Hallal	80%	$792,000	142%
Martin Mackay	70%	$690,000	152%
Vikas Sinha, M.B.A., C.A.	70%	$690,000	154%
Stephen P. Squinto, Ph.D.	70%	$445,000	100%

By approving the amounts above, the Compensation Committee awarded annual cash incentives for the NEOs at approximately 135% of target, which resulted in a payment to the NEOs of annual cash incentives above target of approximately $1.20 million. The overall payout for the NEOs was at approximately the level of performance determined by the Committee – 131.5%. The Compensation Committee determined that the final amounts were appropriate in recognition of strong company performance in 2014.

■	Strong commercial performance, including a 44% increase of net product sales.

■	Strong value appreciation for shareholders during 2014, with stock appreciation of 39%.

■	Significant pipeline achievements, including advancing Soliris and next generation clinical programs.
In addition to considering Company performance, the Compensation Committee made its decisions to award 2014 annual cash incentives based on the important contributions of the NEOs.

Dr. Bell. Dr. Bell's leadership and contributions were instrumental to the Company's 2014 success. Net product revenues increased 44% from the prior year and non-GAAP net income increased 57%. Alexion's 1-Year TSR was 39%. The Committee recognized that 1-Year TSR was within the median of its peers, but still very strong in absolute terms, and Alexion's long-term 5-Year TSR was in the upper quartile, which has been consistent with Alexion's strong long-term performance since commercial operations began. Dr. Bell has demonstrated exceptional leadership, integrating a new executive team, and expanding global operations. The Committee recognized that the Company effectively executed on process improvements in its technical operations and manufacturing functions, which would have long-term positive impact. The Committee also recognized important progress in the Company's clinical development programs, including initiation of enrollment in three Soliris registration trials and initiation of 2 Phase 1 trials for next generation molecules. The Committee approved an incentive bonus for Dr. Bell at 132% of his target award which was at approximately the same level of

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	42

achievement, 131.5%, as determined for the Company.
Mr. Hallal. Mr. Hallal received an annual cash incentive above target primarily due to his exceptional execution of Alexion's commercial strategy, and his demonstrated leadership across functions within the Company. Soliris product sales for both PNH and aHUS exceeded targets globally, and the Company successfully maintained strong focus on PNH as it continues its global launch of Soliris for the treatment of aHUS. The commercial organization also considerably advanced preparations for the launch of asfotase alfa in 2015, which the Company anticipates will be its second commercial product in its history. As a result of Mr. Hallal's strong leadership since joining Alexion, he was promoted to Chief Operating Officer in September 2014 and became Chief Executive Officer, effective April 1, 2015. Under Mr. Hallal's leadership, Alexion has experienced significant growth in global product sales during 2014 (44%), attributed to both strong sales for PNH and strong sales for aHUS. The Committee recognized Mr. Hallal's continuous contributions to and leadership for key company initiatives.
Dr. Mackay. Dr. Mackay joined the Company as Executive Vice President and Global Head of Research and Development in May 2013. Dr. Mackay's exceptional leadership was recognized for both executing on Alexion's R&D priorities, as well as building world-class teams across functions and responsibilities. Key hires were made in 2014 to lead functions within Dr. Mackay's organization, and Dr. Mackay led the expansion of the Company's global research footprint, opening facilities in Cambridge, Massachusetts and Paris, France. Alexion successfully completed its drug application submissions for asfotase alfa in the U.S., Europe and Japan. Dr. Mackay led efforts to convert the aHUS label from accelerated to regular approval, which was an important achievement. Dr. Mackay serves in critical roles leading company regulatory-related initiatives, and supporting business development projects. Dr. Mackay oversaw substantial progress of clinical programs, including initiation of enrollment in multiple Soliris registration trials (NMO, MG and DGF), and initiation of Phase 1 trials for next generation products. The Committee recognized Dr. Mackay's overall strong performance, leadership and successful execution on Alexion's R&D priorities.
Mr. Sinha. Mr. Sinha was paid above target based on another year of high individual and company performance, executing exceptional financial management. Mr. Sinha's contributions to financial management included disciplined management of expenses in coordination with functional area executives, management of foreign currency risks, implementation and oversight of improved financial models and structures, and disciplined management of share dilution and stock repurchases. Alexion achieved net income and other financial objectives, despite foreign currency challenges, macroeconomic conditions, unbudgeted expenses and manufacturing costs. The Committee recognized Mr. Sinha's continuous high performance, represented in particular by Alexion's strong balance sheet and financial performance.
Dr. Squinto. Dr. Squinto oversaw Alexion's technical operations during 2014. Following challenges in 2013, specifically receipt of an FDA Warning Letter relating to quality operations at the Company's Rhode Island manufacturing facility and product recalls, Dr. Squinto oversaw the Company's remedial efforts in 2014. The Committee recognized strong leadership and execution of these activities and substantial progress implementing system improvements, which positions the company's operations for the long-term. Dr. Squinto oversaw the transition of both a new head of manufacturing and a new head of quality during 2014, with a view to positioning both organizations for the next stage of growth.

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2014 Long-Term Incentive Awards – Align with Shareholders
The Compensation Committee reviews and approves LTI grant guidelines for all positions and levels throughout the global organization other than senior executives (senior vice presidents and above). The LTI grant guidelines are established to ensure that Alexion's grant practices are competitive in each country where our employees are located. We review market data by position, level and geographic region and establish guidelines and award values that we believe enable us to attract, retain and motivate a talented, values driven workforce.
The Committee has not established LTI grant guidelines for its executives, including the NEOs. Together with the compensation adviser, the Committee evaluates each executive's award levels compared to market peers. In determining LTI awards for executives, the Committee considers:

■	the peer group market data;

■	the individual's contribution and potential contribution to Alexion's growth and financial results;

■	the value of proposed awards;

■	corporate performance; and

■	the individual's level of responsibility within Alexion.
As is the case when the amount of base salary and annual cash incentive opportunity is determined, when determining LTI values, a review of all of the executive's compensation is conducted to ensure that an executive's total compensation conforms to our overall philosophy and objectives.
In 2014, LTIs were delivered as PSUs, stock options and restricted stock units. LTIs were granted to NEOs (and other employees) in February 2014. The Compensation Committee approved LTIs for the NEOs in the amounts set forth in the table under the heading "Grants of Plan-Based Awards."

Performance Share Units (PSUs).
The Compensation Committee introduced performance share units (PSUs) to its compensation program in 2013 to supplement Alexion’s performance-based compensation. In 2014, the Committee reviewed the program and decided to implement three key modifications to the program to enhance alignment of pay and performance. The Committee introduced a total shareholder return component with a 3 year performance period (TSR-Award), added aggressive development milestones, the achievement of which could result in additional shares earned, and expanded the program to all senior vice presidents of the Company other than for TSR-Awards. Thus, the PSUs granted in 2014 had the following features:

■	The Compensation Committee aimed to deliver approximately twenty to twenty-five percent of an NEO's long-term equity incentive award grant-date value in the form of PSUs.

■
The 2014 PSUs are only earned if pre-established financial targets are achieved and the Company's share performance is aligned or exceeds relative to the performance of the Nasdaq Biotechnology Index, which we view as a relevant and appropriate benchmark.

■
Ninety percent (90%) of the PSUs that could be earned had a one-year performance period with the amount actually earned dependent upon operational metrics of Alexion's revenue and non-GAAP EPS results, which were equally weighted. See Appendix A attached to this proxy statement for a full reconciliation of non-GAAP results.

■
Ten percent (10%) of the PSUs that could be earned had a three-year performance period with the amount actually earned dependent on Alexion's relative TSR performance compared to the Nasdaq Biotechnology Index over this three-year period.

■	A performance multiplier ranging from 1.25 to 3.25 could be applied to shares earned under the operational metrics (revenues and non-

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	44

GAAP EPS) based on the achievement of one to three development milestones. The milestones were each selected to incentivize executives to achieve aggressive development milestones on an accelerated schedule.
We place significant weight on corporate revenue and non-GAAP EPS to measure Alexion's performance. We also believe that our shareholders and analysts rely heavily on the same financial metrics to understand the underlying condition, and the performance of, our business. The Committee believes revenue and non-GAAP EPS were the best metrics to incentivize executive performance for our long-term equity awards, because:

■	We market and sell a single product, Soliris, and Alexion's revenue performance is equal to the commercial performance of Soliris.

■	Commensurate with our commercial success and investment in Alexion's future, almost all aspects of our business are growing and how effectively we execute financial planning and financial discipline is a strong indicator of company performance, measured in its impact on non-GAAP EPS.

■
The Compensation Committee decided that setting performance objectives using these metrics would be reliable indicators of company performance, since based on past experience revenues would grow commensurate with growth in the number of patients receiving Soliris and non-GAAP EPS would increase commensurate with precise execution of a financial plan and financial discipline considering the capital necessary to operate our expanding global business.

The Compensation Committee endeavored to provide approximately twenty to twenty-five percent of each NEO's LTI grant-date value in the form of PSUs. The following table shows the performance metrics and weighting that the Committee set for our 2014 PSUs and our degree of attainment of these goals.

Goal	Performance Range
	Threshold	Target	Maximum	Results	% of Target
Revenue (45%)	$1,900M	$1,950M	$2,100M	$2,146M	>108%
Non-GAAP EPS (45%)	$3.09	$3.27	$3.80	$4.82	>108%

The Committee selected three aggressive development milestones that aimed to prioritize Alexion's resources across the Company. The Committee recognized that each milestone had a low probability of achievement during 2014 and the multiplier would only be applied as a result of exceptional performance, leadership and execution. Further, if any one of the three milestones were achieved, the Committee believed that significant value would be created for our shareholders.
None of the development milestones were achieved in 2014 and no multiplier was applied to the awards for any executive.

At the time, the Compensation Committee chose a one-year performance period and revenue and non-GAAP EPS metrics for 90% of the PSUs because the Committee believed that shareholders emphasized these same operational metrics when evaluating our performance on a year-to-year basis. Successful achievement would also be expected to result in improved stock performance and value to our shareholders. Similarly, the development milestones were "stretch" goals, and if achieved on such an accelerated basis, would deliver significant and meaningful value to shareholders on an accelerated basis.
In evaluating the 2014 program, the Committee also believed that introducing a TSR Award would

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	45

even further align executive's interests with the interests of our shareholders. At the time the Committee determined that 10% was the appropriate allocation for the TSR component because it was a new component for the program and the Committee preferred to evaluate its utility by allocating a meaningful but modest proportion of the value. The Committee selected a 3 year performance period to ensure that stock performance incentives were aligned with a longer-term view, and that fluctuations during any single year would not disproportionately impact results for the benefit or detriment of the program.
Based on 2014 revenue and non-GAAP EPS performance, Dr. Bell earned 33,990 PSUs, and Mr. Hallal, Dr. Mackay and Mr. Sinha each earned 11,690 PSUs (each representing 108% of the 90% of the target award). Dr. Squinto retired from the Company prior to the time the Committee assessed whether performance was achieved and did not receive any earned PSUs. One-third of the earned PSUs vested in February 2015, and one-third vests in each of February 2016 and February 2017, subject to continuous employment or other service.
Stock Options. Stock options are granted with an exercise price equal to the fair market value of Alexion's common stock on the date of grant and, accordingly, will only have value if Alexion's stock price increases. The Compensation Committee considers stock options to be performance-based. See page 28.
Restricted Stock Units (RSUs). A portion of each NEO's LTI value is delivered in RSUs. RSUs are time-vesting awards that the Committee believes are important for retention.
Generally, stock options and RSUs vest over four years, with RSUs vesting in equal annual installments and stock options vesting 25% on the first anniversary of the grant date and every three months thereafter. The individual must be employed by Alexion as an employee, director or adviser for such awards to vest.

The Committee believes that long-term equity-based incentive awards are a critical element of compensation. However, like a short-term cash incentive award (or cash bonus), a long-term equity incentive award is a variable component of each employee's compensation and no individual, including any NEO, is guaranteed to receive an award or a certain value in respect of his awards.
The Committee believes that its practice of awarding LTIs to Alexion executives has contributed to long-term successful performance, which has been demonstrated through substantial value creation for Alexion's shareholders. See "2014 Business Highlights" on page 23 and "Shareholder Return" on page 24.
Termination and Change of Control-Based Compensation
We provide severance payments and other benefits to our executives under written employment agreements if they are terminated without cause or in certain other instances, including in connection with a change of control. Severance provisions related to a change of control assist in retaining high quality executives and keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending. We also provide for accelerated vesting of outstanding equity awards upon a change of control. For details on the severance payments our executives are entitled to, please see "Potential Payments Upon Termination or Change of Control" on page 57.
Personal Benefits
Our executives are eligible for the benefit programs provided to all employees, such as medical, dental, vision, life and disability insurance benefits. We do not provide, and executives are not entitled to, special perquisites such as permanent lodging, cars or defraying the cost of personal entertainment or family travel.
Stock Ownership Guidelines
Both our executives and directors are subject to stock ownership guidelines. Shares owned by the

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	46

individual, unvested restricted stock and unvested restricted stock units count towards the ownership goal. Unearned PSUs do not count towards the ownership goal. Directors and officers are required to meet these guidelines within five years of becoming subject to them. All of our executives and directors currently satisfy the guidelines.

Executive Officers. Our current policy requires Alexion's executives to own shares with a value equal to a specific multiple of such executive's base salary as indicated in the table below.

Officer Level	Market Value as a Multiple of Base Salary
Chief Executive Officer	6x
Executive Vice Presidents and Senior Vice Presidents reporting to the CEO	3x
Other Senior Vice Presidents	1x
Directors. Directors are required to own shares with a value equal to 5 times the annual director cash retainer, which was $80,000 for 2014.
Section 162(m) Policy
Under Section 162(m) of the Internal Revenue Code, publicly held corporations are denied deducting as an expense for federal income tax purposes total compensation in excess of $1 million paid to certain executive officers. However, Section 162(m) provides an exception for certain qualifying "performance-based" compensation. The Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive officers necessary for the company’s success, as described above. As a result, we currently and may in the future award compensation that is not fully deductible under Section 162(m) in order to ensure competitive levels of total compensation for our executive officers and when we otherwise view such compensation as consistent with our compensation policies. We have intended to structure our stock option grants and PSUs in a manner that is intended to qualify them as "performance-based" compensation under Section 162(m). Our annual cash incentives and time-bases restricted stock units do not qualify as performance-based under Section 162(m). The Compensation Committee reserves the right to grant compensation that is not eligible performance-based compensation.

Anti-hedging Policy
Our insider trading policy prohibits all directors and employees, including our executives, from pledging or engaging in hedging or similar transactions in Alexion's stock, such as prepaid variable forwards, equity swaps, collars, puts, calls, and short sales.
Recoupment Policy
We have adopted an executive compensation recoupment policy, or "clawback," that requires our independent directors to consider whether to seek reimbursement of any bonus or incentive awarded to a Section 16 officer if and to the extent: (a) the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded. The Board may adopt additional recoupment provisions in the future or amend existing requirements as required by law or regulation or in accordance with best practices.
Report Of Compensation Committee
The Compensation Committee of the Board reviewed and discussed the Compensation

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	47

Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee

Alvin S. Parven, Chairman
M. Michele Burns
William R. Keller
John T. Mollen

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	48

Summary Compensation Table
The following table sets forth information regarding the compensation awarded to, earned by or paid to each of our NEOs during the fiscal years ended December 31, 2014, 2013, and (where applicable) 2012. The principal positions of Dr. Bell, Mr. Hallal and Dr. Squinto in the table below are the positions they each held on December 31, 2014. In 2015, Dr. Bell retired as Chief Executive Officer, and Mr. Hallal became our Chief Executive Officer. Dr. Squinto retired as Executive Vice President, Chief Global Operations Officer, on December 31, 2014.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	Bonus		Stock Awards($) (4)	Option Awards($) (4)	All Other Compen-sation($) (5)	Total ($)
Leonard Bell, M.D.	12/31/2014	1,280,000	2,028,000	—		8,165,578	9,074,125	23,000	20,570,703
Chairman and Chief Executive Officer	12/31/2013	1,200,000	2,400,000	—		4,270,038	5,501,012	17,654	13,388,704
	12/31/2012	1,100,000	2,800,000	—		2,839,500	6,844,930	15,021	13,599,451
David Hallal	12/31/2014	696,058	792,000	—		3,268,430	2,740,620	17,500	7,514,608
Chief Operating Officer	12/31/2013	610,000	750,000	—		1,452,629	1,825,336	15,500	4,653,465
	12/31/2012	525,000	650,000	—		788,750	1,913,727	13,053	3,890,530
Martin Mackay, Ph.D.	12/31/2014	650,000	690,000	—		2,738,030	2,740,620	23,000	6,841,650
Executive Vice President, Global Head of Research and Development	12/31/2013	397,000	450,000	150,000	(2)	2,621,500	2,636,150	7,212	6,261,862
	12/31/2012	—	—	—		—	—	—	—
Vikas Sinha, M.B.A., C.A.	12/31/2014	640,000	690,000	75,000	(3)	2,914,830	2,740,620	23,000	7,083,450
Executive Vice President and Chief Financial Officer	12/31/2013	615,000	675,000	—		1,368,182	1,520,280	23,000	4,201,462
	12/31/2012	530,000	600,000	—		867,625	2,149,836	12,250	4,159,711
Stephen P. Squinto, Ph.D.	12/31/2014	635,000	445,000	75,000	(3)	3,711,397	5,074,447	23,000	9,963,844
Executive Vice President, Chief Global Operations Officer	12/31/2013	607,000	510,000	—		1,368,182	1,520,280	17,115	4,022,577
	12/31/2012	540,000	600,000	—		1,025,375	2,149,836	15,608	4,330,819

(1)
Amounts represent the annual incentive bonus earned by the named executive officer for services performed in 2014, 2013, and 2012 (where applicable). The annual incentive bonus was paid in February or March of the calendar year following the year to which the bonus relates (e.g., the 2014 annual incentive bonus was paid in March 2015).

(2)	Amount represents one-time transition and relocation bonus.

(3)
Amounts represent a special bonus award paid to each of Dr. Squinto and Mr. Sinha for their contributions to the Company's centralization of manufacturing, supply chain, quality and technical operations in Ireland.

(4)
Amounts represent the grant date fair value of equity awards granted to the named executive officer in each of 2014, 2013, and 2012 (where applicable) calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"). Amounts for Dr. Squinto also include the incremental fair value associated with the accelerated vesting of 50% of his outstanding stock options of $2,333,827, and stock awards of $796,567, in connection with his retirement on December 31, 2014. See our audited consolidated financial statements in our Annual Reports on Form 10-K for the years ended December 31, 2014, 2013 and 2012 for details as to the assumptions used to determine the fair value of the awards. The stock awards reported include the grant date fair

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	49

value of restricted stock units and performance share units, including TSR awards, each of which is more fully discussed in the Compensation Discussion and Analysis.

(5)
Amounts represented in this column include the following: for 2014, Alexion's 401(k) matching contributions of $15,600 each of Drs. Bell, Mackay and Squinto, and Messrs. Hallal and Sinha, and Alexion's matching contributions under our non-qualified deferred compensation (NQDC) plan of $7,400 for each of Drs. Bell, Mackay, and Squinto, and of $1,900 for Mr. Hallal; for 2013, 401(k) matching contributions of $15,300 for Drs. Bell and Squinto and Messrs. Hallal and Sinha, and $7,212 for Dr. Mackay, NQDC plan matching contributions of $2,354 for Dr. Bell, $7,700 for Mr. Sinha and $1,815 for Dr. Squinto, and a $200 partial gym reimbursement for Mr. Hallal; and for 2012, Alexion's 401(k) matching contributions of $12,500, for each of Drs. Bell and Squinto and Messrs. Hallal and Sinha, and service-based gift bonuses of $2,521 for Dr. Bell (for 20 years of service), $3,108 for Dr. Squinto (for 20 years of service) and $533 for Mr. Hallal(for 5 years of service). Service-based gift bonuses are provided on a non-discretionary basis to all Alexion employees for 5, 10, 15, 20, or 25 years of service.

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	50

Grants Of Plan-Based Awards In Fiscal 2014
The following table sets forth information regarding plan-based awards made to each of our NEOs during the fiscal year ended December 31, 2014 .

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:
Name	Grant Date		Target ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Stock Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Leonard Bell, M.D.	2/28/14	(1)	1,536,000	—	—	—	—	—	—	—
	2/28/14	(2)	—	—	—	—	—	162,900	176.80	9,074,125
	2/28/14	(3)	—	—	—	—	10,100	—	176.80	1,785,680
	2/28/14	(4)	—	5,445	10,890	33,990	—	—	176.80	6,009,432
	2/28/14	(5)	—	605	1,210	2,420	—	—	306.17	370,466
David Hallal	2/28/14	(1)	556,846	—	—	—	—	—	—	—
	2/28/14	(2)	—	—	—	—		49,200	176.80	2,740,620
	2/28/14	(3)	—	—	—	—	6,000	—	176.80	1,060,800
	2/28/14	(4)	—	2,070	4,140	11,690	—	—	176.80	2,066,792
	2/28/14	(5)	—	230	460	920	—	—	306.17	140,838
Martin Mackay, Ph.D.	2/28/14	(1)	455,000	—	—	—	—	—	—	—
	2/28/14	(2)	—	—	—	—	—	49,200	176.80	2,740,620
	2/28/14	(3)	—	—	—	—	3,000	—	176.80	530,400
	2/28/14	(4)	—	2,070	4,140	11,690	—	—	176.80	2,066,792
	2/28/14	(5)	—	230	460	920	—	—	306.17	140,838
Vikas Sinha, M.B.A., C.A.	2/28/14	(1)	448,000	—	—	—	—	—	—	—
	2/28/14	(2)		—	—	—		49,200	176.80	2,740,620
	2/28/14	(3)		—	—	—	4,000	—	176.80	707,200
	2/28/14	(4)		2,070	4,140	11,690	—	—	176.80	2,066,792
	2/28/14	(5)		230	460	920	—	—	306.17	140,838
Stephen P. Squinto, Ph.D.	2/28/14	(1)	444,500	—	—	—	—	—	—	—
	2/28/14	(2)		—	—	—	—	49,200	176.80	5,074,447
	2/28/14	(3)		—	—	—	4,000	—	176.80	1,364,526
	2/28/14	(4)		2,070	4,140	11,690	—	—	176.80	2,206,033
	2/28/14	(5)		230	460	920	—	—	306.17	140,838

(1)
The amount represents the annual incentive bonus target for the NEO for 2014 multiplied by such individual's base salary. See "Annual Cash Incentives – Drive Performance" in the Compensation Discussion and Analysis. Actual amounts paid to the NEO in 2014 is included in the "Non-Equity Incentive Plan Compensation" column under the "Summary Compensation Table" above.

(2)	The amount includes the number of option awards granted to the NEO in 2014.

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	51

(3)	The amount includes the number of shares of common stock underlying awards of RSUs granted to the NEO in 2014.

(4)
The amount represents the estimated possible payouts for PSUs, other than TSR Awards, granted to the NEO in 2014. The NEO had the opportunity to earn between 1.25 and 3.25 times the number of awards set forth in the Threshold, Target, and Maximum columns if up to three development milestones were achieved in 2014. None of the milestones were achieved in 2014. The 2014 PSUs reported vested one-third on February 5, 2015, and are scheduled to vest one-third on each anniversary thereafter.

(5)	The amount represents the estimated possible payouts for TSR Awards granted to the NEO in 2014. TSR Awards are fully vested when earned.

(6)
The amount represents the grant date fair value of options, RSUs and PSUs granted in 2014 calculated in accordance with FASB ASC Topic 718. Amounts for Dr. Squinto also include the incremental fair value associated with the accelerated vesting of 50% of his outstanding options of $2,333,827, RSUs of $657,326, and 2013 earned PSUs of $139,246 in connection with his retirement on December 31, 2014. See Note 1 and 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 for details as to the assumptions used to determine the fair value of the awards.

Fiscal Year 2014 Equity Awards
All of the PSUs, stock options and RSUs disclosed in the Grants of Plan-Based Awards table were issued under our Amended and Restated 2004 Incentive Plan, or 2004 Incentive Plan. All options were granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors in accordance with the terms of the 2004 Incentive Plan. Subject to the terms of our 2004 Incentive Plan and the option agreements issued in connection with these grants, all of the options are scheduled to vest 25% on the first anniversary of the grant date, and one-sixteenth every three months thereafter until fully vested over four years, all RSUs are scheduled to vest 25% on each anniversary of the grant date, and all PSUs earned in 2014 by the NEOs, other than Dr. Squinto, vest one-third in February 2015, and are scheduled to vest one-third on each of the next two anniversaries thereafter. Vesting of the awards, in each case, is subject to the NEO’s continued employment or other service with Alexion through the applicable vesting date. Dr. Squinto, who retired from Alexion on December 31, 2014, forfeited his unearned performance share units upon such retirement, and the vesting of 50% of his outstanding stock options and RSUs, including his 2014 grants, was accelerated on December 31, 2014.

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	52

Outstanding Equity Awards At 2014 Fiscal Year-End
The following table sets forth information regarding equity awards held by our NEOs as of December 31, 2014.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (1)
Leonard Bell, M.D.	01/28/10	400,000	—	(2)	22.90	01/28/20	—		—	—		—
	02/02/11	403,124	26,876	(2)	42.66	02/02/21	6,000	(3)	1,110,180	—		—
	02/03/12	189,344	86,066	(2)	78.88	02/03/22	13,500	(3)	2,497,905	—		—
	02/06/13	96,250	123,750	(2)	93.83	02/06/23	16,500	(3)	3,052,995	—		—
	05/06/13	—	—		—	—	—		—	18,693	(4)	3,458,766
	02/28/14	—	162,900	(5)	176.80	02/28/24	10,100	(6)	1,868,803	—		—
	02/28/14	—	—		—	—	—		—	33,990	(7)	6,289,170
	02/28/14	—	—		—	—	—		—	1,210	(8)	223,886

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (1)
David Hallal	01/28/10	84,336	—	(2)	22.90	01/28/20	—		—	—		—
	02/02/11	93,750	6,250	(2)	42.66	02/02/21	1,500	(3)	277,545	—		—
	02/03/12	52,937	24,063	(2)	78.88	02/03/22	3,750	(3)	693,863	—		—
	02/06/13	31,937	41,063	(2)	93.83	02/06/23	5,400	(3)	999,162	—		—
	05/06/13	—	—		—	—	—		—	6,496	(4)	1,201,955
	02/28/14	—	49,200	(5)	176.80	02/28/24	6,000	(6)	1,110,180	—		—
	02/28/14	—	—		—	—	—		—	11,690	(7)	2,163,001
	02/28/14	—	—		—	—	—		—	460	(8)	85,114

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	53

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (1)
Martin Mackay Ph.D	05/13/13	9,375	56,250	(9)	104.86	05/13/23	16,667	(10)	3,083,895	—		—
	02/28/14	—	49,200	(5)	176.80	02/28/24	3,000	(6)	555,090	—		—
	02/28/14	—	—		—	—	—		—	11,690	(7)	2,163,001
	02/28/14	—	—		—	—	—		—	460	(8)	85,114

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (1)
Vikas Sinha, M.B.A., C.A.	01/26/09	1,832	—	(2)	17.98	01/26/19	—		—	—		—
	01/28/10	100,000	—	(2)	22.90	01/28/20	—		—	—		—
	02/02/11	93,750	6,250	(2)	42.66	02/02/21	1,750	(3)	323,803	—		—
	02/03/12	59,468	27,032	(2)	78.88	02/03/22	4,125	(3)	763,249	—		—
	02/06/13	26,600	34,200	(2)	93.83	02/06/23	4,500	(3)	832,635	—		—
	05/06/13	—	—		—	—	—		—	6,496	(4)	1,201,955
	02/28/14	—	49,200	(5)	176.80	02/28/24	4,000	(6)	740,120	—		—
	02/28/14	—	—		—	—	—		—	11,690	(7)	2,163,001
	02/28/14	—	—		—	—	—		—	460	(8)	85,114

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	54

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (1)
Stephen P. Squinto, Ph.D.	02/02/11	9,375	—	(2)	42.66	02/02/21	—	—	—	—
	02/03/12	26,659	—	(2)	78.88	02/03/22	—	—	—	—
	02/06/13	28,500	—	(2)	93.83	02/06/23	—	—	—	—
	02/28/14	24,600	—	(5)	176.80	02/28/24	—	—	—	—
	02/28/14	—	—		—	—	—	—	—	—
	02/28/14	—	—		—	—	—	—	—	—

(1)
The market value of the stock awards is determined by multiplying the number of shares subject to such award times $185.03, which is the closing price of the Company's common stock on December 31, 2014.

(2)	Award of options that vest over a four-year period in 16 quarterly installments.

(3)	RSU awards that vest over a four-year period, with 50% vesting on the second anniversary of the date of grant and 12.5% vesting every six months for two years thereafter.

(4)	Earned PSUs that vested one-third on February 6, 2014, and one-third on each anniversary thereafter.

(5)	Award of options that vest over a four-year period, with 25% vesting on the first anniversary of the date of grant and 6.25% vesting every three months thereafter.

(6)	RSU awards that vest over a four-year period in equal annual installments on each anniversary of the date of grant.

(7)	Earned PSUs that vested one-third on February 5, 2015, and one-third on each anniversary thereafter.

(8)	TSR Awards that are earned will vest in full on the date earned.

(9)	Award of options that vest over a three-year period, with 25% vesting on the first anniversary of the date of grant and 9.375% vesting every three months thereafter.

(10)	RSU awards that vest over a three-year period in equal annual installments on each anniversary of the date of grant.

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	55

Option Exercises And Stock Vested For Fiscal 2014
The following table shows exercises of stock options and restricted stock vesting for the year ended December 31, 2014, for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Leonard Bell, M.D.	1,246,052	184,838,230	49,347	7,609,973
David Hallal	30,000	5,088,456	13,999	2,159,933
Martin Mackay, Ph.D	34,375	2,351,470	8,333	1,345,780
Vikas Sinha, M.B.A., C.A.	130,000	23,095,422	15,624	2,403,125
Stephen P. Squinto, Ph.D.	48,114	5,030,348	28,405	4,710,101

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of the exercise.

(2)
Amounts reflect the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock vested by the market value of the underlying shares on the vesting date. Amounts for Dr. Squinto include the value associated with the accelerated vesting of 50% of of his outstanding RSU awards on December 31, 2014 in connection with Dr. Squinto's retirement.

Pension Benefits
We do not have any qualified or non-qualified defined benefit plans that apply to our named executive officers.
Nonqualified Deferred Compensation
Effective June 2013, we began sponsoring a nonqualified deferred compensation plan (NQDC Plan) which allows certain highly-compensated employees, including our NEOs, to make voluntary deferrals of up to 80% of their base salary and annual cash incentives. The NQDC Plan is designed to work in conjunction with the 401(k) plan and provides for a total combined employer match of up to 6% of an employee's eligible earnings, up to the IRS annual 401(k) contribution limitations. Employee deferrals and employer matching contributions under the NQDC Plan began in the third quarter of 2013.

The following table sets forth information regarding the nonqualified deferred compensation of each NEO during the fiscal year ended December 31, 2014. There were no distributions from the NQDC Plan during our 2014 fiscal year.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Leonard Bell, M.D.	100,000	7,400	23,188	230,533
David Hallal	300,000	1,900	10,898	312,798
Martin Mackay, Ph.D.	76,400	7,400	(24,588)	59,212
Vikas Sinha, M.B.A., C.A.	132,712	7,400	1,502	179,977
Stephen P. Squinto, Ph.D.	75,000	7,400	18,458	175,884

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	56

Potential Payments Upon Termination or Change Of Control
We have entered into certain agreements and maintain certain plans that may require us to make payments and/or provide benefits to our NEOs in the event of a termination of employment or a change of control. See "Employment Agreements" below for a description of the severance and change in control arrangements for Drs. Bell, Mackay and Squinto, and Mssrs. Hallal and Sinha. All of our NEOs would only be eligible to receive severance payments if each officer signed a general release of claims.
The tables below summarize the potential payments to each NEO other than Dr. Squinto assuming that one of the events described in the table occurred. The tables assume that the relevant event occurred on December 31, 2014 and, in calculating the amounts due to the executive in connection with such event, use the closing price of a share of our common stock, $185.03, on such date. However, a change of control did not occur on December 31, 2014, and except for Dr. Squinto who retired on December 31, 2014, the executive's employment was not terminated under such agreement on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those set forth below if either or both of them occur on any other date or at any other price, or if any other assumption used in calculating the benefits set forth below is not correct in fact.
As noted above, Dr. Squinto, co-founder of Alexion, retired on December 31, 2014. In connection with Dr. Squinto’s retirement, effective December 31, 2014, the Company accelerated the vesting of 50% of the then unvested stock options and 50% of the then unvested RSUs held by Dr. Squinto. The incremental cost associated with this acceleration is included in the Summary Compensation Table above. Dr. Squinto is not included in the table below because he is no longer employed by the Company.

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For purposes of the following tables, involuntary termination means a termination without cause, constructive termination, or good reason termination, or non-renewal, as those terms are defined below.

	Cash Severance Payments ($)		Acceleration of time-vesting and performance-based Equity Awards ($) (1)	Benefit Continuation($)		Excise Tax Gross Up($) (2)	Total Termination Benefits ($)
Leonard Bell, M.D.
■ Death	315,616	(3)	44,090,748	56,582	(4)	—	44,462,946
■ Disability	—	(5)	44,090,748	45,580	(6)	—	44,136,328
■ Change in Control	—		44,090,748	—		—	44,090,748
■ Involuntary termination	7,760,000	(7)	44,090,748	55,729	(8)	—	51,906,477
■ Involuntary termination after a change in control	11,640,000	(9)	44,090,748	83,594	(10)	—	55,814,342

	Cash Severance Payments ($)		Acceleration of time-vesting and performance-based Equity Awards($) (1)	Benefit Continuation($)		Excise Tax Gross Up($) (2)	Total Termination Benefits ($)
David Hallal
■ Death	171,631	(3)	14,124,812	54,824	(4)	—	14,351,267
■ Disability	—	(5)	14,124,812	44,163	(6)	—	14,168,975
■ Change in Control	—		14,124,812	—		—	14,124,812
■ Involuntary termination	1,047,044	(11)	14,124,812	31,540	(13)	—	15,203,396
■ Involuntary termination after a change in control	2,094,088	(14)	14,124,812	35,668	(16)	—	16,254,568

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	58

	Cash Severance Payments ($)		Acceleration of time-vesting and performance-based Equity Awards($) (1)	Benefit Continuation($)		Excise Tax Gross Up($) (2)	Total Termination Benefits ($)
Martin Mackay, Ph.D.
■ Death	160,274	(3)	10,801,578	56,582	(4)	—	11,018,434
■ Disability	—	(5)	10,801,578	45,580	(6)	—	10,847,158
■ Change in Control	—		10,801,578	—		—	10,801,578
■ Involuntary termination	1,100,000	(12)	10,801,578	35,419	(13)	—	11,936,997
■ Involuntary termination after a change in control	1,650,000	(15)	10,801,578	42,547	(16)	—	12,494,125

	Cash Severance Payments ($)		Acceleration of time-vesting and performance-based Equity Awards($) (1)	Benefit Continuation($)		Excise Tax Gross Up($) (2)	Total Termination Benefits ($)
Vikas Sinha, M.B.A., C.A.
■ Death	157,808	(3)	13,393,122	56,825	(4)	—	13,607,755
■ Disability	—	(5)	13,393,122	45,580	(6)	—	13,438,702
■ Change in Control	—		13,393,122	—		—	13,393,122
■ Involuntary termination	958,125	(11)	13,393,122	35,044	(13)	—	14,386,291
■ Involuntary termination after a change in control	1,916,250	(14)	13,393,122	41,797	(16)	—	15,351,169

(1)
Represents the value associated with cashing out all stock options, shares of restricted stock, restricted stock units, and earned performance share units that accelerate as a result of the event described in the table, based on a stock price of $185.03, which was the closing price of Alexion's common stock on December 31, 2014, the last day of Alexion's 2014 fiscal year. Awards were valued based on the number of shares associated with each accelerated award multiplied by the difference between $185.03 and the exercise price related to such award (if any).

(2)
Based on the assumptions described above, and assuming that (a) all outstanding awards are cashed out in connection with the applicable event and valued using a price per share equal to $185.03, and (b) equity awards granted within one year of the change in control transaction were presumed to be in contemplation of the transaction, no amounts payable to any of the NEOs will be subject to the so-called golden parachute tax. Accordingly, none of Dr. Bell, Mr. Hallal, or Mr. Sinha would be entitled to an excise tax gross-up. Dr. Mackay is not entitled to an excise tax gross up under his employment agreement. If amounts payable to Dr. Mackay would be subject to the so-called golden parachute tax, the amount payable will be the greater of (i) the payments reduced so that no portion of the payments are subject to the golden parachute tax or (ii) the payments reduced by all applicable taxes, including the golden parachute tax.

(3)
Represents 90 days of base salary as in effect on December 31, 2014. The NEO is also entitled to receive a pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2014 bonus had been earned by the NEO on December 31, 2014, without regard to his employment termination.

(4)	Represents the cost of Alexion's continuation of COBRA premiums for 36 months.

(5)
The NEO is entitled to receive a pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2014 bonus had been earned by the NEO on December 31, 2014, without regard to his employment termination.

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	59

(6)	Represents the cost of Alexion's continuation of COBRA premiums for 29 months.

(7)
Represents two times the sum of (i) the annual base salary in effect on December 31, 2014 and (ii) the greater of (x) the average of the incentive bonuses earned by the NEO in 2012 and 2013 or (y) the target bonus, as set by the Board of Directors or the Compensation Committee, for 2014.

(8)
Represents the value of continued benefits for 24 months, based on the premiums paid by Alexion for health and welfare benefits in 2014 and the 2014 employer contribution to the nonqualified deferred compensation plan.

(9)
Represents three times the sum of (i) the annual base salary in effect on December 31, 2014 and (ii) the greater of (x) the average of the incentive bonuses earned by the NEO in 2012 and 2013 or (y) the target bonus, as set by the Board of Directors or the Compensation Committee, for 2014.

(10)
Represents the value of continued benefits for 36 months, based on the premiums paid by Alexion for health and welfare benefits in 2014 and the 2014 employer contribution to the nonqualified deferred compensation plan.

(11)
Represents 0.75 times the sum of (i) the annual base salary in effect on December 31, 2014 and (ii) the greater of (x) the average of the incentive bonuses earned by the NEO in 2012 and 2013 or (y) the target bonus, as set by the Board of Directors or the Compensation Committee, for 2014.

(12)
Represents the sum of (i) the annual base salary in effect on December 31, 2014 and (ii) 0.75 times his 2013 bonus. The NEO is entitled to receive a pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2014 bonus had been earned by the NEO on December 31, 2014, without regard to his employment termination.

(13)
Represents the value of continued health benefits for 18 months (the maximum period permitted by COBRA) and other benefits for nine months, based on the premiums paid by Alexion for health and welfare benefits in 2014 and the 2014 employer contribution to the nonqualified deferred compensation plan.

(14)
Represents 1.5 times the sum of (i) the annual base salary in effect on December 31, 2014 and (ii) the greater of (x) the average of the incentive bonuses earned by the NEO in 2012 and 2013 or (y) the target bonus, as set by the Board of Directors or the Compensation Committee, for 2014.

(15)	Represents 1.5 times the sum of (i) the annual base salary in effect on December 31, 2014 and (ii) 0.75 times his 2013 bonus.

(16)
Represents the value of continued benefits for 18 months, based on the premiums paid by the company for health and welfare benefits in 2014 and the 2014 employer contribution to the nonqualified deferred compensation plan.

Important definitions under the employment agreements with each of the NEOs.

Cause
(1) indictment for, or conviction of, a felony or other crime involving moral turpitude, or any crime or serious offense involving money or other property which constitutes a felony in the jurisdiction involved; (2) willful and continual neglect or failure to discharge duties (including fiduciary duties), responsibilities and obligations with respect to Alexion provided such neglect or failure remains uncured for 30 days after written notice describing the same is provided to the executive and provided further that isolated and substantial neglect or failure will not constitute “cause” ; (3) violation of any of the non-competition provisions of the employment agreement or the breach of any confidentiality provisions contained in the non-competition and confidentiality agreement; or (4) any act of fraud or embezzlement involving Alexion or any of its affiliates.
Dr. Bell's agreement only: all determinations of cause shall be made by the Board of Directors, and require at least a two-thirds vote of the entire Board of Directors, excluding the participation of Dr. Bell. Dr. Bell retired as CEO in 2015 and his agreement terminated.

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	60

Constructive termination
(1) a material breach of the terms of the employment agreement by Alexion and such breach continues for 30 days after written notice is received; (2) loss of any material duties or authority of the executive, and the loss continues for 30 days after written notice; (3) a relocation of the executive's place of employment to a location beyond a 25-mile radius of such place of employment; (4) Alexion makes a general assignment for benefit of creditors; or any proceeding instituted by Alexion seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, or reorganization; (5) an involuntary petition is filed or an action or proceeding otherwise commenced against Alexion seeking reorganization, arrangement or readjustment of Alexion's debts and remains undismissed or unstayed for a period of 30 days; a receiver, assignee, liquidator, trustee or similar officer for Alexion or for all or any part of its property shall be appointed involuntarily; or (6) a material breach by Alexion of any other material agreement with the executive and such breach continues uncured for 30 days after written notice or 10 days if such breach is for the payment of money.
Dr. Bell's agreement only: constructive termination shall also exist if a breach is uncured for 30 days following a written notice that (1) Dr. Bell is not continuously nominated to the Board of Directors and Chief Executive Officer of Alexion during the term of the employment agreement; (2) the Chief Executive Officer is not the highest ranking officer of Alexion with the power to appoint and remove all other employees of Alexion; or (3) any senior executive officer is retained by Alexion, or an offer is made to pay compensation to any senior executive of Alexion, that in either case is unacceptable to Dr. Bell, in his reasonable judgment. Dr. Bell retired as CEO in 2015 and his agreement terminated.

Good reason
in connection with a change of control (see also "Employment Agreements" below) termination by the executive upon 90 days' written notice, unless cured within 30 days, upon occurrence of any of the following events: (1) any material adverse change in authority, duties, titles or offices (including reporting responsibility), or any significant increase in business travel obligations, from those existing immediately prior to the change in control or other material breach by Alexion; (2) a relocation of the place of employment to a location beyond a 25-mile radius of such place of employment; (3) a material diminution of compensation and benefits; (4) any failure by Alexion to continue in effect any compensation plan in which the executive participated immediately prior to change in control and which is material to the executive's total compensation, unless an equitable arrangement has been made with respect to such plan, or any failure by Alexion to continue the executive's participation in the plan on a basis no less favorable to the executive, both in terms of the amount of benefits provided and the level of the executive's participation relative to other participants, as existed immediately prior to the change in control; (5) any failure by Alexion to continue to provide benefits substantially similar, taken as a whole, to those enjoyed by the executive under any of Alexion's retirement, life insurance, medical, health and accident, or disability plans, programs or arrangements in which the executive was participating immediately prior to such change in control, the taking of any action by Alexion which would directly or indirectly materially reduce any of such benefits or deprive the executive of any perquisite enjoyed by the executive at the time of such change in control, or the failure by Alexion to maintain a vacation policy with respect to the executive that is at least as favorable as the vacation policy (whether formal or informal) in place with respect to the executive immediately prior to change in control; or (6) the failure of Alexion to obtain the assumption in writing of its obligation to perform under the employment agreement by any successor to all or substantially all of the assets of Alexion upon a merger, consolidation, sale or similar transaction.

Non-renewal
Alexion's decision, at the end of the term of a particular executive's employment agreement, not to continue to employ the executive at least on terms substantially similar to those described in the executive's employment agreement.

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Change in control
the occurrence of any of the following events: (1) any third party becomes the beneficial owner, directly or indirectly, of more than 40% of Alexion's securities representing combined voting power of the then outstanding securities entitled to vote generally in the election of directors of Alexion; (2) incumbent directors as of the beginning of any twenty-four month period cease for any reason to constitute at least a majority of the directors (excluding any individual becoming a director subsequent to the beginning of such period, whose election or nomination for election by Alexion's shareholders was approved by a vote of at least two-thirds of the directors then comprising the incumbent directors); or (3) consummation by Alexion of a recapitalization, reorganization, merger, consolidation or other similar transaction with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the voting securities immediately prior to such transaction do not, following consummation of all transactions intended to constitute part of such transaction, beneficially own, directly or indirectly, 50% or more of the voting securities of the surviving entity, in substantially the same proportion as their ownership of such voting securities immediately prior to such transaction; or (4) consummation of a complete liquidation or dissolution of Alexion, or the sale or other disposition of all or substantially all of the assets of Alexion, other than to a corporation, business trust or other entity with respect to which, following consummation of all transactions intended to constitute part of such sale or disposition, more than 50% of the combined voting securities is then owned beneficially, directly or indirectly, by the same shareholders in substantially the same proportion as their ownership of the voting securities immediately prior to such sale or disposition.

Employment Agreements
Each NEO has entered into an employment agreement, and the significant terms of each arrangement is described below.
Term
Each of Dr. Bell, Dr. Squinto, and Mr. Sinha, entered into three-year employment agreements, as amended, dated as of February 14, 2006, with provisions for automatic one year extensions.
Mr. Hallal entered into a three-year employment agreement, as amended, dated June 19, 2006, with a provision for automatic one year extensions.
Dr. Mackay entered into a three-year employment agreement, dated March 26, 2014, with a provision for automatic one year extensions.
Under each of their respective employment agreements, each NEO is to continue to be employed in his current position with Alexion. Dr. Bell's employment agreement provides for Alexion's obligation to use its best efforts to cause him to be elected to the Board of Directors for the term of his employment agreement.
Dr. Bell retired from Alexion on March 31, 2015, and his employment agreement terminated. Dr. Squinto retired from Alexion on December 31, 2014 and his employment agreement terminated.

Severance Payment and Benefits
Termination, No Change in Control. Under the terms of the employment agreements with each of the NEOs, in the event that the executive's employment with Alexion terminates other than in connection with a change in control (1) for reasons other than cause, death, or physical or mental disability, or (2) following a constructive termination, or (3) in the event of a "non-renewal" (with "change in control," "cause," "constructive termination" and "non-renewal" defined in the executives' respective employment agreements, and summarized above under the section entitled "Potential Payments Upon Termination or Change of Control"), Alexion will be obligated to pay such terminated executive, as a cash lump sum, a multiple of the Severance Payment set forth in the table below under the heading "Termination – Severance Payment." Additionally, the executive will be entitled to continue to participate in Alexion's health and welfare benefit plans for the period set forth in the table below under "Termination – Severance Period Benefits Entitlement." The executive may continue to participate, at Alexion's expense, in health plans subject to COBRA for the maximum period permitted under COBRA if greater than the applicable Severance Period. If such benefits cannot be provided or are not available, Alexion will instead pay the executive a lump sum cash amount equal to the present value of the expected cost of providing such benefits.

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Change in Control. Under the terms of the employment agreements with each of the NEOs, in the event that the executive's employment with Alexion is terminated within a certain period after a change in control (i) by Alexion for reasons other than cause, death or physical or mental disability, or (ii) by the executive for good reason (with "good reason" defined in the employment agreements, and summarized in the section entitled "Potential Payments Upon Termination or Change of Control"), or (iii) in the event of non-renewal, Alexion will be obligated to pay such terminated executive a cash lump sum equal to a multiple of the Severance Payment set forth in the table below under the heading "Change in Control – Severance Payment." Additionally, the executive will be entitled to continue to participate in Alexion's health and welfare benefit plans for the period set forth in the table below under the heading "Change in Control – Severance Period Benefits Entitlement." The executive may continue to participate, at Alexion's expense, in health plans subject to COBRA for the maximum period permitted under COBRA if greater than the applicable Severance Period. If such benefits cannot be provided or are not available, Alexion will instead pay the executive a lump sum cash amount equal to the present value of the expected cost of providing such benefits.
The Severance Payment is a payment equal to the sum of (a) the executive's then current base salary and (b) the greater of (i) the average bonus received by such executive for the two years preceding the year in which termination occurs and (ii) the amount equal to the bonus target for the year in which the termination of employment occurs as determined by Alexion's Board of Directors or its Compensation Committee.

	Termination		Change in Control
	Severance Payment	Severance Period Benefits Entitlement	If Termination Occurs Within Below Number of Years of Change in Control	Severance Payment	Severance Period Benefits Entitlement
Dr. Bell	2x	2 years	3 years	3x	3 years
Mr. Hallal	0.75x	0.75 years	1.5 years	1.5x	1.5 years
Dr. Mackay	0.75x	0.75 years	1.5 years	1.5x	1.5 years
Mr. Sinha	0.75x	0.75 years	1.5 years	1.5x	1.5 years
Dr. Squinto	1x	1 year	2 years	2x	2 years

Equity Awards and Other Terms
If an executive's employment terminates for any of the reasons described above, or if a change in control occurs, (1) all of such executive's time-vesting equity awards will vest and become immediately exercisable, and (2) all other equity awards will vest as determined in good faith by the Board of Directors based on the percentage of goals and objectives achieved by such executive and Alexion.
In the event that the executive's employment with Alexion terminates due to death, the executive's estate will be entitled to receive the executive's base salary for 90 days following the termination of employment. In the event that the executive's employment is terminated due to death or disability (as that term is defined in the employment agreements), the executive will be entitled to receive a pro rata annual performance bonus for the year in which the termination occurs.
Each of the employment agreements with named executive officers other than Dr. Mackay also provides that if such executive becomes subject to the excise tax described in Section 4999 of the Internal Revenue Code of 1986, as amended, and if the amount of the payments and benefits due to the executive exceed the safe harbor amount associated with such tax by at least 10%, Alexion

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	63

shall make a special payment to such executive such that the after-tax value of payments received by him will be the same as if he were not subject to such excise tax. Following the retirements of Dr. Bell and Dr. Squinto, the only named executive officers entitled to such payment are Mr. Hallal and Mr. Sinha.
All of Alexion's employment agreements require its employees and executives to acknowledge Alexion's possession of information created, discovered or developed by the employees and executives which are applicable to the business of Alexion and any client, customer or strategic partner of Alexion. Each employee and executive also agrees to assign all rights he or she may have or acquire in proprietary information, to keep such proprietary information confidential and not to compete with Alexion for a limited period of time.

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Director Compensation For Fiscal 2014
The following table sets forth a summary of the compensation earned by our directors and/or paid to certain of our directors pursuant to certain agreements we have with them in 2014, other than Dr. Bell and Mr. Hallal who do not receive separate compensation for their service as a director in 2014.
Mr. Mollen joined the Board in April 2014, Mr. Brennan, Ms. Burns and Mr. Coughlin joined in July 2014, and Mr. Hallal joined in September 2014. Dr. Madri and Mr. Mathis retired from the Board in May 2014. Dr. Link's service as a director ended in October 2014 upon his sudden death. Mr. Keller will retire from the Board in May 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($) (2)(3)	Option Awards ($) (4)	Total ($)
David R. Brennan	36,703	129,001	156,287	321,991
M. Michele Burns	43,338	129,001	156,287	328,626
Christopher J. Coughlin	36,703	129,001	156,287	321,991
William R. Keller	80,000	158,236	153,014	391,250
Max Link, Ph.D.	112,384	158,236	153,014	423,634
Joseph A. Madri, M.D., Ph.D.	27,397	158,236	—	185,633
Larry L. Mathis	36,284	158,236	—	194,520
John T. Mollen	56,264	129,001	153,014	338,279
R. Douglas Norby	121,500	158,236	153,014	432,750
Alvin S. Parven	105,000	158,236	153,014	416,250
Andreas Rummelt, Ph.D.	105,000	158,236	153,014	416,250
Ann M. Veneman, J.D.	87,500	158,236	153,014	398,750

(1)	Represents retainer fees paid for services as a director during the fiscal year ended December 31, 2014.

(2)
See Note 1 and Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 for details as to the assumptions used to determine the fair value of the awards during the year ended December 31, 2014. See also our discussions of share-based compensation under "Management's Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates."

(3)
Represents the grant date fair value of restricted stock units granted in 2014 calculated in accordance with FASB ASC Topic 718. The following non-employee directors held the following number of unvested restricted stock units as of December 31, 2014: Mr. Brennan, 768; Ms. Burns, 768; Mr. Coughlin, 768; Mr. Keller, 895; Mr. Mollen, 768; Mr. Norby, 895; Mr. Parven, 895; Dr. Rummelt, 895; Ms. Veneman, 895.

(4)
Represents the grant date fair value of options granted in 2014 calculated in accordance with FASB ASC Topic 718. The following current non-employee directors held the following number of option awards as of December 31, 2014: Mr. Brennan, 2,706; Ms. Burns, 2,706; Mr. Coughlin, 2,706; Mr. Keller, 2,785; Mr. Link, 32,442; Mr. Mathis, 26,713; Mr. Mollen, 2,785; Mr. Norby, 48,227; Mr. Parven, 37,951; Dr. Rummelt, 9,447; Ms. Veneman, 24,997.

Director Compensation Policy
In 2014, the Board decided to significantly reduce compensation paid to our directors based on feedback and discussions with one of our shareholders, primarily by reducing the equity value delivered to non-employee directors from $400,000 to $250,000. Under Alexion's director compensation structure for 2014, all non-employee members of the Board, with 75% attendance at Board and Committee meetings since the prior annual meeting of shareholders, were entitled to receive the following:

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■	an annual retainer of $80,000 for non-Chairman members, and $185,000 for the Chairman, each paid quarterly;

■
an annual retainer of $30,000 for service as the chair of the Audit and Finance Committee, paid quarterly; $25,000 for service as chair of the Compensation Committee and the Pharmaceutical Compliance and Quality Committee, paid quarterly; and $15,000 for service as the chair of the Nominating and Corporate Governance Committee and the Strategy and Risk Committee, paid quarterly;

■
a restricted stock award having a grant date value of $125,000, determined based on sixty day trailing average market price of the Company's common stock, awarded in February of each year and vesting on the first anniversary of the grant date; and

■
a stock option grant to purchase shares of common stock with a grant date equivalent to $125,000 calculated using the Black-Scholes model, typically granted upon re-election to the Board. Each stock option has an exercise price equal to the closing price of the stock on the date of grant and vests on the first anniversary of the grant date.

It is the Board's policy that Dr. Bell and Mr. Hallal not participate during discussions on matters of compensation for the independent directors and Dr. Bell and Mr. Hallal do not vote on such matters.
In light of changes to the Board leadership structure, the Compensation Committee reviewed director compensation in December 2014. In connection with this process, Radford prepared a competitive analysis and review of the cash and equity compensation for non-employee directors, including an analysis of peer companies and S&P 500 companies. Following this review, the Committee recommended to the Board the following adjustments to director compensation: (a) increase the annual cash retainer for non-Chairman members from $80,000 to $95,000, and $180,000 to $195,000 for the Chairman; (b) increase the Nominating and Corporate

Governance Committee Chair fee from $15,000 to $25,000; and (c) increase the Strategy and Risk Committee Chair fee from $15,000 to $25,000. By approving the changes, all committee chairs receive the same fee of $25,000, other than chair of the Audit and Finance Committee, who receives $30,000. The independent directors approved the recommendations effective January 1, 2015. Dr. Bell and Mr. Hallal did not vote on 2015 compensation for the independent directors. Further, in February 2015, the Committee decided to change the timing of the RSU grant to non-employee directors to align with the stock option grant and re-election to the Board. Instead of awarding $125,000 of RSUs in February of each year, which had been the previous practice, the Committee would award RSUs to each non-employee director upon re-election to the Board, which is the same time that stock options are awarded.
Certain Relationships and Related Party Transactions
The Board of Directors reviews and approves transactions between Alexion on the one hand and a related party, such as our directors, officers, holders of more than five percent of our voting securities and their affiliates, the immediate family members of any of the foregoing persons and any other persons whom the Board determined may be considered a related party, on the other hand. Prior to Board consideration of a transaction with a related party, the material facts as to the related party's relationship or interest in the transaction would be disclosed to the Board, and the transaction is not considered approved by the Board unless a majority of the directors who are not interested in the transaction approve the transaction. In determining whether to approve or ratify a related party transaction, the non interested directors take into account such factors as they deem appropriate, which include whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction. Please see

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"Executive Compensation-Summary Compensation Table," "Executive Compensation-Director Compensation Policy" for information regarding compensation of our executive officers and directors. There have been no other related party transactions during fiscal year 2014.
Audit and Finance Committee Report
The Audit and Finance Committee reviewed and discussed Alexion's audited financial statements for the year ended December 31, 2014 with management and the Board of Directors and discussed with PricewaterhouseCoopers LLP, Alexion's independent registered public accounting firm during the year ended December 31, 2014, the matters required to be discussed by Auditing Standard No. 16. In addition, the Audit and Finance Committee received from the independent registered public accounting firm written disclosures and the letter required by the applicable standards of the Public Company Accounting Oversight Board. The Audit and Finance Committee also discussed with the independent registered public accounting firm the auditors' independence from management and Alexion, including a review of audit and non-audit fees and the matters covered by the written disclosures and letter provided by the independent registered public accounting firm. Based on the above mentioned review and discussion with management and the independent auditors, the

Audit and Finance Committee recommended to the Board of Directors that Alexion's audited financial statements be included in Alexion's annual report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.
This report of the Audit and Finance Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Alexion specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The Audit and Finance Committee

R. Douglas Norby, Chairman
Christopher J. Coughlin
John T. Mollen
Alvin S. Parven

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Independent Registered Public Accounting Firm
The Audit and Finance Committee has appointed PricewaterhouseCoopers LLP to serve as Alexion's independent registered public accounting firm for the year ending December 31, 2014.
Fees
The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for the following services during the years ended December 31, 2014 and 2013:

	Year Ended	Year Ended
Fees	December 31, 2014	December 31, 2013
Audit fees (1)	$2,553,000	$2,462,000
Audit related fees (2)	$283,000	$—
Tax fees (3)	$49,000	$36,000
All other fees (4)	$433,000	$9,000
	$3,318,000	$2,507,000

(1)
Audit fees include fees billed and expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of Alexion's annual financial statements included in its Form 10-K, the review of Alexion's financial statements included in its Forms 10-Q, as well as services related to other SEC filings and statutory audits.

(2)
Audit related fees for the year ended December 31, 2014 include fees billed by PricewaterhouseCoopers LLP for professional services rendered in conjunction with internal control reviews and due diligence. PricewaterhouseCoopers LLP did not perform any audit related services on behalf of Alexion during the year ended December 31, 2013.

(3)
Tax services for the year ended December 31, 2014 primarily include tax compliance services related state tax returns and other tax support. Tax services for the year ended December 31, 2013 primarily include tax compliance services related to our 2012 acquisition of Enobia Pharma Corp. as well as the review of Federal Orphan Drug and R&D Tax Credits.

(4)
Fees for the year ended December 31, 2014 primarily include fees for professional services rendered in connection with relocation and organizational benchmarking projects and for accounting research software provided by PricewaterhouseCoopers LLP. Fees for the year ended December 31, 2013 represent fees associated with accounting research software provided by PricewaterhouseCoopers LLP.

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Pre-Approval Policies and Procedures
It is the Audit and Finance Committee's policy that it must pre-approve all audit and permissible non-audit services to be performed by Alexion's independent auditors, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent auditors present a listing of all services they expect to perform for Alexion in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit and Finance Committee to perform an independent review of each proposed service. The Audit and Finance Committee reviews this list and approves appropriate services which, in the Audit and Finance Committee's judgment, will not impair the auditors' independence. With respect to any additional services proposed to be performed by the independent auditors during the year, management will evaluate the impact on the independent auditor's independence and obtain Audit and Finance Committee approval for such service. The Audit and Finance Committee's Pre-Approval Policy authorizes the Chairman of the Audit and Finance Committee to pre-approve certain recurring services less than $250,000 and certain non-recurring services less than $50,000. The Chairman of the committee must report any such approved services at the next following meeting of the Audit and Finance Committee.
All audit and permitted non-audit services performed by PricewaterhouseCoopers LLP during the years ending December 31, 2014 and 2013 were pre-approved in accordance with the Audit and Finance Committee's pre-approval policies. The Audit and Finance Committee has also considered whether the provision of the non-audit services described above is compatible with maintaining PricewaterhouseCoopers' independence and has determined in their judgment that the provision of such services is compatible with maintaining PricewaterhouseCoopers' independence.

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Proposal No. 2 – Advisory Vote On Executive Compensation
Our shareholders have an annual opportunity to cast an advisory vote to approve the compensation of our named executive officers. As described in greater detail in the Compensation Discussion and Analysis (CD&A) section of this proxy, the primary objective of Alexion's executive compensation policy is to attract and retain its key executives and motivate our executives to achieve short- and long-term objectives and success. The Compensation Committee approves and implements compensation programs based on the following stated philosophies:

■	Ensure compensation programs are structured to attract, retain and motivate the best talent;

■	Pay for performance and reward company and individual achievement;

■	Ensure compensation is competitive with the companies that compete with us for talent;

■	Maintain an appropriate balance between cash and equity incentives; and

■	Be fair and consistent.
The Compensation Committee and the Board of Directors believe that Alexion's 2014 executive compensation is strongly aligned with our philosophy, objectives and company performance. We encourage shareholders to carefully review the CD&A. The CD&A describes Alexion's executive compensation program and the considerations taken into account by the Compensation Committee and the Board of Directors with respect to the compensation paid to the NEOs for 2014.

The Board of Directors is requesting that Alexion shareholders cast a non-binding advisory, vote in favor of the following resolution:
RESOLVED, that the compensation paid to Alexion's named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, the compensation tables and other narrative discussion, is hereby approved.
Because this proposal asks for a non-binding, advisory vote, there is no "required vote" that would constitute approval. We value the opinions expressed by our shareholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL 2, ON AN ADVISORY BASIS.

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Proposal No. 3 – Ratification Of Appointment Of Independent Registered Public Accounting Firm
The Audit and Finance Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015. The Board of Directors has directed that the selection of the independent registered public accounting firm be submitted for ratification by the shareholders at the 2015 Annual Meeting. If a quorum is present, the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm will require approval by a majority of the votes cast in person or by proxy at the 2015 Annual Meeting. Shareholder ratification of the appointment is not required by law or otherwise. The Board of Directors is submitting this matter to shareholders for ratification because it believes it to be a good corporate practice.
PricewaterhouseCoopers LLP, Alexion's independent registered public accounting firm, audited Alexion's consolidated financial statements since the year ended July 31, 2004. If the shareholders fail to ratify the selection, the

Audit and Finance Committee will reconsider whether or not to retain that firm, but may still retain it. Even if the selection is ratified, the Audit and Finance Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be
in Alexion's best interests and that of
Alexion's shareholders. Representatives of PricewaterhouseCoopers LLP are expected to attend the 2015 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.
THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF ALEXION AND OUR SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

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Proposal No. 4 – Approval Of The Alexion Pharmaceuticals, Inc. 2015 Employee Stock Purchase Plan
At the annual meeting, our shareholders will be asked to approve the adoption of the 2015 Employee Stock Purchase Plan (ESPP). Subject to shareholder approval, our Board adopted the ESPP on February 6, 2015. The ESPP will become effective upon receiving shareholder approval at our 2015 annual meeting.
The purpose of the ESPP is to enable eligible employees of Alexion and certain of its subsidiaries to purchase shares of Alexion common stock and thereby acquire an interest in the future of the Company. The ESPP is intended to meet the requirements of Section 423 of the Internal Revenue Code (Section 423).
The maximum aggregate number of shares of our common stock that may be purchased under the ESPP is 1,000,000 shares (ESPP Share Pool), subject to adjustment as provided for in the plan. The ESPP Share Pool represents less than 1% of the total number of shares of our common stock outstanding as of March 13, 2015.
A copy of the ESPP is attached as Appendix B to this proxy statement, and we urge shareholders to read it in its entirety. The following description of certain features of the ESPP is qualified in its entirety by reference to the full text of the plan.
Administration. The ESPP will be administered by the Compensation Committee of our Board or its delegates (Committee), which will have the right to determine any questions which may arise regarding the interpretation and application of the provisions of the ESPP and to make, administer, and interpret such rules and regulations as it deems necessary or advisable.
Shares Subject to the ESPP. A maximum of 1,000,000 shares of our common stock may be purchased under the ESPP. Shares of our common stock to be delivered upon exercise of options under the ESPP may be either shares of authorized but unissued common stock, treasury stock, or common stock acquired in an open-market transaction, all as our Board may determine. If any option granted under the ESPP expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares of common stock subject to such option will again be available for purchase pursuant to the exercise of options under the ESPP. On March 13, 2015, the closing price of our common stock as reflected on The Nasdaq Global Market was $176.89.
Eligibility. Participation in the ESPP will be limited to eligible employees who (a) are employed by Alexion (or a designated subsidiary) as of the first day of any option period, (b) customarily work 20 hours or more per week, and (c) satisfy the requirements set forth in the ESPP. Any employee who owns (or is deemed under statutory attribution rules to own) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary or parent of the Company will not be eligible to participate in the ESPP. As of March 13, 2015, approximately 1,350 employees were eligible to participate in the ESPP.
General Terms of Participation. The ESPP allows eligible employees to purchase shares during certain offering periods, initially each of six months’ duration, which generally will be the six-month periods commencing January 1 and ending June 30 and commencing July 1 and ending December 31 of each year.

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The purchase price of each share of our common stock will be 85% (or such greater percentage as specified by the Committee) of the lesser of: (a) the fair market value of a share of our common stock on date the option is granted, which will be the first day of the offering period, and (b) the fair market value of a share of our common stock on the exercise date, which will the last day of the offering period. In order to participate in the ESPP, an eligible employee must execute and deliver to the Committee a payroll deduction and participation authorization form as prescribed by the Committee. The payroll deduction and participation authorization form must be delivered to the Committee no later than 15 business days prior to the first day of the offering period (or such other period specified by the Committee).
The Committee has the discretion to (a) change the initial and exercise dates of offering periods, (b) decrease the discount rate with respect to the purchase price, (c) lower the maximum number of shares that may be purchased per option period, and (d) change the duration of any offering periods, in each case, without shareholder approval to the extent consistent with Section 423.
Participants in the ESPP will pay for the shares of our common stock through payroll deductions. Participants may elect to authorize payroll deductions between 1% and 15% of the participant’s total base compensation per payroll period, or a whole U.S. dollar amount between $10 and $12,500, or other applicable currency amount. During an offering period the amount of payroll deductions may not be increased or decreased. An authorization of payroll deductions will remain in effect for subsequent offering periods unless a participant terminates the authorization by delivering written notice to the Committee no later than 15 business days prior to an exercise date. Upon cancellation, any amount withheld from a participant’s compensation will be returned to the participant, without interest, as soon as administratively practicable.

Upon termination of employment prior to an exercise date for an offering period, a participant’s option will be cancelled automatically, and the balance of his or her withholding account will be returned, without interest, as soon as administratively practicable.
No more than 350 shares of our common stock may be purchased by a participant on any exercise date, or such lesser number as the Committee may prescribe.
Transferability. A participant’s rights under the ESPP may not be sold, pledged or assigned in any manner.
Change of Control; Other Transactions. In the event of a merger or similar transaction or change of control, the Committee may provide that any outstanding option will be assumed or substituted for, or will be cancelled with a return of any amounts contributed by or withheld from the compensation of a participant, or that the option period will end before the date of the proposed sale or merger.
Recycling of Shares. In the event of the expiration, withdrawal, termination or other cancellation of an option under the ESPP, the number of shares of our common stock that were subject to the option but not delivered will be made available again for issuance under the ESPP.
Amendment; Termination; Sub-plans. Our Board has discretion to amend the ESPP to any extent and in any manner it may deem advisable, provided that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 will require shareholder approval. The Committee may, in its sole discretion, amend the terms of the ESPP or an option in order to reflect the impact of local law outside of the United States as applied to employees of one of our non-U.S. designated subsidiaries and may, where appropriate, establish one or more sub-plans to reflect the amended provisions.
New Plan Benefits. Because benefits under the ESPP depend on employees’ elections to participate in

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the plan and the fair market value of the shares of our stock at various future dates, it is not possible to determine future benefits that will be received by executive officers and other employees under the plan. No employee may purchase shares under the ESPP in an amount that exceeds $25,000 in fair market value in any calendar year and no employee may purchase more than 350 shares in any calendar year.
Federal Income Tax Consequences Relating to the ESPP
The following is a summary of some of the material federal income tax consequences of participation in the ESPP under the law as in effect on the date of this proxy statement. The summary does not address federal employment tax or other federal tax consequences that may be associated with the ESPP, nor does it cover state, local or non-U.S. taxes.
The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423. Assuming that the ESPP is and remains so qualified, no taxable income will be recognized by a participant until the sale or other disposition of the shares of our common stock purchased under the ESPP.
If common stock acquired under the ESPP is disposed of more than two years after the option grant date and more than one year after the purchase date, or if the participant dies while holding the common stock, the participant (or his or her estate) will recognize ordinary income in amount equal to 15% (or such other percentage equal to the applicable purchase price discount) of the value of the common stock on the option grant date, or, if less, the excess of the fair market value of the shares at the time of disposition (or death) over the purchase price. Any additional gain, or any loss, recognized in the disposition will be treated as a long-term capital gain or loss.
If common stock acquired under the ESPP is disposed of within the two years following the applicable option grant date, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date that it was purchased over the purchase price. Any additional gain, or any loss, recognized in the disposition will be treated as a capital gain or loss and, depending on how long the participant had held the common stock, as long-term or short-term.
The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of common stock prior to the expiration of the holding periods described above.
THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 4 TO BE IN THE BEST INTERESTS OF ALEXION AND OUR SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

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Proposal No. 5 – Shareholder Proposal Requesting The Board To Amend Alexion's Governing Documents To Allow Proxy Access
The Comptroller of the City of New York, Municipal Building, One Centre Street, Room 629, New York, NY 10007-2341, as custodian and a trustee of the New York City Employees' Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers' Retirement System, and the New York City Police Pension Fund, and custodian of the New York City Board of Education Retirement System, has notified the Company that he intends to present the following proposal at the Annual Meeting. The Comptroller states that, since November 1, 2013, it owns at least $2,000 of shares of our common stock and that it intends to meet the beneficial ownership requirements under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, until after the date of the 2015 annual meeting. The shareholder proposal is quoted verbatim below, followed by an opposition statement from the Board. The Illinois State Board of Investment also submitted an identical proposal .
Shareholder Proposal
"RESOLVED: Shareholders of Alexion Pharmaceuticals, Inc. (the "Company") ask the board of directors (the "Board") to adopt, and present for shareholder approval, a "proxy access" bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the "Nominator") that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company's proxy card.
The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under

Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company's outstanding common stock continuously for at least three years before submitting the nomination;

b)
give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the "Disclosure"); and

c)
certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator's communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company's proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the "Statement"). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the

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priority to be given to multiple nominations exceeding the one-quarter limit.
Supporting Statement
We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CF A Institute's 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

■	Would "benefit both the markets and corporate boardrooms, with little cost or disruption."

■	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/ pdf/10.2469/ccb.v2014.n9.1)
The proposed bylaw terms enjoy strong investor support – votes for similar shareholder proposals averaged 55% from 2012 through September 2014 – and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.
We urge shareholders to vote FOR this proposal."

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Board of Director’s Statement in Opposition
Alexion's Board of Directors unanimously recommends a vote "AGAINST" the shareholder proposal. While we believe that proxy access is not in the best interests of all of our shareholders at this time, we will evaluate proxy access on a regular basis.
Proponents of proxy access argue that proxy access will make "entrenched" boards more responsive and accountable to shareholders, and make elections more meaningful. We believe that Alexion is already highly responsive to our shareholders, and closely engaged with our shareholders. We have open lines of communication with our shareholders. We have strong relationships with our shareholders, which have strengthened over the years. We meet with many of our shareholders on a regular basis.
Our director elections are meaningful. Our directors are elected every year. Our directors must receive a majority vote. Our shareholders can act by written consent and can call a special meeting.
Our Board is not "entrenched." In 2014, the Board appointed 4 new independent directors. Also in 2014, two of our directors retired. Seven of our 9 independent directors, including 6 of 8 independent director nominees, have tenure of 5 years or less. Eight of our 11 directors, including 7 of our 10 nominees, have tenure of 5 years or less. The average tenure of our Board is 6.6 years.
Alexion's Board is diverse. Our nominees reflect a Board of diverse gender, age, skills, experiences and points of view. For the 2015 annual meeting, 2 of the 10 nominees for election at the annual meeting are female: Ms. Burns, Chair of the Strategy and Risk Committee, and Ms. Veneman, Chair of the Nominating and Corporate Governance Committee. See "Board Diversity" on page 17 of this proxy statement.
Our Board is accountable to our shareholders. We communicate our corporate strategy publicly and effectively through webcasts and other means. We participate in investor conferences where we have opportunity to discuss our business and our priorities. As shareholders consider the Board's responsiveness and accountability concerning Alexion's operations and strategic direction, our Board has demonstrated its commitment to practices that enhance accountability with respect to such operational matters. For example, the Board established a Risk Committee in 2013, now called the Strategy and Risk Committee, to oversee Alexion's strategic planning process and enterprise risk management process at the Board level. The Committee consists of all independent directors and Ms. Burns assumed the role of Committee Chair shortly after her appointment to Alexion's Board in July 2014.
Board effectiveness will suffer. The Board will function less effectively, and be less effective, if a nominee who is not supported by the incumbent Board is elected. In 2014, our Board appointed 4 new independent directors, each of whom were supported by the incumbent Board. To be effective, a new director must establish strong relationships with other directors and with management. A new director must learn how our company and our Board operates, and be educated about our global business and our industry. These are critical activities that we prioritized in 2014 to ensure that our Board continued to function effectively. The election of shareholder-nominated directors could create factions on the Board, leading to dissension and delay, and damage the Board's ability to function effectively. Directors who are advocates for a special interest agenda could be damaging. A divided Board of Directors cannot effectively serve the best interests of all our shareholders. Other highly qualified director candidates will be discouraged from serving on our Board due to the prospect that contested elections become routine. The 3% shareholder or group of shareholders has no obligation to consider the impact of the contested election on Board effectiveness. The shareholder has no obligation, duty or mandate to consider any interests other than its own interests when submitting nominees. The Board believes that if a shareholder wishes to submit a nominee, it should seek approval of the incumbent Board, and

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if not, then the shareholder should bear the expense of conducting its own proxy solicitation.
Our governance documents and practices provide meaningful alternatives to proxy access. The Board believes that our shareholders already have several opportunities and vehicles available to them to ensure that Alexion's Board is responsive and accountable to shareholders, and that director elections are meaningful. Shareholders can confidently rely upon Alexion's strong corporate governance practices, our policies, state and federal laws and regulations, and stock market rules to hold our Board accountable, ensure that director elections are meaningful, and if desired, even to seek and obtain Board representation. For example:

■	Any shareholder, regardless of ownership level, and not just 3% holders, can conduct its own proxy solicitation for its own nominee, and at its own expense.

■	Our entire Board is elected every year. Shareholders have the opportunity approximately every 12 months to cast a vote for, or against, our directors.

■	In uncontested elections, our directors must receive a majority vote.

■	Our governing documents do not contain any supermajority voting requirements, and campaigns against directors succeed if a majority of shareholders vote against the Company-supported nominee.

■	Shareholders who satisfy very low ownership and other requirements can submit shareholder proposals to be considered by all of our shareholders, regardless of content, subject or issue.

■	Our shareholders can call a special meeting, including to elect directors.

■	Our shareholders can act by written consent.
Our ownership is concentrated. A director election that involves a nominee who is not supported by Alexion's Board of Directors is an extraordinary event. Under the shareholder proposal, shareholders holding 3% of our shares for at least 3 years can nominate up to one quarter of Alexion's Board. Our ownership is concentrated. Several of our shareholders individually own 3% or more of our shares. Almost 15 of our shareholders own more than 1%. While we recognize that our shareholders have the final word on the election of directors, we are concerned that a group of small shareholders could seek to further their own narrow interests by using proxy access. Proxy access will empower a small minority of shareholders, and a small number of shareholders, to place directly into nomination candidates who have not been evaluated by our Board for diversity, professional experience, education, qualifications or personal attributes. It is in the best interests of Alexion and all of our shareholders, including the shareholders owning up to 97% of our shares who did not nominate the director candidate, that shareholders seeking Board representation first engage with our Board and seek support for the shareholder's nominee.
Our current process is effective. Alexion's Nominating and Corporate Governance Committee nominates directors for election by our shareholders. Ms. Ann Veneman, a member of the Nominating and Corporate Governance Committee since her appointment to Alexion's Board in 2010, assumed the role of Committee Chair in May 2014. The Committee must exercise its responsibility of nominating directors pursuant to its fiduciary duties to act in good faith and in the interests of all of Alexion's shareholders. Our nominations process is well defined and governed by our existing policies and practices. The Committee has developed criteria for evaluating candidates and has a process for identifying and recommending candidates. It is an important function of the Committee and the Board to investigate and evaluate the professional and personal attributes of potential board members before they are presented to our shareholders. While our shareholders have the final say on director elections, proxy access removes a basic duty of corporate governance from the Board and would

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require the inclusion of any nominee regardless of his or her diversity, relationship to Alexion, professional experience, education, qualifications or personal attributes. The only criteria is that the individual has been nominated by a shareholder who has held at least 3% of our shares for 3 years or longer.
In proposing director candidates, a shareholder has no duty under state or federal law to consider the interests of Alexion or any other shareholder. A shareholder is not constrained by any duty to others, and can act entirely in its own self-interest. A shareholder can legally advance an agenda, an issue or a nominee that is not in the best interests of any other shareholder, or Alexion.
Regardless of the outcome of a contested election, a contested election will be divisive. Alexion would be compelled to devote significant resources in support of Board-nominated candidates. Our management and directors would be required to divert their time from managing and overseeing Company business to supporting Board director nominees. It is in the best interests of all shareholders that such an extraordinary event occur after the shareholder engages with the Board. Proxy access will deny the Board, acting in the best interests of all shareholders, the opportunity to evaluate and discuss the nominee with the shareholder.
Proxy access is untested in the United States. Currently, we have little conviction that proxy access will best serve our company or our shareholders. We believe that our company has delivered sustained high performance and we have delivered long-term exceptional value to our shareholders. We believe that our existing strong corporate governance practices provide our shareholders with substantial opportunity to engage with us on issues that are important to them. We have demonstrated through our actions that this is so. With proxy access, contested elections could become routine and promote the special interests of a small minority of shareholders. We are concerned that proxy access will facilitate the nomination and election of special interest directors who further the agenda of the shareholders who nominated them, rather than the interests of all shareholders. A shareholder could use the threat of a contested election, which could be very expensive and disruptive to the Company but virtually costless for the shareholder proposing the nominee, to extract concessions from Alexion concerning a wide range of subjects that may or may not be important to our other shareholders.
While a contested election would be divisive, and while election of a nominee who is not supported by the incumbent Board will damage Board effectiveness, defeating this shareholder proposal will not eliminate or avoid such events. Shareholders who seek Board representation may still propose nominees. Further, shareholders who seek Board representation can already solicit their own proxies. Proxy solicitation is an expensive undertaking, but shareholders holding 3% of our outstanding shares, which at our fiscal year end share price would constitute approximately $1 billion worth of shares, can bear the expense of soliciting proxies if the shareholder has an interest in Board representation.
We believe it is important for shareholders to discuss their concerns with the Company first, prior to proposing a nominee who is not supported by our Board. We believe that many of our shareholders share this view. However, proxy access does not require any such discussion, and we do not know whether proxy access in the U.S. will be used aggressively by certain shareholders promoting their special interests. Shareholder engagement can result in the appointment of a shareholder-supported candidate with the approval of the incumbent Board. All shareholders benefit by doing so. The nominee's qualifications can be evaluated by the Nominating and Corporate Governance Committee, the company and the shareholder will avoid the expense of undertaking a divisive proxy solicitation, and expectations will be understood and transparent, minimizing disruption to operations and damage to Board effectiveness. When the incumbent Board supports

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the shareholder nominee, even if not supported initially, the shareholder-nominated director will be more effective serving the interests of all shareholders for the long-term, and the Board will function more effectively for the long-term.

We disclaim any responsibility for the content of the shareholder proposal above and statements of support, the text of which, in accordance with rules of the Securities and Exchange Commission, is printed verbatim from its submission, with only a correction of the proposal number reference.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE FOREGOING SHAREHOLDER PROPOSAL REQUESTING THE BOARD TO AMEND ALEXION'S GOVERNING DOCUMENTS TO ALLOW PROXY ACCESS.

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Proposal No. 6 – Shareholder Proposal Requesting The Board To Amend Alexion's Governing Documents To Give Shareholders Owning 10% of Alexion Stock The Power To Call A Special Meeting
Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has notified the Company that he intends to present the following proposal at the Annual Meeting. Mr. Chevedden states that, since October 1, 2013, he has owned no fewer than 40 shares of our common stock and that he intends to meet the beneficial ownership requirements under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, until after the date of the 2015 annual meeting. The shareholder proposal is quoted verbatim below, followed by an opposition statement from the Board.
Shareholder Proposal

"Special Shareowner Meetings

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board's current power to call a special meeting.
Delaware law allows 10% of shareholders to call a special meeting and many companies have adopted the 10% threshold. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting.

This proposal topic won more than 70% support at Edwards Lifesciences and SunEdison in 2013. Vanguard sent letters to 350 of its portfolio companies asking them to consider providing the right for shareholders to call a special meeting. This proposal is designed to enhance shareholder rights – like the 2014 shareholder proposal to restrict the Alexion Pharmaceuticals poison pill that won 91 % shareholder support.
It may be possible to adopt this proposal by simply adding this text to our governing documents:
"Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or the President, and shall be called by the Chairman of the Board or President or Secretary upon the order in writing of a majority of or by resolution of the Board of Directors, or at the request in writing of stockholders owning 10% of the entire capital stock of the Corporation issued and outstanding and entitled to vote."
Our clearly improvable corporate governance (as reported in 2014) is an added incentive to vote for this proposal:
GMI Ratings, an independent investment research firm, reported that Leonard Bell was given $30 million in 2013 Total Realized Pay. Alexion Pharmaceuticals had not disclosed specific, quantifiable performance objectives for our CEO. Shareholders had a potential 11% stock dilution.

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50% of the votes on our audit committee were controlled by these directors with these deficiencies:
Douglas Norby – age 78 and 15-years long-tenure (negative impact on independence).
Alvin Parven – age 73 and 15-years long-tenure.
Christopher Coughlin – potentially overextended with director duties at 4 public companies.
Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:
Special Shareowner Meetings – Proposal 6"

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Board of Director’s Statement in Opposition
Alexion's Board of Directors unanimously recommends a vote "AGAINST" the shareholder proposal.
The Board agrees with the proponent that it is important for Alexion's shareholders to have the ability to call special shareholder meetings. Our Bylaws already provide for this right but not at the 10% ownership threshold proposed by Mr. Chevedden. The Board strongly believes that the 10% threshold proposed by Mr. Chevedden is the wrong threshold for Alexion and our shareholders. The Board will review the existing ownership threshold and will evaluate revising the threshold in 2015.
Mr. Chevedden states that "many" companies have adopted a 10% ownership threshold. While this is true, only approximately 10% of all U.S. public companies have adopted the 10% threshold that Mr. Chevedden is proposing. The vast majority of S&P 500 companies that allow shareholders to call special meetings do not have an ownership threshold as low as 10%. In fact, less than half of U.S. public companies provide shareholders the right to call a special meeting at all. Alexion's Bylaws establish an ownership threshold of 50%. Alexion has voluntarily and as a matter of good corporate governance provided our shareholders the right to call special meetings since our 1996 initial public offering. For the reasons set forth below, reducing the ownership threshold to 10% is unnecessary and not in the best interests of all of our shareholders.
A low threshold of 10% not only enables a small minority of Alexion's ownership to take what is an extraordinary action, but such a low threshold is unnecessary in light of Alexion's existing governance practices, our demonstrated willingness to discuss company business with shareholders, and our responsiveness to shareholders. Ten percent is not only a small minority of Alexion's ownership, but it is also the case that, due to our concentrated share ownership, more than one single shareholder would have the right to call a special meeting if the threshold is reduced to 10%.
The Board believes that a special meeting should only be called if required by law, or if a reasonably large representation of the Company’s shares support holding a special meeting. A special meeting creates significant burdens for the Company and requires substantial management and expense resources. A special meeting can be disruptive to Alexion's operations and will divert the focus of the Board and executives from their responsibility of managing the Company on behalf of all shareholders. Ten percent is not the appropriate threshold, and substantially under-represents the majority of shareholder interests. It is not necessary to provide a small representation of shareholders with the unlimited power to call a special meeting and such a low threshold opens the door to potential abuse and waste of corporate resources. Importantly, our shareholders have many other opportunities available to address company business. Through its actions, Alexion has demonstrated that such opportunities have been effective and can result in corporate action, as explained in more detail below.
The Board believes that a special meeting should be held only for extraordinary company business, such as when fiduciary or strategic considerations require that the matter be addressed on an expeditious basis and cannot wait until the next annual meeting. Alexion is incorporated in Delaware and Delaware's corporate laws already require that significant corporate actions, such as a merger or a sale of substantially all of our assets, be approved by shareholders. Special meetings can also be held to elect new directors, as Mr. Chevedden suggests in his proposal. The Board believes that if certain shareholders support holding a special meeting because voting for directors once per year is not sufficient, then a significantly greater representation of ownership should support such an extraordinary election.
The 10% threshold proposed by Mr. Chevedden is not only too low, but is unnecessary in

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	83

consideration of other available vehicles. Alexion's strong corporate governance and practices provide shareholders with meaningful and substantial opportunity to address company business other than through a special meeting. Pursuant to Delaware corporate law, shareholders are required to vote on certain company business. Under Rule 14a-8 of the Securities Exchange Act, shareholders with even minimal holdings can present proposals at annual meetings, such as this proposal. Alexion's Bylaws and policies also provide for substantial and meaningful opportunity to address matters that are important to them, including the election of directors.

■	Alexion shareholders have the opportunity to cast a vote with respect to all Alexion directors at least once per year -- Alexion's Board is de-classified and directors serve one year terms.

■	Alexion has a majority voting standard for the election of directors – directors must receive a majority of votes entitled to vote in uncontested elections.

■	Alexion's shareholders already have the right to call a special meeting to transact company business.

■	Alexion's shareholders also have the right to act by written consent, without calling a special meeting.

■	Alexion's shareholders may suggest director nominees to the Nominating and Corporate Governance Committee for consideration.
These features ensure that Alexion’s shareholders have the ability to make their views known. In addition, Alexion maintains open lines of communication with shareholders, financial analysts and shareholder advisory services regarding important issues relating to Alexion's business and governance. Shareholders may communicate directly with the Board, and can also use Alexion's annual meeting to communicate their concerns to other shareholders, the Board, and management.

The Board has been responsive to matters supported by our shareholders. The Board adopted majority voting standards in uncontested elections after receiving a shareholder request. The Board modified its director compensation policies following discussions with a large shareholder. At Alexion's 2014 shareholder meeting, shareholders supported a shareholder proposal regarding Alexion's rights plan, or poison pill, and the Board recently accelerated the termination of the plan.
The Board is confident that it functions effectively and is independent. The Board has demonstrated that it actively addresses Board effectiveness and succession planning. Alexion's Board currently consists of 11 directors, 9 of whom meet the NASDAQ definition of "independent director." In the last 12 months, the Board appointed 4 new independent directors, while 2 directors retired from Alexion's Board. Further, 3 of our other independent directors joined the Board in 2010 or later. While Mr. Chevedden cites the long tenure of 2 of our directors, each of whom the Board believes possess important skills, experience and qualities that contribute to our Board's effectiveness, as described in this proxy statement, the fact is that 7 of Alexion's 9 independent directors have been on Alexion's Board for five years or less.
The Board also respectfully disagrees with the other corporate governance deficiency stated by the proponent in support of his proposal, the 2013 compensation of Alexion's CEO. At the 2014 annual meeting, approximately 99% of Alexion's shares present and entitled to vote at the meeting supported Alexion's Say-on-Pay proposal for executive compensation. Further, shareholders have additional opportunity, both under law and under Alexion's organizational documents, and importantly, through direct dialogue with the Company, to discuss such matters with the Company or the Board.
We believe the 10% threshold proposed by Mr. Chevedden is too low, and is unnecessary. The Board will review the existing ownership threshold and will evaluate revising the threshold in 2015.

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	84

We disclaim any responsibility for the content of the shareholder proposal above and statements of support, the text of which, in accordance with rules of the Securities and Exchange Commission, is printed verbatim from his submission, with only a correction of the proposal number reference.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE FOREGOING SHAREHOLDER PROPOSAL REQUESTING THE BOARD OF DIRECTORS TO AMEND ALEXION'S GOVERNING DOCUMENTS TO GIVE HOLDERS OF 10% OF ALEXION STOCK THE POWER TO CALL A SPECIAL MEETING.

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	85

Shareholder Proposals
Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2016 Annual Meeting of Shareholders, the proposal must be received by us, Attention: Corporate Secretary, at our principal executive offices by December 22, 2015.
Shareholder proposals not intended to be included in the Company’s 2016 Proxy Statement for its 2016 Annual Meeting of Shareholders will be timely if delivered no earlier than January 5, 2016 and no later than the close of business on February 4, 2016. Unless such notice is received by us, Attention: Corporate Secretary, at our principal executive offices, on or before the foregoing date, proxies with respect to such meeting will confer discretionary voting authority with respect to any such matter.

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Additional Information
"Householding" of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. Alexion and some brokers "household" proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or Alexion that they or Alexion will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or Alexion if you hold shares directly in your name. You can notify Alexion by sending a written request to Corporate Secretary, Alexion Pharmaceuticals, Inc., 352 Knotter Drive, Cheshire, Connecticut 06410 or by calling (203) 272-2596.

Other Business
Other than the matters described in this proxy statement, the Board of Directors knows of no other business to be acted upon at the 2015 Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.
The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the 2015 Annual Meeting, please sign the proxy and return it in the enclosed envelope. If you need directions to the meeting, please call Alexion's Investor Relations at (203) 272-2596.
A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDING DECEMBER 31, 2014 WILL BE SENT WITHOUT CHARGE TO ANY SHAREHOLDER REQUESTING IT IN WRITING FROM: ALEXION PHARMACEUTICALS, INC., 352 KNOTTER DRIVE, CHESHIRE, CONNECTICUT 06410, ATTN: INVESTOR RELATIONS

2015 Proxy Statement Alexion Pharmaceuticals, Inc.	87

Appendix A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
The following table presents the reconciliation of GAAP to Non-GAAP net income (in thousands) for the years ended December 31, 2014 and 2013:

	Year ended December 31,
	2014	2013
GAAP net income	$656,912	$252,895
Share-based compensation expense	114,461	76,203
Acquisition-related costs	20,295	5,029
Amortization of purchased intangible assets	—	417
Change in contingent liability from intellectual property settlement	—	9,181
Upfront and milestone payments related to license and collaboration agreements	109,925	14,500
Impairment of intangible assets	11,514	33,521
Restructuring expenses	15,365	—
Non-cash taxes	137,449	232,460
Non-GAAP net income	$1,065,921	$624,206

A-1

Appendix B
ALEXION PHARMACEUTICALS, INC.
2015 EMPLOYEE STOCK PURCHASE PLAN
Section 1.Defined Terms
Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.
Section 2.    Purpose of Plan
The Plan is intended to enable Eligible Employees of the Company and its Designated Subsidiaries to use payroll deductions to purchase shares of Stock, and thereby acquire an interest in the future of the Company. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 and to be exempt from the application and requirements of Section 409A of the Code, and is to be construed accordingly.
Section 3.    Options to Purchase Stock
Subject to adjustment pursuant to Section 16 of this Plan, the maximum aggregate number of shares of Stock available for purchase pursuant to the exercise of Options granted under the Plan to Eligible Employees will be 1,000,000 shares. The shares of Stock to be delivered upon exercise of Options under the Plan may be either shares of authorized but unissued Stock, treasury Stock, or Stock acquired in an open-market transaction, all as the Board may determine. If any Option granted under the Plan expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares of Stock subject to such Option will again be available for purchase pursuant to the exercise of Options under the Plan. If, on an Exercise Date, the total number of shares of Stock that would otherwise be subject to Options granted under the Plan exceeds the number of shares then available under the Plan (after deduction of all shares for which Options have been exercised or are then outstanding), the Administrator shall make a pro rata allocation of the shares remaining available for the Option grants in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Administrator shall give written notice to each Participant of such reduction of the number of Options affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.
Section 4.    Eligibility
Subject to Section 13 and Section 18, and any exceptions and limitations set forth in Section 6 or as permitted under Section 423, or as may be provided elsewhere in the Plan or any sub-plan contemplated by Section 18, each Employee who (a) has been continuously employed by the Company or a Designated Subsidiary as of the first day of any Option Period, (b) customarily works twenty (20) hours or more per week, (c) is employed by the Company or a Designated Subsidiary, and (d) satisfies the requirements set forth in the Plan will be an “Eligible Employee.” Notwithstanding the above, an Employee who is a citizen or resident of a foreign jurisdiction (without regard to whether such Employee is also a citizen of the United States or resident alien in the United States) shall not be an Eligible Employee with respect to the Plan if the grant of an Option to such Employee is prohibited under the laws of the Employee’s foreign jurisdiction or compliance with the laws of the foreign jurisdiction would cause the Plan or an Option to violate the requirements of Section 423. In no event, however, may an Employee be granted an Option under the Plan if, immediately after the Option is granted, the Employee would own (or pursuant to Section 424(d) of the Code would be deemed to own) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or Subsidiary as may exist from time to time. The Administrator may, for Option Periods that have not yet commenced, establish additional eligibility requirements not inconsistent with Section 423.
Section 5.    Option Periods
The Plan will generally be implemented by a series of “Option Periods.” Unless otherwise determined by the Administrator, the Option Periods will be the six-month periods commencing January 1 and ending June 30 and commencing July 1 and ending December 31 of each year. Each June 30 and December 31 will be an “Exercise Date.” The Administrator may change the Exercise Date and the commencement date, ending date and duration of the Option Periods to the extent permitted by Section 423.
Section 6.    Option Grant
Subject to the limitations set forth in Section 4 and Section 10 and the Maximum Share Limit, on the first day of an Option Period, each Participant automatically will be granted an Option to purchase shares of Stock on the Exercise Date; provided, however, that no Participant will be granted an Option under the Plan that permits the Participant’s right to purchase shares of Stock under the Plan and under all other employee stock purchase plans of the Company and its Parent and Subsidiaries, if any, to accrue at a rate that exceeds $25,000 in Fair Market Value (or such other maximum as may be prescribed from time to time by the Code) for each calendar year during which any Option granted to such Participant is outstanding at any time, as determined in accordance with Section 423(b)(8) of the Code.
Section 7.    Method of Participation
To participate in an Option Period, an Eligible Employee must execute and deliver to the Administrator a payroll deduction and participation authorization form in accordance with the procedures prescribed by and in a form acceptable to the Administrator and, in so doing, the Eligible Employee will thereby become a Participant as of the first day of such Option Period. Such an Eligible Employee will remain a Participant with respect to subsequent Option Periods until his or her participation in the Plan is terminated as provided herein. Such payroll deduction and participation authorization must be delivered no later than fifteen (15) business days prior to the first day of an Option Period, or such other time as specified by the Administrator.
A Participant’s authorization will remain in effect for subsequent Option Periods unless the Participant files a new authorization within fifteen (15) business days prior to the first day of an Option Period (or such other time as specified by the Administrator) or the Participant’s Option is cancelled pursuant to Section 13 or Section 14. During an Option Period, payroll deduction authorizations may not be increased or decreased, except that a Participant may terminate his or her payroll deduction authorization by canceling his or her Option in accordance with Section 13.
Except as otherwise determined by the Administrator, each payroll deduction authorization will request payroll deductions in an amount either
(a) expressed as a whole percentage, between one percent (1%) and fifteen percent (15%) of the Participant’s total base compensation per payroll period, determined as of the first day of an Option Period, including base pay or base salary; or
(b) a whole U.S. dollar amount between $10 and $12,500, or other applicable currency amount, but not to exceed fifteen percent (15%) of the Participant’s total annual base compensation determined as of the first day of an Option Period.
If the Administrator determines that another limit shall be imposed on maximum payroll deductions hereunder or that eligible compensation shall be defined in a different manner, determinations shall be made in a manner that satisfies the requirements of Treasury Regulation Section 1.423-2(f)(2).
All payroll deductions made pursuant to this Section 7 will be credited to the Participant’s Account. Amounts credited to a Participant’s Account will not be required to be set aside in trust or otherwise segregated from the Company’s general assets.
Section 8.    Method of Payment
A Participant must pay for shares of Stock purchased upon the exercise of an Option with accumulated payroll deductions credited to the Participant’s Account.
Section 9.    Purchase Price
The Purchase Price of shares of Stock issued pursuant to the exercise of an Option on each Exercise Date will be eighty-five percent (85%) (or such greater percentage specified by the Administrator to the extent permitted under Section 423) of one of the following, as selected by the Administrator prior to the commencement of the relevant Option Period:

(a)    the Fair Market Value of a share of Stock on the date on which the Option was granted pursuant to Section 6 (i.e., the first day of the Option Period);
(b)    the Fair Market Value of a share of Stock on the date on which the Option is deemed exercised pursuant to Section 10 (i.e., the Exercise Date); or
(c)    the lesser of (a) and (b).
Section 10.    Exercise of Options
Subject to the limitations set forth in Section 6 and this Section 10, with respect to each Option Period, on the applicable Exercise Date, each Participant will be deemed to have exercised his or her Option and total accumulated payroll deductions in the Participant’s Account will be used to purchase full and fractional shares of Stock at the applicable Purchase Price that can be purchased with such Account balance at the applicable Purchase Price; provided, however, that no more than 350 shares of Stock may be purchased by a Participant on any Exercise Date, or such lesser number as the Administrator may prescribe in accordance with Section 423 (the “Maximum Share Limit”). As soon as practicable thereafter, shares of Stock so purchased will be placed, in book-entry form, into a record keeping account in the name of the Participant. Shares of Stock will be uncertificated; provided, however, that the Administrator shall have the discretion to establish procedures regarding the provision of stock certificates in the event such certificates are requested by a Participant. Prior to the commencement of an Option Period, the Administrator shall determine whether any payroll deductions accumulated in a Participant’s Account that are not sufficient to purchase a full share will be retained in the Participant’s Account for the subsequent Option Period, subject to earlier withdrawal by the Participant as provided in Section 13, or returned to the Participant or his or her legal representative, as applicable, without interest, as soon as administratively practicable after the Exercise Date or earlier withdrawal, as applicable.
Any amount of payroll deductions in a Participant’s Account that are not used for the purchase of shares of Stock, whether because of the Participant’s withdrawal from participation in an Option Period or for any other reason, will be returned to the Participant or his or her legal representative, as applicable, without interest, as soon as administratively practicable after such withdrawal or other event, as applicable.
If the Participant’s accumulated payroll deductions on the Exercise Date would otherwise enable the Participant to purchase shares of Stock in excess of the Maximum Share Limit or the maximum Fair Market Value set forth in Section 6, the excess of the amount of the accumulated payroll deductions over the aggregate Purchase Price of the shares of Stock actually purchased will be returned to the Participant, without interest, as soon as administratively practicable after such Exercise Date.

Notwithstanding any provision of the Plan to the contrary, no Option may be exercised after 27 months from its grant date.
Section 11.    Interest
No interest will be payable on any amount held in the Account of any Participant.
Section 12.    Taxes
Payroll deductions will be made on an after-tax basis. The Administrator will have the right, as a condition to the exercise of an Option, to make such provision as it deems necessary to satisfy its obligations to withhold federal, state, local income or other taxes incurred by reason of the purchase or disposition of shares of Stock under the Plan. In the Administrator’s discretion and subject to applicable law, such tax obligations may be paid in whole or in part by delivery of shares of Stock to the Company, including shares of Stock purchased under the Plan, valued at Fair Market Value, but not in excess of the minimum statutory amounts required to be withheld.
Section 13.    Cancellation and Withdrawal
A Participant who holds an Option under the Plan may cancel all (but not less than all) of his or her Option and terminate his or her payroll deduction authorization by revoking such authorization by written notice delivered to the Administrator, which, to be effective with respect to an upcoming Exercise Date, must be delivered not later than fifteen (15) business days prior to such Exercise Date (or such other time as specified by the Administrator). Upon such termination and cancellation, the balance in the Participant’s Account will be returned to the Participant, without interest, as soon as administratively practicable thereafter.
A Participant who makes a hardship withdrawal from a 401(k) Plan will be deemed to have terminated his or her payroll deduction authorization for subsequent payroll dates relating to the then current Option Period as of the date of such hardship withdrawal and amounts accumulated in the Participant’s Account as of such date will be returned to the Participant, without interest, as soon as administratively practicable thereafter. An Employee who has made a hardship withdrawal from a 401(k) Plan will not be permitted to participate in Option Periods commencing after the date of his or her hardship withdrawal until the first Option Period that begins at least six (6) months after the date of his or her hardship withdrawal.
Section 14.    Termination of Employment; Death of Participant
Upon the termination of a Participant’s employment with the Company (or a Designated Subsidiary, as applicable) for any reason or the death of a Participant during an Option Period prior to an Exercise Date or in the event the Participant ceases to qualify as an Eligible Employee, the Participant will cease to be a Participant, any Option held by him or her under the Plan will be deemed canceled, the balance in the Participant’s Account will be returned to the Participant (or his or her estate or designated beneficiary in the event of the Participant’s death), without interest, as soon as administratively practicable thereafter, and the Participant will have no further rights under the Plan.
Section 15.    Equal Rights; Participant’s Rights Not Transferable
All Participants granted Options under the Plan will have the same rights and privileges consistent with the requirements set forth in Section 423 except for Participants in certain sub-plans of non-U.S. Designated Subsidiaries, as described in Section 18. Any Option granted under the Plan will be exercisable during the Participant’s lifetime only by him or her and may not be sold, pledged, assigned, or transferred in any manner. In the event any Participant violates or attempts to violate the terms of this Section 15, as determined by the Administrator in its sole discretion, any Options held by him or her may be terminated by the Company and, upon the return to the Participant of the balance of his or her Account, without interest, all of the Participant’s rights under the Plan will terminate.
Section 16.    Change in Capitalization; Merger
In the event of any change in the outstanding Stock by reason of a stock dividend, split-up, recapitalization, merger, consolidation, reorganization, or other capital change, the aggregate number and type of shares of Stock available under the Plan, the number and type of shares of Stock granted under any outstanding Options, the maximum number and type of shares of Stock purchasable under any outstanding Options, and the purchase price per share of Stock under any outstanding Option will be appropriately adjusted; provided, that no such adjustment will be made unless the Administrator is satisfied that it will not constitute a modification of the rights granted under the Plan or otherwise disqualify the Plan as an employee stock purchase plan under the provisions of Section 423.
In the event of a sale of all or substantially all of the Stock or a sale of all or substantially all of the assets of the Company, or a merger or similar transaction in which the Company is not the surviving corporation or that results in the acquisition of the Company by another person, the Administrator may, in its discretion, (a) if the Company is merged with or acquired by another corporation, provide that each outstanding Option will be assumed or exchanged for a substitute Option granted by the acquiror or successor corporation or by a parent or subsidiary of the acquiror or successor corporation, (b) cancel each outstanding Option and return the balances in Participants’ Accounts to the Participants, and/or (c) pursuant to Section 18, terminate the Option Period on or before the date of the proposed sale, merger or similar transaction.
Section 17.    Administration of Plan
The Plan will be administered by the Administrator, which will have the right to determine any questions which may arise regarding the interpretation and application of the provisions of the Plan and to make, administer, and interpret such rules and regulations as it deems necessary or advisable. All determinations and decisions by the Administrator regarding the interpretation or application of the Plan will be final and binding on all Participants.
The Administrator may specify the manner in which Employees are to provide notices and payroll deduction authorizations. Notwithstanding any requirement of “written notice” herein, the Administrator may permit Employees to provide notices and payroll deduction authorizations electronically.
Section 18.    Sub-Plans; Amendment and Termination of Plan
The Board reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable, by action of the Board; provided, that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 will have no force or effect unless approved by the shareholders of the Company within 12 months before or after its adoption.
The Plan may be suspended or terminated at any time by the Company, by action of the Board. In connection therewith, the Board may provide, in its sole discretion, either that outstanding Options will be exercisable either at the Exercise Date for the applicable Option Period or on such earlier date as the Board may specify (in which case such earlier date will be treated as the Exercise Date for the applicable Option Period), or that the balance of each Participant’s Account will be returned to the Participant, without interest.
Notwithstanding the foregoing or any provision of the Plan to the contrary, the Administrator may, in its sole discretion, amend the terms of the Plan, or an Option, in order to reflect the impact of local law outside of the United States as applied to one or more Eligible Employees of a Non-U.S. Designated Subsidiary and may, where appropriate, establish one or more sub-plans to reflect such amended provisions; provided, however, in no event shall any sub-plan (a) be considered part of the Plan for purposes of Section 423 of the Code or (b) cause the Plan (other than the sub-plan) to fail to satisfy the requirements of Section 423 of the Code.  In the event of any inconsistency between a sub-plan and the Plan document, the terms of the sub-plan shall govern with respect to any Eligible Employees of a Non-U.S. Designated Subsidiary. For the avoidance of doubt, shares of Stock purchased under a sub-plan shall reduce the maximum aggregate number of shares available for purchase pursuant to Section 3.
Section 19.    Recycling of Shares.
In the event of the expiration, withdrawal, termination or other cancellation of an Option under the Plan, the number of Shares of Stock that were subject to the Option but not delivered shall again be available for issuance under the Plan.
Section 20.    Approvals

Notwithstanding anything herein to the contrary, the obligation of the Company to issue and deliver shares of Stock under the Plan will be subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of said shares of Stock and to any requirements of any national securities exchange applicable thereto.
Section 21.    Participants’ Rights as Shareholders and Employees
A Participant will have no rights or privileges as a shareholder of the Company and will not receive any dividends in respect of any shares of Stock covered by an Option granted hereunder until such Option has been exercised, full payment has been made for such shares of Stock, and the shares of Stock have been issued to the Participant.
Nothing contained in the provisions of the Plan will be construed as giving to any Employee the right to be retained in the employ of the Company or any Designated Subsidiary or as interfering with the right of the Company or any Designated Subsidiary to discharge, promote, demote or otherwise re-assign any Employee from one position to another within the Company any Designated Subsidiary or non-U.S. Designated Subsidiary at any time.
Section 22.    Governing Law
The Plan will be governed by and interpreted consistently with the laws of the State of Delaware, except as may be necessary to comply with applicable requirements of federal law. For purposes of litigating any dispute that arises under the Plan, such litigation shall be conducted only in the courts of New Haven County, Connecticut, or the federal courts for the United States for the District of Connecticut, and no other courts.
Section 23.    Notices.
Any notice or document required to be filed with the Administrator under or with respect to the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid (or in such other form acceptable to the Administrator), to the Administrator at the Administrator’s principal executive offices. The Administrator may, by advance written notice to affected persons, revise any notice procedure applicable to it from time to time. Any notice required under the Plan may be waived by the person entitled to notice.
Section 24.    Effective Date and Term
Subject to the approval by the Company’s shareholders at the Company’s 2015 annual meeting, the Plan will become effective on May 6, 2015 (the “Effective Date”) and no rights will be granted hereunder after the earliest to occur of (a) the Plan’s termination by the Company, (b) the issuance of all shares of Stock available for issuance under the Plan or (c) May 6, 2025.

EXHIBIT A
Definition of Terms
The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:
“401(k) Plan”: A savings plan qualifying under Section 401(k) of the Code that is sponsored by the Company or one of its Subsidiaries for the benefit of its employees.
“Account”: A payroll deduction account maintained in the Participant’s name on the books of the Company or a Designated Subsidiary.
“Administrator”: The Compensation Committee of the Board and its delegates, except that the Compensation Committee may delegate its authority under the Plan to a sub-committee comprised of one or more of its members, to members of the Board, or to officers or employees of the Company to the extent permitted by applicable law. In each case references herein to the Administrator refer, as applicable, to such persons or groups so delegated to the extent of such delegation.
“Board”: The Board of Directors of the Company.
“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.
“Company”: Alexion Pharmaceuticals, Inc.
“Designated Subsidiary”: A Subsidiary of the Company that has been designated by the Board or the Compensation Committee of the Board from time to time as eligible to participate in the Plan. Exhibit B sets forth the Designated Subsidiaries as of the Effective Date.
“Effective Date”: The date set forth in Section 24 of the Plan.
“Eligible Employee”: Any Employee who meets the eligibility requirements set forth in Section 4 of the Plan or any other service provider who is eligible to participate under the specific rules of a sub-plan, as described in Section 18, regardless of whether he or she meets the eligibility requirements under Section 4 of this Plan.
“Employee”: Any person who is employed by the Company or a Designated Subsidiary. For the avoidance of doubt independent consultants and independent contractors are not “Employees” for purposes of the Plan. Notwithstanding any other provision of the Plan, individuals who are not treated as common law employees by the Company or a Designated Subsidiary on their payroll records are excluded from Plan participation even if a court or administrative agency determines that such individuals are common law employees and not independent contractors. No employee of the Company or any Designated Subsidiary shall be eligible to participate in the Plan if the Administrator determines that such participation could be in violation of any local law and that it is permissible to exclude such employees from participation in the Plan under Section 423.
“Exercise Date”: The date set forth in Section 5 of the Plan or otherwise designated by the Administrator with respect to a particular Option Period on which a Participant will be deemed to have exercised the Option granted to him or her for such Option Period.
“Fair Market Value”:
(a)    If the Stock is readily traded on an established U.S. national exchange or trading system (including the Nasdaq Global Market), the closing price of the Stock as reported by the principal exchange on which such Stock is traded; provided, however, that if such day is not a trading day in the U.S. Fair Market Value will mean the reported closing price of the Stock for the immediately preceding day that is a trading day.
(b)    If the Stock is not traded on an established U.S. national exchange or trading system, the average of the bid and ask prices for such Stock where the bid and ask prices are quoted.
(c)    If the Stock cannot be valued pursuant to clauses (a) or (b), the value as determined in good faith by the Board in its sole discretion.
“Maximum Share Limit”: The meaning set forth in Section 10 of the Plan.
“Non-U.S. Designated Subsidiary”: A Subsidiary of the Company incorporated outside of the United States that has been designated by the Board or the Compensation Committee of the Board from time to time as eligible to participate in the Plan. Exhibit C sets forth the Non-U.S. Designated Subsidiaries as of the Effective Date.
“Option”: An option granted pursuant to the Plan entitling the holder to acquire shares of Stock upon payment of the Purchase Price per share of Stock.
“Option Period”: An offering period established in accordance with Section 5 of the Plan.
“Parent”: A “parent corporation” as defined in Section 424(e) of the Code.
“Participant”: An Eligible Employee who elects to enroll in the Plan.
“Plan”: The Alexion Pharmaceuticals, Inc. 2014 Employee Stock Purchase Plan, as from time to time amended and in effect.
“Purchase Price”: The price per share of Stock with respect to an Option Period determined in accordance with Section 9 of the Plan.

“Section 423”: Section 423 of the Code and the regulations thereunder.
“Stock”: Common stock of the Company, par value $0.0001 per share.
“Subsidiary”: A “subsidiary corporation” as defined in Section 424(f) of the Code.

EXHIBIT B
Designated Subsidiaries

EXHIBIT C
Non-U.S. Designated Subsidiaries

Alexion Pharma Canada Corp.
Alexion Services Latin America, Inc.

Form Of Proxy Card
ALEXION PHARMACEUTICALS, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2015.
Leonard Bell, M.D. and Vikas Sinha, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Alexion Pharmaceuticals, Inc. (the "Company") held of record by the undersigned on March 13, 2015, at the Annual Meeting of Shareholders to be held at 5:30 p.m. on Monday, May 6, 2015 at The Study at Yale, 1157 Chapel Street, New Haven, CT 06511 and any adjournment thereof. Any and all proxies heretofore given are hereby revoked.
WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW, IN FAVOR OF PROPOSALS 2, 3 AND 4 AND AGAINST PROPOSALS 5 and 6. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

1	Proposal – Election of Directors-Nominees are:
Leonard Bell, David R. Brennan, M. Michele Burns, Christopher J. Coughlin, David L. Hallal, John T. Mollen, R. Douglas Norby, Alvin S. Parven, Andreas Rummelt and Ann M. Veneman.
☐    FOR ALL
☐   WITHHOLD ALL to vote for the listed nominees.
☐    FOR ALL EXCEPT (do not vote for the nominee(s) whose name(s) appears(s) below):

2	Proposal No. 2 – Approval of a non-binding advisory vote of the compensation paid to Alexion's named executive officers.
                    ☐     FOR            ☐     AGAINST        ☐     ABSTAIN

3	Proposal No. 3 – Ratification of appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm.
                    ☐     FOR            ☐     AGAINST        ☐     ABSTAIN

4	Proposal No. 4 – Approval of Alexion's 2015 Employee Stock Purchase Plan.
                    ☐     FOR            ☐     AGAINST        ☐     ABSTAIN

5	Proposal No.5 – To act vote on a shareholder proposal requesting the Board to amend Alexion's governing documents to allow proxy access.
                    ☐     FOR            ☐     AGAINST        ☐     ABSTAIN

6	Proposal No. 6 – To act on a shareholder proposal requesting the Board to amend Alexion's governing documents to give shareholders owning 10% of Alexion's stock the power to call a special meeting.
                    ☐     FOR            ☐     AGAINST        ☐     ABSTAIN

IMPORTANT: Please sign exactly as name appears below. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title as such. If signor is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated                                                                              , 2015

Signature

Signature if held jointly
The above-signed acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished therewith.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.